Exhibit 10.1
ROYAL GOLD, INC.
as U.S. Borrower

RGLD GOLD AG
as Swiss Borrower
- and -

RG ROYALTIES, LLC
as a Guarantor

ROYAL GOLD INTERNATIONAL HOLDINGS, INC.
as a Guarantor

THE OTHER GUARANTORS FROM TIME TO TIME PARTY HERETO,
as Guarantors
- and -
THE BANK OF NOVA SCOTIA
as Co-Lead Arranger, Joint Bookrunner and Administrative Agent
- and -
HSBC SECURITIES (USA) INC.
as Co-Lead Arranger, Joint Bookrunner and Syndication Agent
- and -

CANADIAN IMPERIAL BANK OF COMMERCE
as Co-Lead Arranger, Joint Bookrunner and Documentation Agent
- and -
THE BANK OF NOVA SCOTIA, HSBC BANK USA, NATIONAL ASSOCIATION, CANADIAN IMPERIAL BANK OF COMMERCE, BANK OF AMERICA, N.A., BANK OF MONTREAL, CHICAGO BRANCH, NATIONAL BANK OF CANADA AND ROYAL BANK OF CANADA
as Lenders

REVOLVING FACILITY CREDIT AGREEMENT
Dated as of June 2, 2017
[Conformed through Amendment No .6 dated as of June 26, 2025 and Incremental Joinder, dated August 5, 2025]

TABLE OF CONTENTS

Page
1.1    Defined Terms    1
1.2    Other Usages    34
1.3    Plural and Singular    35
1.4    Headings    35
1.5    Currency    35
1.6    Applicable Law; Submission to Jurisdiction.    35
1.7    Time of the Essence    35
1.8    Non-Banking Days    36
1.9    Consents and Approvals    36
1.10    Amount of Credit    36
1.11    Schedules and Exhibits    36
1.12    Extension of Credit    36
1.13    Rule of Construction    36
1.14    Accounting Terms – GAAP    36
1.15    Successors and Permitted Assigns of Parties    37
1.16    Delaware LLC Division    37
1.17    Rates.    37
ARTICLE 2 CREDIT FACILITY    38
2.1    Establishment of Credit Facility    38
2.2    Lenders’ Commitments    38
2.3    Reduction of Credit Facility    38
2.4    Termination of Credit Facility    38
2.5    Incremental Loans.    39
ARTICLE 3 GENERAL PROVISIONS RELATING TO CREDITS    41
3.1    Types of Credit Commitments    41
3.2    Funding of Loans    41
3.3    Failure or Declination of Lender to Fund Loan    42
3.4    Timing of Credit Commitments    42
3.5    Inability to Determine Rates.    42
3.6    Benchmark Replacement Setting    43
3.7    Time and Place of Payments    45
3.8    Remittance of Payments    45
3.9    Evidence of Indebtedness    46
3.10    Notice Periods    46
3.11    Extensions of Maturity.    46
3.12    Joint and Several Liability of Borrowers.    48
3.13    Swiss limitations    50
3.14    Appointment of the Borrower Representative as Borrower Agent for Requesting Drawdown, Rollovers and Conversions and Receipts of Loans and Statements and Receipts and Sending Notices.    52

- ii -
ARTICLE 4 DRAWDOWNS    53
4.1    Drawdown Notice    53
ARTICLE 5 ROLLOVERS    54
5.1    SOFR Loans    54
5.2    Rollover Notice    54
ARTICLE 6 CONVERSIONS    54
6.1    Converting Loan to Other Type of Loan    54
6.2    Conversion Notice    54
6.3    Absence of Notice    55
6.4    Conversion by Lenders    55
ARTICLE 7 INTEREST AND FEES    55
7.1    Interest Rates    55
7.2    Calculation and Payment of Interest    55
7.3    General Interest Rules    56
7.4    Minimum Interest.    57
7.5    Selection of Interest Periods    58
7.6    Commitment Fee    58
7.7    Applicable Rate Adjustment    59
ARTICLE 8 RESERVE, CAPITAL, INDEMNITY AND TAX PROVISIONS    59
8.1    Conditions of Credit    59
8.2    Change of Circumstances    59
8.3    Replacement of Lenders    61
8.4    Indemnity Relating to Credits    62
8.5    Indemnity    63
8.6    Taxes    65
ARTICLE 9 REPAYMENTS AND PREPAYMENTS    70
9.1    Repayment under Credit Facility    70
9.2    Voluntary Prepayments under Credit Facility    70
9.3    Prepayment Notice    71
9.4    Currency of Repayment    71
ARTICLE 10 REPRESENTATIONS AND WARRANTIES    71
10.1    Representations and Warranties    71
10.2    Survival of Representations and Warranties    76
ARTICLE 11 COVENANTS    77
11.1    Affirmative Covenants    77
11.2    Negative Covenants    82
11.3    Performance of Covenants by Administrative Agent    86
ARTICLE 12 CONDITIONS PRECEDENT TO OBTAINING CREDIT    87

- iii -
12.1    Conditions Precedent to All Credit    87
12.2    Conditions Precedent to Effectiveness of Agreement    87
12.3    Waiver    89
ARTICLE 13 DEFAULT AND REMEDIES    89
13.1    Events of Default    89
13.2    Remedies Cumulative    91
13.3    Set-Off    91
ARTICLE 14 THE ADMINISTRATIVE AGENT    92
14.1    Appointment and Authorization of Administrative Agent    92
14.2    Interest Holders    92
14.3    Consultation with Counsel    92
14.4    Documents    92
14.5    Administrative Agent as Lender    92
14.6    Responsibility of Administrative Agent    93
14.7    Action by Administrative Agent    93
14.8    Notice of Events of Default    93
14.9    Responsibility Disclaimed    94
14.10    Indemnification    94
14.11    Credit Decision    94
14.12    Successor Administrative Agent    95
14.13    Delegation by Administrative Agent    95
14.14    Waivers and Amendments    95
14.15    Determination by Administrative Agent Conclusive and Binding    96
14.16    Adjustments among Lenders after Acceleration    97
14.17    Redistribution of Payment    97
14.18    Distribution of Notices    98
14.19    Application of Payments    98
14.20    Survival    98
14.21    Cash Management Services and Hedging Agreements    99
14.22    Lender Representations.    99
14.23    Erroneous Payments    101
ARTICLE 15 MISCELLANEOUS    104
15.1    Notices    104
15.2    Severability    105
15.3    Counterparts    105
15.4    Successors and Assigns    105
15.5    Assignment    105
15.6    Entire Agreement.    108
15.7    Register.    108
15.8    Judgment Currency.    108
15.9    USA PATRIOT Act    109
15.10    Appointment of Process Agent    109
15.11    Anti-Money Laundering Laws    110

- iv -
15.12    Anti-Corruption    110
15.13    No Fiduciary Duty    111
15.14    Confidentiality    111
15.15    WAIVER OF JURY TRIAL    112
15.16    Acknowledgment and Consent to Bail-In of EEA Affected Financial Institutions.    113
15.17    Expenses    113
15.18    Acknowledgement Regarding Any Supported QFCs.    114
ARTICLE 16 GUARANTEE    114
16.1    The Guarantee    114
16.2    Bankruptcy.    115
16.3    Continuing Guaranty.    115
16.4    Nature of Liability.    116
16.5    Independent Obligation.    116
16.6    Authorization.    116
16.7    Reliance.    116
16.8    [Reserved].    116
16.9    Waiver.    116
16.10    [Reserved].    118
16.11    Keepwell.    118
SCHEDULE A LENDERS AND INDIVIDUAL COMMITMENTS    119
Schedule 10.1(k) – Subsidiaries and Unrestricted Subsidiaries
Schedule 10.1(q) – Labor Matters
Schedule 11.2(a) – Existing Liens
Schedule 11.2(e) – Existing Indebtedness
Schedule 11.2(g) – Existing Debt Investments

Exhibit A – Form of Compliance Certificate
Exhibit B – Form of Assignment
Exhibit C – Form of Drawdown Notice
Exhibit D – Form of Rollover Notice
Exhibit E – Form of Conversion Notice
Exhibit F – Form of Joinder Agreement
Exhibit G – Form of Note
Exhibit H – Form of Tax Certificates

This REVOLVING FACILITY CREDIT AGREEMENT, dated as of June 2, 2017 (this “Agreement”), is by and among ROYAL GOLD, INC., a corporation organized under the laws of the State of Delaware (the “U.S. Borrower”), RGLD Gold AG, a company incorporated under the laws of Switzerland with its registered address at Baarerstrasse 71, 6300 Zug, Switzerland (the “Swiss Borrower”, together with U.S. Borrower, the “Borrowers” and each individually, a “Borrower”), RG ROYALTIES, LLC, a limited liability company organized under the laws of the State of Delaware (“RG Royalties”), ROYAL GOLD INTERNATIONAL HOLDINGS, INC., a corporation organized under the laws of the State of Delaware (“RG International”), RGLD HOLDINGS, LLC, a limited liability company organized under the laws of the State of Delaware (“RGLD Holdings”), RGLD GOLD (CANADA) ULC, an Alberta unlimited liability corporation (“RGLD Gold (Canada), INTERNATIONAL ROYALTY CORPORATION, a Canadian corporation (“International Royalty”, together with RG Royalties, RG International, RGLD Holdings and RGLD Gold (Canada), each, a “Guarantor”), the other Guarantors from time to time party hereto, THE BANK OF NOVA SCOTIA, in its capacity as administrative agent and the Lenders (as defined below).
WHEREAS, Borrowers have requested that the Lenders make revolving credit loans to Borrowers from time to time and the Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein;
NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:
ARTICLE 1
INTERPRETATION
1.1    Defined Terms
The following defined terms shall for all purposes of this Agreement, or any amendment, substitution, supplement, replacement or addition hereto, have the following respective meanings unless the context otherwise specifies or requires or unless otherwise defined herein:
“$” denotes U.S. dollars.
“Acquired EBITDA” means, with respect to any Acquired Entity or Asset for any period, the amount of consolidated EBITDA of such Acquired Entity or Asset for such period, all as determined on a consolidated basis for such Acquired Entity or Asset in accordance with GAAP.
“Acquired Entity or Asset” means any Person, property, asset, Royalty Transaction, Metal Streaming Transaction or business acquired by any Borrower or any Restricted Subsidiary during any relevant period to the extent not subsequently sold, transferred, abandoned or otherwise disposed by such Borrower or a Subsidiary thereof.

“Acquisition” means:
(a)    an acquisition of the Shares of a Person by any Borrower or any Restricted Subsidiary if such Borrower or such Restricted Subsidiary will acquire more than 35% of the Voting Stock of the entity being acquired;
(b)    an acquisition of all or substantially all of the assets of the vendor (or of a division or unit of the vendor); or
(c)    the entry by any Borrower or any Restricted Subsidiary into a Metal Streaming Transaction or a Royalty Transaction.
“Additional Guarantor” means any direct or indirect Subsidiary of a Borrower that has become a Guarantor pursuant to Section 11.1(s).
“Additional Incremental Lender” means, at any time, any bank or other financial institution that agrees to provide any portion of any Incremental Loan or Commitment Increase in accordance with Section 2.5.
“Adjusted Term SOFR” means, for purposes of any calculation and subject to the provisions of Section 3.6(a), the rate per annum equal to (a) Term SOFR for such calculation plus (b) 0.10%; provided that if Adjusted Term SOFR shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Administrative Agent” means The Bank of Nova Scotia, in its capacity as administrative agent of the Lenders, and any successor thereto pursuant to Section 14.12.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power either (a) to vote 10% of more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding the foregoing, none of the Administrative Agent or any syndication agent, documentation agent, bookrunner, lead arranger or Lender shall be deemed an Affiliate of any Borrower solely by reason of the relationship created by the Credit Documents.
“Agency Fee Letter” means the fee letter dated as of May 11, 2017 entered into between The Bank of Nova Scotia and U.S. Borrower with respect to, inter alia, the payment of an agency fee.

“Alternate Base Rate” means, at any particular time, the variable rate of interest per annum, calculated on the basis of a year of 365 or 366 days, as the case may be, which is equal to the greater of (a) the Base Rate at such time, (b) the aggregate of (i) the Federal Funds Effective Rate at such time and (ii) ½ of 1% and (c) Adjusted Term SOFR for an interest period of 1 month at such time plus 1%; provided that if at any time the Alternate Base Rate shall be less than 0%, it shall be deemed to be 0% for all purposes under this Agreement.
“Alternate Base Rate Term SOFR Determination Day” has the meaning specified in paragraph (b) of the definition of “Term SOFR”.
“Anti-Money Laundering Laws” means (a) the US Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and the regulations and rules promulgated thereunder, as amended from time to time; the US Money Laundering Control Act of 1986 and the regulations and rules promulgated thereunder, as amended from time to time; the US Bank Secrecy Act and the regulations and rules promulgated thereunder, as amended from time to time, (b) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and (c) other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” applicable Requirements of Law, whether within the United States, Canada or elsewhere, including any regulations, guidelines or orders thereunder.
“Applicable Rate” shall be determined from time to time by reference to the Leverage Ratio, shall be effective as of the applicable calculation date of such Leverage Ratio and shall be equal to the following, provided that (i) changes in the Applicable Rate shall be effective as set forth in Section 7.7, (ii) changes in the Applicable Rate shall apply, as at the effective dates of such changes, to SOFR Loans outstanding on such dates, but only for those portions of applicable Interest Periods falling within those times during which the changes in the Applicable Rate are effective, as provided above:

Level	Leverage Ratio	SOFR Loan Applicable Rate	Base Rate Loan Applicable Rate	Commitment Fee
1	≤ 0.50x	1.10% per annum	0.10% per annum	0.22% per annum
2	≤ 1.00x but > 0.50x	1.20% per annum	0.20% per annum	0.24% per annum
3	≤ 2.00x but > 1.00x	1.45% per annum	0.45% per annum	0.29% per annum
4	≤ 3.00x but > 2.00x	1.70% per annum	0.70% per annum	0.34% per annum
5	> 3.00x	2.20% per annum	1.20% per annum	0.44% per annum

If, as a result of any restatement of or other adjustment to the financial statements or for any other reason, Borrowers or the Lenders reasonably determine that (i) the Leverage Ratio as calculated by Borrowers as of any applicable date was inaccurate and (ii) a proper calculation of Leverage Ratio would have resulted in higher pricing for such period, Borrowers shall immediately be obligated to pay to the Administrative Agent for the account of the applicable Lender within three (3) days from demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief under any Debtor Relief Law automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Available Credit” means, at any particular time, the aggregate of the amount, if any, by which the amount of the Credit Facility at such time exceeds the aggregate amount of credit outstanding thereunder at such time.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period as of such date or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.6(d).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Banking Day” means (x) any day, other than Saturday and Sunday, on which banks generally are open for business in Toronto, Ontario and New York, New

York and (y) when used in respect of SOFR Loans, means any such day which is also a U.S. Government Securities Business Day.
“Base Rate” means the variable rate of interest per annum determined by the Administrative Agent from time to time as its base rate for United States dollar loans made by the Administrative Agent at its headquarters at the relevant time, being a variable per annum reference rate of interest adjusted automatically upon change by the Administrative Agent, calculated on the basis of a year of 365 or 366 days, as the case may be.
“Base Rate Loan” means monies lent by the Lenders to Borrowers hereunder in United States dollars and upon which interest accrues at a rate referable to the Alternate Base Rate.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.6(a).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, for any Available Tenor, the first alternative set forth below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(a)    the sum of: (i) Daily Simple SOFR and (ii) 0.10%;
(b)    the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (a) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such

Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or
(b)    (b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 3.6 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 3.6.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.
“Beneficial Ownership Regulation” has the meaning set forth in Section 15.9.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Borrower Representative” means U.S. Borrower, in its capacity as Borrower Representative pursuant to the provisions of Section 3.14, or any successor Borrower Representative selected by Borrowers and approved by the Administrative Agent.
“Borrowers’ Knowledge” means the actual knowledge of the Chief Executive Officer, President, Chief Financial Officer, Treasurer, General Counsel, Vice President or Secretary of U.S. Borrower.
“Branch of Account” means the Toronto main branch of the Administrative Agent located at 40 King Street West, Toronto, Ontario, or such other branch of the Administrative Agent located in Canada as Borrowers and the Administrative Agent may agree upon.
“Canadian Income Tax Act” means the Income Tax Act (Canada), as amended from time to time.
“Canadian Pension Plan” shall mean a “registered pension plan”, as that term is defined in subsection 248(1) of the Canadian Income Tax Act, which is or was sponsored, administered or contributed to, or required to be contributed to by, any Canadian Restricted Subsidiary or under which any Canadian Restricted Subsidiary has any actual or potential liability.
“Canadian Restricted Subsidiary” means any Restricted Subsidiary incorporated or otherwise organized under the laws of Canada or any province or territory thereof.
“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease obligation on the balance sheet of that Person.
“Cash” means, at any particular time, the aggregate of cash and Cash Equivalents of U.S. Borrower and its consolidated Subsidiaries on a consolidated basis at such time.

“Cash Equivalents” means (i) securities issued or directly and fully guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof with maturities of 12 months or less from the date of acquisition, (ii) Canadian dollar denominated or Dollar denominated certificates of deposit, time deposits, eurodollar time deposits and eurodollar certificates of deposit with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank incorporated in the United States or Canada having capital and surplus in excess of $500,000,000 in the case of any commercial bank incorporated in the United States or CDN$500,000,000 in the case of any commercial bank incorporated in Canada or any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof, or from Moody’s is at least P-1 or the equivalent thereof, or from Dominion Bond Rating Service Limited is at least R-1 or the equivalent thereof, (iii) repurchase obligations for underlying securities of the types described in clauses (i) and (ii) entered into with any financial institution having capital and surplus in excess of $500,000,000 or CDN$500,000,000, as applicable, (iv) commercial paper or other debt securities rated R-1 low by Dominion Bond Rating Service or the equivalent thereof by Moody’s or S&P and in each case maturing within one year after the date of acquisition, (v) investment funds investing at least 95% of their assets in securities of the types described in clauses (i) to (iv) above and (vi) readily marketable direct obligations issued by any state of the United States or province of Canada or any political subdivision thereof having one of the two highest rating categories obtainable from any of Moody’s, S&P or Dominion Bond Rating Service with maturities of 24 months or less from the date of acquisition.
“Cash Management Bank” has the meaning set forth in the definition of Obligations.
“Cash Management Services” mean any account (including cash management accounts) or other cash management services.
“Change of Control” means that (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act) of more than 35% of then outstanding Voting Stock of U.S. Borrower, measured by voting power rather than the number of shares or (b) the Swiss Borrower ceases to be a direct or indirect wholly-owned Subsidiary of U.S. Borrower.
“Closing Date” means June 2, 2017.
“Code” means the Internal Revenue Code of 1986.
“Commitment Increase” has the meaning set forth in Section 2.5.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Confidential Information” shall have the meaning ascribed thereto in Section 15.14.
“Conforming Changes” means, with respect to the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Alternate Base Rate,” the definition of “Banking Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).
“Consolidated Total Assets” means the total assets less goodwill of U.S. Borrower and its consolidated Subsidiaries on a consolidated basis determined in accordance with GAAP.
“Conversion Notice” shall have the meaning ascribed thereto in Section 6.2.
“Covered Entity” means any of the following:  (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Credit Documents” means this Agreement, the Fee Letters and all instruments and agreements executed and delivered by the Obligors in favor of the Credit Parties from time to time in connection with this Agreement or any other Credit Document but shall not include Hedging Agreements.
“Credit Facility” has the meaning ascribed thereto in Section 2.1.
“Credit Parties” means the Administrative Agent and the Lenders.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Debt Investment” means any Investment by any Borrower or any Restricted Subsidiary consisting of lending of money or other extensions of credit.
“Debtor Relief Law” means the Bankruptcy Code of the United States and the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding Up Act and Restructuring Act (Canada) each as amended from time to time, and all other liquidation, winding up, conservatorship, bankruptcy, arrangement, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Requirements of Law of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event which is or which, with the passage of time, the giving of notice or both, would be an Event of Default.
“Default Rate” means (a) when used with respect to Obligations under this Agreement other than Loans, an interest rate from time to time equal to (i) the Alternate Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans plus (iii) 2% per annum and (b) when used with respect to a Loan, an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable from time to time to such Loan plus 2% per annum.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Lender that (a) has failed to fund any portion of any extension of credit within two (2) Banking Days of the date such extension of credit was required to be funded by it, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Banking Days of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, (c) has been determined by a court of competent jurisdiction or regulator to be insolvent or is unable to meet its obligations or admits in writing it is unable to pay its debts as they generally become due, (d) is the subject of a bankruptcy or insolvency proceeding, (e) is subject to or is seeking the appointment of an administrator, regulator, conservator, liquidator, receiver, trustee, custodian or other similar official over any portion of its assets or business, (f) has become the subject of a Bail-In Action, or (g) a Lender who fails, within three (3) Banking Days after written request from the Administrative Agent or the Borrower Representative, to confirm in writing that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (g) upon receipt of such written confirmation by the Administrative Agent or the Borrower Representative) or a Lender who provides notice in writing, or makes a public statement to the effect that (i) it does not intend to comply with its funding obligations hereunder or (ii) it does not intend to generally comply with any of its funding obligations under other agreements in which it commits to extend credit (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent to extending credit hereunder (specifically identified in such writing including, if applicable, by reference to a specific Default) cannot be satisfied). For certainty, a Lender shall not become a Defaulting Lender hereunder solely by virtue of the ownership or acquisition of any equity interest by an Official Body in that Lender or any direct or indirect parent company of that Lender so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Official Body) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Derivative Exposure” in relation to any Person (the “relevant party”) and any counterparty of the relevant party at any time means the amount which would be payable by the relevant party to that counterparty, or by that counterparty to the relevant party, as the case may be, pursuant to all Hedging Agreements entered into between them and in effect at that time if the transactions governed thereby were to be terminated as the result of the early termination thereof.  If the Derivative Exposure becomes payable by the relevant party to the counterparty of the relevant party at the relevant time of determination, it is referred to herein as “Out-of-the-Money Derivative Exposure”.
“Designated Account” means, with respect to transactions in U.S. dollars for Borrowers, (i) the account of U.S. Borrower maintained by the Administrative Agent at the Branch of Account and (ii) any other account of the relevant Borrower as may be agreed in writing by the Administrative Agent and such Borrower, in each case, for the purposes of transactions in such currency under this Agreement.
“Distribution” means:
(a)    the declaration, payment or setting aside for payment of any dividend or other distribution on or in respect of any Shares in the capital of U.S. Borrower, other than a dividend declared, paid or set aside for payment by U.S. Borrower which is payable in shares of U.S. Borrower; and

(b)    the redemption, retraction, purchase, retirement or other acquisition, in whole or in part, of any Shares in the capital of U.S. Borrower or any securities, instruments or contractual rights capable of being converted into, exchanged or exercised for Shares in the capital of U.S. Borrower, including, without limitation, options, warrants, conversion or exchange privileges and similar rights.
“Drawdown Notice” shall have the meaning ascribed thereto in Section 4.1.
“EBITDA” means, for any period, Net Income of U.S. Borrower and its consolidated Subsidiaries on a consolidated basis determined in accordance with GAAP for such period plus (a) without duplication and to the extent deducted in determining such Net Income, the sum of (i) Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation, amortization, depletion and non-cash reclamation for such period, and (iv) any extraordinary or non-recurring charges or non-cash charges, including non-cash charges resulting from requirements to mark-to-market derivative obligations (including commodity-linked securities) for such period (provided that any cash payment made with respect to any such non-cash charge shall be subtracted in computing EBITDA for the period in which such cash payment is made), and minus (b) without duplication and to the extent included in determining such Net Income, any extraordinary or non-recurring gains or non-cash gains for such period, for U.S. Borrower and its consolidated Subsidiaries on a consolidated basis determined in accordance with GAAP; provided that there shall be included in determining EBITDA for any period (to the extent not included in Net Income), without duplication, (a) the Acquired EBITDA of any Acquired Entity or Asset (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), based on the actual Acquired EBITDA of such Acquired Entity or Asset for such period (including the portion thereof occurring prior to such acquisition), and (b) an adjustment in respect of each Acquired Entity or Asset equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Asset for such period (including the portion thereof occurring prior to such acquisition) as specified in a Pro Forma Certificate and delivered to the Administrative Agent.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Employee Benefit Plan” means any pension plan or other similar employee benefit plan regulated by or within the meaning of ERISA or any other similar legislation pursuant to which a Borrower or a Restricted Subsidiary establishes a pension for or otherwise makes contributions in respect of its employees.
“Environment” means ambient air, indoor air, surface water, groundwater, land surface (including wetlands) and subsurface strata.
“Environmental Laws” means any and all applicable Requirements of Law regulating or relating to pollution or protection of human health or the Environment, as now or hereafter in effect, including Requirements of Law regulating or relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials, pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the Environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, and the applicable World Bank Guidelines and Criteria and International Finance Corporation Guidelines, each as in effect from time to time.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with U.S. Borrower or any Subsidiary solely within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to an Employee Benefit Plan; (b) a withdrawal by U.S. Borrower, any Subsidiary or any ERISA Affiliate from an Employee Benefit Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by U.S. Borrower, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan, the receipt by U.S. Borrower, any Subsidiary or any ERISA Affiliate of any notice concerning the imposition of withdrawal liability (as defined in Part 1 of Subtitle E of Title IV of ERISA) or notification that a Multiemployer Plan is, or is expected to be, insolvent or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate an Employee Benefit Plan or Multiemployer Plan, (e) with respect to an Employee Benefit Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code; (f) the failure to make by its due date a required contribution under Section 430(j) of the Code with respect to any Employee Benefit Plan or the failure to make any required contribution to a Multiemployer Plan; (g) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to U.S. Borrower or any Subsidiary; or (h) the imposition by the PBGC of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon U.S. Borrower, any Subsidiary or any ERISA Affiliate.
“Erroneous Payment” has the meaning assigned to it in Section 14.23(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 14.23(d).
“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 14.23(d).
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 14.23(d).
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 14.23(d).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” means any one of the events set forth in Section 13.1.
“Excluded Subsidiary” means (a) any Unrestricted Subsidiary, (b) any Subsidiary that is not a wholly owned Subsidiary of a Borrower and (c) any other Subsidiary to the extent that a guarantee of the Obligations by such Subsidiary would be prohibited by applicable Requirements of Law or contract, would result in an Obligor incurring material tax liabilities, or would require governmental (including regulatory) consent, approval, license or authorization to provide such guarantee (unless such consent, approval, license or authorization has been received and, in any event, only for so long as such restriction exists, and with respect to any such contractual restriction, only to the extent existing on the Closing Date or on the date the applicable Person becomes a Subsidiary and not entered into in contemplation thereof).
“Excluded Swap Obligations” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such

Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Obligor under any Credit Document, (a) Taxes imposed on or measured by its net income (however denominated), franchise and branch profits Taxes, in each case as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Taxes (or any political subdivision thereof) or as a result of any other present or former connection between such recipient and the jurisdiction imposing such Taxes (other than any such connection arising solely from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, entered into any other transaction pursuant to or enforced any Credit Documents), (b) in the case of a Lender (other than with respect to any interest in any Loan or commitment acquired pursuant to an assignment request by Borrowers under Section 8.3), any U.S. Federal withholding Tax that is required to be imposed on amounts payable by U.S. Borrower to or for the account of such Lender pursuant to the Requirements of Law in force at the time such Lender becomes a party hereto (or designates a new Lending Office) or, with respect to any additional interest in any commitment, or any Loan not funded pursuant to a commitment by such Lender, acquired after such Lender becomes a party hereto, at the time such additional interest was acquired by such Lender, except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new Lending Office or the acquisition of such interest (or additional interest) by assignment, as applicable, to receive additional amounts from an Obligor with respect to such withholding Tax pursuant to Section 8.6(a)(ii), (c) any Tax that is attributable to such Lender’s failure to comply with Section 8.6(e) and (d) any U.S. Federal withholding Tax imposed pursuant to FATCA.
“Extended Maturity Date” shall have the meaning set forth in Section 3.11.
“Extending Lender” shall have the meaning set forth in Section 3.11.
“Extension Amendment” shall have the meaning set forth in Section 3.11.

“Extension Effective Date” shall have the meaning set forth in Section 3.11.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current and future regulations or other official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the current Code (or any amended or successor version described above) and, for the avoidance of doubt, any intergovernmental agreements in respect thereof (and any legislation, regulations or other official guidance adopted by an Official Body implementing such intergovernmental agreements).
“Federal Funds Effective Rate” means, for any particular day, the variable rate of interest per annum, calculated on the basis of a year of 360 days and for the actual number of days elapsed, equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers as published for such day (or, if such day is not a Banking Day, for the next preceding Banking Day) by the Federal Reserve Bank of New York or, for any Banking Day on which such rate is not so published by the Federal Reserve Bank of New York, the average of the quotations for such day for such transactions received by the Administrative Agent from three (3) Federal Funds brokers of recognized standing selected by the Administrative Agent.
“Fee Letters” means collectively, the Agency Fee Letter, the Second Amendment Fee Letter, the Fourth Amendment Fee Letter, the Fifth Amendment Fee Letter and the Sixth Amendment Fee Letter.
“Fifth Amendment” means that certain Amendment No. 5 to Revolving Facility Credit Agreement, dated as of June 28, 2023, by and among Borrowers, the Guarantors, the Administrative Agent and the Lenders party thereto.
“Fifth Amendment Effective Date” has the meaning set forth in the Fifth Amendment.
“Fifth Amendment Fee Letter” means that certain Fee Letter, dated as of June 28, 2023, by and among U.S. Borrower and the Lead Arrangers.
“Fiscal Quarter” means any of the three-month periods ending on the last day of March, June, September and December in each Fiscal Year.
“Fiscal Year” means the twelve-month period ending on the last day of June in each year.
“Floor” means a rate of interest equal to 0%.

“Fourth Amendment” means that certain Amendment No. 4 to Revolving Facility Credit Agreement, dated as of July 7, 2021, by and among Borrowers, the Guarantors, the Administrative Agent and the Lenders party thereto.
“Fourth Amendment Fee Letter” means that certain Fee Letter, dated as of July 7, 2021, by and among U.S. Borrower and the Lead Arrangers.
“Fund” means any person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in effect in the United States consistently applied, subject, however, to the provisions of Section 1.14 for the purpose of determination of compliance with the financial covenants set out in Sections 11.1(m) and (l).
“Guarantee” means the guarantee set forth in Article XVI.
“Guarantors” means RG Royalties, RG International, RGLD Holdings, RGLD Gold (Canada), International Royalty and each Additional Guarantor.
“Hazardous Materials” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, pollutants, contaminants or other materials or substances defined or regulated in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
“Hedge Bank” has the meaning set forth in the definition of Obligations.
“Hedging Agreement” means any present or future swap, hedging, foreign exchange or cash management agreement or other derivative transaction entered into by any Borrower or any Restricted Subsidiary which constitutes any silver, gold, oil, gas or other commodity hedging transaction, spot or forward foreign exchange transaction, interest rate swap transaction, currency swap transaction, forward rate transaction, rate cap transaction, rate floor transaction, rate collar transaction, and any other exchange or rate protection transaction, any combination of such transactions or any option with respect to any such transaction entered into by any Borrower or any Restricted Subsidiary but excludes Metal Streaming Transactions and Royalty Transactions.
“Immaterial Restricted Subsidiary” means, as of any date of determination, any Restricted Subsidiary that, together with its Subsidiaries on a consolidated basis, owns assets with a book value of less than $25,000,000 on such date; provided that the aggregate book value of assets owned by all Immaterial Restricted Subsidiaries shall not at any time exceed $50,000,000.
“Incremental Joinder” has the meaning set forth in Section 2.5.

“Incremental Loan” has the meaning set forth in Section 2.5.
“Indebtedness” of any Person means, without duplication, (i) indebtedness of such Person for borrowed money or for the deferred purchase price of property and services, other than trade payables incurred in the ordinary course of business and payable in accordance with customary practices, (ii) other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (iii) obligations of such Person under any Capital Lease as would be required in accordance with GAAP (iv) reimbursement obligations of such Person under bankers’ acceptances and contingent obligations of such Person in respect of any letter of credit, bank guarantee or surety bond, (v) to the extent accelerated, the Out-of-the-Money Derivative Exposure of such Person, and (vi) the contingent obligations of such Person under any guarantee or other agreement assuring payment of any obligations of any Person of the type described in the foregoing clauses (i) to (v); provided, however, Indebtedness shall not include any amounts paid or to be paid to a counterparty in respect of any Metal Streaming Transaction or Royalty Transaction.
“Indemnified Taxes” means all Taxes other than Excluded Taxes.
“Individual Commitment” means, with respect to a particular Lender, the amount set forth in Schedule A attached hereto, as reduced or amended from time to time pursuant to Sections 2.3, 2.5, 3.11, 8.3, 14.14 and 15.5 as the individual commitment of such Lender with respect to the Credit Facility, provided that, upon the termination of the Credit Facility pursuant to Section 2.4, the Individual Commitment of each Lender shall thereafter be equal to the Individual Commitment of such Lender immediately prior to the termination of the Credit Facility.
“Interest Coverage Ratio” means, for each four-Fiscal Quarter period, the ratio of EBITDA for such period to the Interest Expense for such period.
“Interest Expense” means, for any period, the interest expense (including imputed interest expense in respect of Capital Leases) of U.S. Borrower and its consolidated Subsidiaries on a consolidated basis determined in accordance with GAAP.
“Interest Period” means, in the case of any SOFR Loan, the applicable period for which interest on such SOFR Loan shall be calculated pursuant to Article 7.
“International Royalty” has the meaning set forth in the preamble.
“Investment” means any advance, loan, extension of credit or capital contribution to, purchase of Shares, bonds, notes, debentures or other securities of, or any other investment made in, any Person but shall exclude Acquisitions, acquisitions of tangible personal property and capital or exploration expenditures. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity, or distributions or dividends paid, thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair value of such property at the time of such Investment, as determined in good faith by U.S. Borrower.
“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit F, executed and delivered by an Additional Guarantor.
“Lead Arrangers” means, collectively, The Bank of Nova Scotia, HSBC Securities (USA) Inc. and Canadian Imperial Bank of Commerce.
“Lenders” means the financial institutions and other Persons who are, or become, a party to this Agreement in their capacity as lenders to Borrowers.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s administrative questionnaire, or such other office or offices as a Lender may from time to time notify U.S. Borrower and the Administrative Agent.
“Leverage Ratio” means for each four Fiscal Quarter period, the ratio of (i) Total Indebtedness less unrestricted Cash as at the last day of such period to (ii) EBITDA for such period.
“Lien” means any deed of trust, mortgage, charge, hypothec, assignment for the purpose of security, pledge, lien or other security interest or encumbrance of whatever kind or nature, regardless of form and whether consensual or arising under applicable Requirements of Law (statutory or otherwise), that secures the payment of any indebtedness or liability or the observance or performance of any obligation.
“Loan Increase Effective Date” has the meaning set forth in Section 2.5.
“Loans” means Base Rate Loans and SOFR Loans.
“Majority Lenders” means, at any particular time prior to the repayment in full of all indebtedness of Borrowers to the Lenders hereunder and the termination of all commitments of the Lenders hereunder, such group of Lenders whose Individual Commitments aggregate more than 50% of the Total Commitment Amount at such time and, at any particular time thereafter, such group of Lenders which have aggregate Exposure in an amount of at least a majority of the aggregate Exposure of all of the Lenders at such time.  Notwithstanding the foregoing, the unfunded Individual Commitment of, and the outstanding extensions of credit held or deemed to be held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

“Material Adverse Effect” means a material adverse effect on (i) the business, financial condition or results of operations, in each case, of Borrowers and Restricted Subsidiaries, taken as a whole, (ii) the rights and remedies (taken as a whole) of the Administrative Agent under the Credit Documents or (iii) the ability of the Obligors to perform their payment obligations under the Credit Documents.
“Material Restricted Subsidiary” means any Restricted Subsidiary other than an Immaterial Restricted Subsidiary.
“Maturity Date” means June 30, 2030.
“Metal Streaming Transaction” means a transaction pursuant to which a Borrower and/or a Restricted Subsidiary acquires a contractual right to purchase Metals produced from or referenced to production from one or more mines on the terms and conditions set forth in definitive purchase and sale documents related to such transaction, as amended, restated, modified, revised, supplemented, extended, continued, replaced or renewed in accordance with their terms.
“Metals” means gold, silver, copper, lead, zinc, molybdenum, nickel, and all other metals, minerals, ores and similar substances.
“Moody’s” means Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which U.S. Borrower, any Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Net Income” means, for any period, the net income (or deficit) of U.S. Borrower and its consolidated Subsidiaries on a consolidated basis determined in accordance with GAAP.
“New Extending Lender” shall have the meaning set forth in Section 3.11.
“Non-Bank Rules” means the Swiss 10 Non-Bank Rule and the Swiss 20 Non-Bank Rule.
“Non-Extending Lender” shall have the meaning set forth in Section 3.11.
“Note” means a promissory note made by Borrowers in favor of the applicable Lender evidencing the Loans provided hereunder, substantially in the form of Exhibit G, as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.
“Notice Date” shall have the meaning set forth in Section 3.11.

“Obligations” shall mean all indebtedness, obligations and liabilities, present or future, absolute or contingent, matured or not, at any time owing by each Borrower or any Restricted Subsidiary (i) to any of the Credit Parties, or remaining unpaid to any of the Credit Parties, under or in connection with any of the Credit Documents, (ii) under or in connection with any Hedging Agreement with a Person who was a Lender at the time of the entry into such Hedging Agreement (or an Affiliate of a Lender at such time, and, for certainty, regardless of whether such counterparty subsequently ceases to be a Lender or an Affiliate of a Lender) (any such Person, a “Hedge Bank”) and (iii) under or in connection with any Cash Management Services provided by a Person who was a Lender at the time of the entry into such account or cash management service (or an Affiliate of a Lender at such time) (any such Person, a “Cash Management Bank”), and Obligations of a particular Obligor shall mean all indebtedness, obligations and liabilities, present or future, absolute or contingent, matured or not, at any time owing by such Obligor (x) to any of the Credit Parties, or remaining unpaid to any of the Credit Parties, under or in connection with any of the Credit Documents to which such Obligor is a party, (y) under or in connection with any Hedging Agreement with a Lender (or an Affiliate of a Lender, and, for certainty, regardless of whether such counterparty subsequently ceases to be a Lender or an Affiliate of a Lender) and (z) under or in connection with any account (including cash management accounts) or other cash management services provided by a Lender (or an Affiliate of a Lender). For certainty, “Obligations” shall (x) include interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, in accordance with and at the rate (including any rate applicable upon any Default or Event of Default to the extent lawful) specified herein, whether or not such interest is an allowable claim in such bankruptcy proceeding and (y) Erroneous Payment Subrogation Rights. “Obligations” shall not include Excluded Swap Obligations.
“Obligors” means Borrowers and the Guarantors.
“Official Body” means a government of any nation, and any provincial, territorial, divisional, state, county, regional, city or other political subdivision thereof, and any entity, court, agency, department, commission, board, bureau, regulatory authority or other instrumentality of any of them exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to law, and any securities exchange or securities regulatory authority.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes or similar Taxes arising from any payment made hereunder or under any other Credit Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Credit Document, except any such Taxes imposed by a jurisdiction described in clause

(a) of the definition of “Excluded Taxes” with respect to an assignment (other than an assignment made pursuant to Section 8.3).
“Out-of-the-Money Derivative Exposure” has the meaning given to it in the definition of “Derivative Exposure”.
“Participant Register” has the meaning set forth in Section 15.5(b).
“Payment Recipient” has the meaning assigned to it in Section 14.23(a).
“PBGC” means the Pension Benefit Guaranty Corporation and any successor entity performing similar functions
“Permitted Acquisition” means an Acquisition by a Borrower or a Restricted Subsidiary in or with respect to the mining or other natural resources industries;
provided that no Event of Default exists at the time of any such Acquisition and no Event of Default would exist immediately upon the implementation of any such Acquisition and, if such Acquisition is a purchase of Shares, the board of directors or equivalent body of the issuer of such Shares has not taken any specific action to object to or hinder such purchase.
“Permitted Debt Investment” means any of the following Debt Investments by any Borrower or any Restricted Subsidiary:
(a)    Receivables owing to a Borrower or any Restricted Subsidiaries, and advances to suppliers and other extensions of trade credit, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
(b)    intercompany Debt Investments in (i) Restricted Subsidiaries and (ii) Unrestricted Subsidiaries (including in connection with a designation of a Restricted Subsidiary as an Unrestricted Subsidiary) in an amount not to exceed $50,000,000;
(c)    non-cash consideration received in connection with sales of property or assets permitted hereunder;
(d)    Debt Investments existing as of the Closing Date as set forth on Schedule 11.2(g);
(e)    provided that no Event of Default has occurred and is continuing at the time such transaction is consummated or would arise immediately upon the consummation thereof, Debt Investments made in connection with or in support of a Royalty Transaction or Metal Streaming Transaction;

(f)    Debt Investments to employees of any Borrower or any Restricted Subsidiary to finance travel, entertainment and relocation expenses and other ordinary business purposes;
(g)    customary deposits in connection with operating leases and good faith deposits made in connection with an acquisition otherwise permitted hereunder;
(h)    Cash Equivalents; and
(i)    other Debt Investments in an aggregate amount not to exceed $25,000,000.
“Permitted Investment” means an Investment (other than a Debt Investment) by any Borrower or any Restricted Subsidiary in or with respect to the mining or other natural resources industries; provided that no Event of Default exists at the time of any such Investment and no Event of Default would exist immediately upon the implementation of any such Investment.
“Permitted Liens” means:
(a)    Liens for taxes, assessments, charges or levies arising under Requirements of Law not at the time due or as to which the period of grace (not to exceed 30 days), if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings and as to which reserves are being maintained in accordance with GAAP;
(b)    the Lien of any judgment rendered to the extent such judgment secured thereby shall not, either individually or in the aggregate, result in an Event of Default under Section 13.1(g) or the Lien of any claim filed which is being contested in good faith by appropriate proceedings and as to which reserves are being maintained in accordance with GAAP so long as forfeiture of any part of such property or assets will not result from the failure to satisfy such judgment or claim during the period of such contest;
(c)    Liens and charges incidental to construction or current operations which have not at such time been filed pursuant to Requirements of Law or which relate to obligations not due or delinquent or the validity of which are being contested in good faith by appropriate proceedings and as to which reserves are being maintained in accordance with GAAP so long as forfeiture of any part of such property or assets will not result from the failure to pay such obligations during the period of such contest;
(d)    restrictions, easements, rights-of-way, servitudes or other similar rights in land granted to or reserved by other Persons which in the aggregate do not materially impair the usefulness, in the operation of the business of Borrowers or any Restricted Subsidiary, of the property subject to such restrictions, easements, rights-of-way, servitudes or other similar rights in land granted to or reserved by other persons;
(e)    the right reserved to or vested in any Official Body by the terms of any lease, licence, franchise, grant or permit acquired by any Borrower or any Restricted Subsidiary or by any Requirement of Law, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;
(f)    the Lien resulting from the deposit of cash or securities (i) in connection with contracts, tenders or expropriation proceedings, or (ii) to secure workers’ compensation, surety or appeal bonds, costs of litigation when required by applicable Requirements of Law and public and statutory obligations, or (iii) in connection with the discharge of Liens or claims incidental to construction and mechanics’, warehouseman’s, carriers’ and other similar Liens;
(g)    security given to a public utility or any Official Body when required by such public utility or Official Body in connection with the operations of any Borrower or any Restricted Subsidiary, all in the ordinary course of business;
(h)    title defects or irregularities which are of a minor nature and in the aggregate will not materially impair the use of the property for the purpose for which it is held;
(i)    applicable municipal and other Official Body restrictions affecting the use of land or the nature of any structures which may be erected thereon, provided such restrictions have been complied with and will not materially impair the use of the property for the purpose for which it is held;
(j)    Liens on minerals or the proceeds of sale of such minerals arising or granted pursuant to a processing arrangement entered into in the ordinary course and upon usual market terms, securing the payment of a Borrower’s or a Restricted Subsidiary’s portion of the fees, costs and expenses attributable to the processing of such minerals under any such processing arrangement, but only insofar as such Liens relate to obligations which are at such time not past due;
(k)    Liens to secure Indebtedness under Capital Leases and Purchase Money Indebtedness provided the aggregate amount of such Indebtedness does not, at any particular time, exceed $15,000,000;
(l)    landlords’ Liens arising in the ordinary course of business;
(m)    Liens on assets acquired by a Borrower or Restricted Subsidiary in connection with a Permitted Acquisition, which Liens existed prior to, and were not created in connection with or in contemplation of, such Permitted Acquisition;
(n)    (i) Liens on Shares of joint ventures securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements;
(o)    Liens securing payment obligations of a Borrower or a Restricted Subsidiary relating to Indebtedness in an aggregate outstanding principal amount equal to, at any given time, an amount not exceeding 3% of the value of Borrowers’ and Restricted Subsidiaries’ total consolidated assets minus goodwill at such time as reported in the most recent audited financial statements delivered pursuant to Section 11.1(a)(i), such amount, for certainty, being exclusive of all other Indebtedness referenced in this definition of “Permitted Liens”;
(p)    Liens existing on the Closing Date and set forth on Schedule 11.2(a);
(q)    any Lien with respect to interests in pre-feasibility, feasibility or development stage properties not currently producing Metals; provided that such Liens do not secure Indebtedness;
(r)    Liens on assets owned by, and on the Shares of, Subsidiaries whose Shares are not pledged as security for the Obligations, in each case securing Indebtedness of such Subsidiaries that is permitted hereunder;
(s)    Liens on unearned insurance premiums securing the financing thereof to the extent permitted under Section 11.2(xii);
(t)    the reservations, limitations, provisos and conditions, if any, expressed in any original grants from the Crown or in comparable grants, if any, in jurisdictions other than Canada; and
(u)    the extension, renewal or refinancing of any Permitted Lien, provided that the amount so secured does not exceed the original amount secured immediately prior to such extension, renewal or refinancing and the Lien is not extended to any additional property and the Lien has no greater priority than such Permitted Lien prior to giving effect to such extension, renewal or refinancing.
“Periodic Term SOFR Determination Day” has the meaning specified in paragraph (a) of the definition of “Term SOFR”.
“Person” means any natural person, corporation, firm, partnership, joint venture, joint stock company, incorporated or unincorporated association, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

“Post-Acquisition Period” shall mean, with respect to any acquisition of any Acquired Entity or Asset, the period beginning on the date such acquisition is consummated and ending on the last day of the sixth full consecutive fiscal quarter immediately following the date on which such acquisition is consummated.
“Process Agent” has the meaning specified in Section 15.10.

“Pro Forma Adjustment” means, for any relevant period of measurement that includes all or any part of a Fiscal Quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Asset or the EBITDA of U.S. Borrower and its consolidated Subsidiaries on a consolidated basis determined in accordance with GAAP, the pro forma increase or decrease in such Acquired EBITDA or such EBITDA, as the case may be, projected by Borrowers in good faith as a result of the acquisition of an Acquired Entity or Asset during the full Post-Acquisition Period; provided that any such pro forma increase or decrease to such Acquired EBITDA or such EBITDA, as the case may be, shall be without duplication for amounts already included in such Acquired EBITDA or such EBITDA, as the case may be, for such relevant period.

“Pro Forma Basis” and “Pro Forma Compliance” means with respect to compliance with any test or covenant hereunder, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made, and (b) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (i) income statement items (whether positive or negative) attributable to the assets, property or Person subject to such Specified Transaction, (A) in the case of a sale, transfer or other disposition of all or substantially all stock in any Subsidiary shall be excluded, and (B) in the case of an acquisition described in the definition of Specified Transaction, shall be included, (ii) any retirement of Indebtedness, and (iii) any Indebtedness incurred or assumed by a Borrower or a Restricted Subsidiary in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided, that, without limiting the application of the Pro Forma Adjustment pursuant to (a) above (but without duplication thereof), the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of EBITDA and give effect to events (including operating expense reductions) that are (w) directly attributable to such transaction, (x) expected to have a continuing impact on Borrowers and the Restricted Subsidiaries, (y) factually supportable, or (z) otherwise consistent with the definition of Pro Forma Adjustment.

“Pro Forma Certificate” means any certificate of a Responsible Officer of Borrower Representative delivered to the Administrative Agent with respect to any calculation of a Pro Forma Adjustment or to demonstrate Pro Forma Compliance.
“Pro Rata Share” means, at any particular time with respect to a particular Lender, the ratio of the Individual Commitment of such Lender at such time to the aggregate of the Individual Commitments of all Lenders at such time.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Purchase Money Indebtedness” means Indebtedness assumed by a Borrower or a Restricted Subsidiary as part of, or issued or incurred by a Borrower or any Restricted Subsidiary to pay or provide funds to pay, all or a part of the purchase price of any equipment hereafter or previously acquired by such Borrower or such Restricted Subsidiary.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Obligor that has total assets exceeding $10,000,000 at the time the guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualifying Bank” means a person or entity including any commercial bank or financial institution (irrespective of its jurisdiction of organization) which effectively conducts banking activities with its own infrastructure and staff as its principal business purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all in accordance with the Swiss Guidelines.
“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating of any Hazardous Material into or through the Environment, or into, from or through any building, facility or structure.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“Replacement Lender” means a new Lender that has agreed to accept an Individual Commitment pursuant to and in accordance with Section 8.3.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.
“Representative” means any employee, director, financial advisor, attorney or Affiliate of any Credit Party.
“Requirement of Law” means each law, statute, code, ordinance, treaty, order, rule, regulation, judgment, ruling, decree, injunction, franchise, permit, certificate, license, authorization, regulation, approval or other direction of any Official Body, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means as to (a) U.S. Borrower, any of the President, the Chief Executive Officer or the Chief Financial Officer or (b) any other Obligor, any duly authorized officer thereof.
“Restricted Subsidiary” means any Subsidiary of a Borrower other than an Unrestricted Subsidiary.
“RG International” means Royal Gold International Holdings, Inc., a Delaware corporation.
“RG Royalties” means RG Royalties, LLC, a limited liability company organized under the laws of the State of Delaware and f/k/a RG Mexico, Inc.
“RGLD Gold (Canada)” has the meaning set forth in the preamble.
“RGLD Holdings” has the meaning set forth in the preamble.
“Rollover Notice” shall have the meaning ascribed thereto in Section 5.2.
“Royalty Transaction” means a transaction pursuant to which any Borrower or any Restricted Subsidiary acquires (by deed, contract or otherwise) the right to any share of mineral production (or interest based thereon) from a mine, mining project or similar property, and all Metals received or receivable with respect thereto, including gross smelter return royalties, net smelter return royalties, overriding royalties, non-participating royalties, production payments, net profit interests and all other mineral royalties or other interests in production of every type and characterization, whether constituting a real property or a personal property interest as set forth in the definitive documents for such transaction, as amended, restated, modified, revised, supplemented, extended, continued, replaced or renewed in accordance with their terms; provided, however, “Royalty Transaction” shall not include a Metal Streaming Transaction.
“S&P” means Standard & Poor’s Ratings Service or any successor by merger or consolidation to its business.
“Sanctioned Country” means a country, region or territory that is itself the subject or target of Sanctions Laws and for which the sanctions program extends beyond listed Sanctioned Persons.
“Sanctioned Person” means any of the following currently or in the future: (i) an entity, vessel, or individual named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC (as defined under Sanctions Laws) currently available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx or on the consolidated list of persons, groups, and entities subject to EU financial sanctions currently available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm; or (ii) anyone more than 50-percent owned by an entity or individual described in (i) above; or (iii) (A) an agency or instrumentality of, or an entity owned or controlled by, the government of a Sanctioned Country, (B) an entity organized under the laws of a Sanctioned Country, or (C) an individual who is ordinarily resident or located in a Sanctioned Country, each to the extent that the agency, instrumentality, entity, or individual is the target of a sanctions program administered by OFAC; or (v) any other Person with whom any Borrower or any of its Subsidiaries is prohibited or restricted from transacting or otherwise dealing under any Sanctions Laws.

“Sanctions Laws” means the laws, regulations and rules promulgated or administered by the US Office of Foreign Assets Control of Department of the Treasury (“OFAC”) to implement US sanctions programs, including any enabling legislation or Executive Order related thereto, as amended from time to time; the US Comprehensive Iran Sanctions, Accountability, and Divestment Act and the regulations and rules promulgated thereunder (“CISADA”), as amended from time to time; the US Iran Threat Reduction and Syria Human Rights Act and the regulations and rules promulgated thereunder (“ITRA”), as amended from time to time; the US Iran Freedom and Counter-Proliferation Act and the regulations and rules promulgated thereunder (“IFCA”); the sanctions and other restrictive measures applied by the European Union in pursuit of the Common Foreign and Security Policy objectives set out in the Treaty on European Union; and any similar sanctions laws as may be enacted from time to time in the future by the U.S. (including, without limitation, by OFAC and the U.S. Department of State), the European Union (and its Member States), His Majesty’s Treasury or the Security Council or any other legislative body of the United Nations; and any corresponding sanctions laws of jurisdictions in which any Borrower or any of its

Subsidiaries operates or in which the proceeds of the Loans will be used or from which repayments of the Obligations will be derived.

“Second Amendment Fee Letter” means that certain Fee Letter, dated as of June 3, 2019, by and among U.S. Borrower and the Lead Arrangers.
“Securities Exchange Act” means the Securities Exchange Act of 1934, together with any amendment thereto or replacement thereof and any rules or regulations promulgated thereunder.
“Shares” means, as applied to the shares of any corporation or other entity, the shares or other ownership interests of every class whether now or hereafter authorized, regardless of whether such shares or other ownership interests shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding-up of such corporation or other entity.
“Sixth Amendment” means that certain Amendment No. 6 to Revolving Facility Credit Agreement, dated as of June 26, 2025, by and among Borrowers, the Guarantors, the Administrative Agent and the Lenders party thereto.
“Sixth Amendment Effective Date” has the meaning set forth in the Sixth Amendment.
“Sixth Amendment Fee Letter” means that certain Fee Letter, dated as of 26, 2025, by and among U.S. Borrower and the Lead Arrangers.
“SOFR” means a rate per annum equal to the secured overnight financing rate for such Banking Day published by the SOFR Administrator on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time).
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.
“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Base Rate”.
“Solvent” means, with respect to any Person on any date of determination, that on such date, and after giving effect to any right of contribution, indemnification, reimbursement or similar right from or among the Obligors, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to incur, or believes that it will incur, debts and liabilities beyond its ability to pay such debts and liabilities as they become absolute and matured, (d) such Person does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Transaction” means, with respect to any period, (i) any event, action or transaction that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”, (ii) any investment, acquisition, sale, transfer or other disposition of assets (including Royalty Transactions and Metal Streaming Transactions), and (iii) incurrence or repayment of Indebtedness or dividend.
“Subsidiary” means, with respect to any Person, any corporation, company or other similar business entity (including, for greater certainty, a Canadian chartered bank) of which more than fifty per cent (50%) of the outstanding Shares or other equity interests (in the case of Persons other than corporations) having ordinary voting power to elect a majority of the board of directors or the equivalent thereof of such corporation, company or similar business entity (irrespective of whether at the time Shares of any other class or classes of the Shares of such corporation, company or similar business entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless context otherwise requires, each reference to a Subsidiary herein and in any other Credit Document shall be a reference to a Subsidiary of a Borrower.
“Swap Obligations” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swiss 10 Non-Bank Rule” means the rule that the aggregate number of Lenders of any Borrower under this Agreement which are not Qualifying Banks must not at any time exceed 10 (ten), all in accordance within the meaning of the Swiss Guidelines and the applicable legislation or explanatory notes addressing the same issues that are in force at such time.

“Swiss 20 Non-Bank Rule” means the rule that the aggregate number of creditors (including the Lenders), other than Qualifying Banks of the Swiss Borrower under all outstanding loans, facilities and/or private placements (including under this Agreement) must not at any time exceed twenty (20), in each case in accordance with the meaning of the Swiss Guidelines and the applicable legislation or explanatory notes addressing the same issues that are in force at such time.
“Swiss Federal Tax Administration” means the tax authorities referred to in article 34 of the Swiss Withholding Tax Act.
“Swiss Guidelines” means, collectively, circular letter no. 47 of 25 July 2019 (1-047-DVS-2019)in relation to bonds (Kreisschreiben Nr. 47 betreffend “Obligationen” vom 25. Juli 2019), the guideline S-02.123 in relation to interbank transactions of September 22, 1986 as issued by the Swiss Federal Tax Administration (Merkblatt S-02.123 vom 22. September 1986 betreffend Zinsen von Bankguthaben, deren Gläubiger Banken sind (“Interbankguthaben”)), circular letter no. 46 of 24 July 2019 (1-046-DVS-2019) in relation to syndicated credit facilities (Kreisschreiben Nr. 46 betreffend “Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen” vom 24. Juli 2019), the guideline S-02.130.1 in relation to accounts receivable of Swiss debtors of April 1999 (Merkblatt S-02.130.1 vom April 1999 “Geldmarktpapiere und Buchforderungen inländischer Schuldner”), the circular letter no. 15 of October 3, 2017 in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss federal withholding tax and Swiss federal stamp taxes (Kreisschreiben Nr. 15 “Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer sowie der Stempelabgaben” vom 3. Oktober 2017), the circular letter No. 34 of 26 July 2011 in relation to customer credit balances (Kreisschreiben Nr. 34 (“Kundenguthaben”) vom 26. Juli 2011) and the practice note 010-DVS-2019 of 5 February 2019 regarding Swiss Withholding Tax; credit balances within the Group (“Mitteilung-010-DVS-2019-d vom 5. Februar 2019 - Verrechnungssteuer: Guthaben im Konzern”), in each case, as issued, and as amended or replaced from time to time, by the Swiss Federal Tax Administration or as substituted or superseded and overruled by any law, statute, ordinance, regulation, court decision or the like as in force from time to time.
“Swiss Withholding Tax” means any taxes imposed under the Swiss Withholding Tax Act.
“Swiss Withholding Tax Act” means the Swiss Federal Act on the Withholding Tax (Bundesgesetz über die Verrechnungssteuer) of October 13, 1965, as amended from time to time (SR 642.21), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

“Taxes” means all present or future taxes, levies, duties, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means
(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Alternate Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Alternate Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Alternate Base Rate Term SOFR Determination Day.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Third Amendment” means that certain Amendment No. 3 to Revolving Facility Credit Agreement, dated as of September 20, 2019, by and among Borrowers, the Guarantors, the Administrative Agent and the Lenders party thereto.
“Third Amendment Effective Date” has the meaning set forth in the Third Amendment.
“Total Commitment Amount” means, at any particular time, the aggregate of the Individual Commitments of all of the Lenders at such time.
“Total Indebtedness” means, at any particular time, the aggregate Indebtedness of U.S. Borrower and its consolidated Subsidiaries on a consolidated basis determined in accordance with GAAP at such time.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“U.S.” and “United States” means the United States of America.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“Unrestricted Subsidiary” means (i) any Subsidiary of a Borrower set forth on Schedule 11.1(q) and (ii) any Subsidiary of a Borrower that has been designated as such in accordance with Section 11.1(q); provided that in no event shall a Borrower or a Guarantor be an Unrestricted Subsidiary.
“Voting Stock” means Shares of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time Shares of any other class or classes shall have or might have voting power by reason or the happening of any contingency).
“Withholding Agent” means any Obligor, the Administrative Agent and any other withholding agent within the meaning of U.S. Treasury Regulation Sections 1.1441-7 and 1.1473-1.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2    Other Usages
References to “this Agreement”, “the agreement”, “hereof”, “herein”, “hereto” and like references refer to this Agreement and not to any particular Article, Section or other subdivision of this Agreement. Any references herein to any agreements or documents shall mean such agreements or documents as amended, modified, supplemented or restated from time to time in accordance with the terms hereof and thereof. Any reference herein to any provision of any law or regulation shall be a reference to that provision as amended, supplemented, replaced or re-enacted. References to “include” and “including” shall be read and construed as being followed by the phrase “without limitation”.
1.3    Plural and Singular
Where the context so requires, words importing the singular number shall include the plural and vice versa.
1.4    Headings
The division of this Agreement into Articles and Sections and the insertion of headings in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.5    Currency
Unless otherwise specified herein, all statements of or references to dollar amounts in this Agreement shall mean lawful money of the United States.
1.6    Applicable Law; Submission to Jurisdiction.
This agreement shall be governed by and construed in accordance with the laws of the State of New York. Each Obligor hereby irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in New York, New York (and any appellate court thereof) over any legal action or proceeding with respect to this Agreement or any other Credit Document and each Obligor hereby irrevocably agrees that all claims in respect of any such proceeding may be heard and determined in such state court, or, to the extent permitted by law, in such federal court. Each Obligor hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum or improper venue to the maintenance of any such proceeding. Each Obligor irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party to the address prescribed by Section 15.1, such service to become effective five (5) Banking Days after such mailing. Each Obligor agrees that a final judgment in any such proceeding shall be conclusive and may be executed upon and enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein shall limit the right of the Administrative Agent or any Lender to serve legal process in any other manner permitted by applicable Requirements of Law or to commence legal proceedings or otherwise proceed against any Obligor or its property in any other jurisdiction. The taking of any proceedings in any one or more jurisdictions shall not preclude the taking of any proceedings in any other jurisdiction.
1.7    Time of the Essence
Time shall in all respects be of the essence of this Agreement.
1.8    Non-Banking Days
Subject to Section 7.5(c), whenever any payment to be made hereunder shall be stated to be due or any action to be taken hereunder shall be stated to be required to be taken on a day other than a Banking Day, such payment shall be made or such action shall be taken on the next succeeding Banking Day and, in the case of the payment of any amount, the extension of time shall be included for the purposes of computation of interest, if any, thereon.
1.9    Consents and Approvals
Whenever the consent or approval of a party hereto is required in a particular circumstance, unless otherwise expressly provided for therein, such consent or approval shall not be unreasonably withheld, conditioned or delayed by such party.

1.10    Amount of Credit
Any reference herein to the amount of credit outstanding shall mean, at any particular time, in the case of a SOFR Loan or Base Rate Loan, the principal amount thereof.
1.11    Schedules and Exhibits
Each and every one of the schedules and exhibits which is referred to in this Agreement and attached to this Agreement shall form a part of this Agreement.
1.12    Extension of Credit
For the purposes hereof, each drawdown, rollover and conversion shall be deemed to be an extension of credit to Borrowers hereunder.
1.13    Rule of Construction
The Credit Documents have been negotiated by each party with the benefit of legal representation, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not apply to the construction or interpretation of the Credit Documents.
1.14    Accounting Terms – GAAP
All accounting terms not specifically defined in this Agreement shall be interpreted in accordance with GAAP; provided that, if the Borrower Representative shall notify the Administrative Agent that it wishes to amend any covenant in Section 11.1(l) or (m) (or the definitions used therein) to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower Representative that the Majority Lenders wish to amend Section 11.1(l) or (m) or any definition used therein for such purpose), then compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to Borrowers and the Majority Lenders.
1.15    Successors and Permitted Assigns of Parties
Any reference in this Agreement to a party to this Agreement shall include the successors and permitted assigns of such party.
1.16    Delaware LLC Division
Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
1.17    Rates.
The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Alternate Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, or any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
ARTICLE 2
CREDIT FACILITY
2.1    Establishment of Credit Facility
Subject to the terms and conditions hereof, the Lenders hereby establish in favor of Borrowers a revolving credit facility (the “Credit Facility”) in the amount of $1,400,000,000, as such amount may be reduced pursuant to Section 2.3 and increased pursuant to Section 2.5.
2.2    Lenders’ Commitments
Subject to the terms and conditions hereof, the Lenders severally agree to extend credit to Borrowers under the Credit Facility from time to time provided that the aggregate amount of credit extended by each Lender under the Credit Facility shall not at any time exceed the Individual Commitment of such Lender and further provided that the aggregate amount of credit outstanding under the Credit Facility shall not at any time exceed the amount of the Credit Facility. All credit requested under the Credit Facility shall be made available to Borrowers contemporaneously by all of the Lenders. Each Lender shall provide to Borrowers its Pro Rata Share of each credit, whether such credit is extended by way of drawdown, rollover or conversion. No Lender shall be responsible for any default by any other Lender in its obligation to provide its Pro Rata Share of any credit under the Credit Facility nor shall the Individual Commitment of any Lender be increased as a result of any such default of another Lender in extending credit under the Credit Facility. The failure of any Lender to make available to Borrowers its Pro Rata Share of any credit under the Credit Facility shall not relieve any other Lender of its obligation hereunder to make available to Borrowers its Pro Rata Share of such credit under the Credit Facility.
2.3    Reduction of Credit Facility
Borrowers may, from time to time and at any time, by notice in writing from the Borrower Representative to the Administrative Agent, permanently reduce the Credit Facility in whole or in part to the extent it is not being utilized at the time such notice is given, provided that such reduction shall not become effective until three (3) Banking Days after such notice has been given. The amount of the Credit Facility will be permanently reduced with respect to the repayment made in accordance with Section 9.1 but shall not be permanently reduced with respect to any voluntary prepayment made in accordance with Section 9.2. Any repayment of outstanding credit which forms part of any conversion from one type of credit to another type of credit under Article 3 or Article 6 or of any rollover under Article 5 shall not cause any reduction in the amount of the Credit Facility. Upon any reduction of the Credit Facility, the Individual Commitment of each Lender shall thereupon be reduced by an amount equal to such Lender’s Pro Rata Share of the amount of such reduction of the Credit Facility.
2.4    Termination of Credit Facility
(a)    The Credit Facility shall terminate upon the earliest to occur of:
(i)    the termination of the Credit Facility in accordance with Section 13.1;
(ii)    the date on which the Credit Facility has been permanently reduced to zero pursuant to Section 2.3; and
(iii)    the Maturity Date.
(b)    Upon the termination of the Credit Facility, the right of Borrowers to obtain any credit thereunder and all of the obligations of the Lenders to extend credit thereunder shall automatically terminate.
2.5    Incremental Loans. [Exercised August 5, 2025]
(a)    Borrowers may at any time and from time to time after the Closing Date by written notice from the Borrower Representative to the Administrative Agent (whereupon the Administrative Agent shall make such notice available to each of the Lenders) request one or more additional new revolving loan tranches (an “Incremental Loan”) increasing the aggregate amount of the commitments hereunder (each such increase, a “Commitment Increase”) in an aggregate amount not to exceed $400,000,000 from any existing Lender or, subject to compliance by the Swiss Borrower with the Non-Bank Rules, an Additional Incremental Lender (which Additional Incremental Lender shall become a “Lender” hereunder subject to the prior consent of the Administrative Agent and Borrowers, such consent not to be unreasonably withheld, conditioned or delayed). Each such written notice shall specify: (i) the date on which Borrowers propose that the Commitment Increase shall be effective (the “Loan Increase Effective Date”), which shall be a date not less than ten (10) Banking Days after the date on which such notice is delivered to the Administrative Agent, (ii) the amount of such proposed Commitment Increase (which shall not exceed an aggregate of $400,000,000 for all Commitment Increases), and (iii) the identity of each Lender (including each Additional Incremental Lender) to whom Borrowers propose each portion of such Commitment Increase and related Incremental Loan be allocated and the amount of each such allocation. No existing Lender will have any obligation to accept or make any portion of any Incremental Loan or to make any Loan associated with any Commitment Increase. Each Lender, in its sole discretion, may either grant or deny any increase in its respective commitment.
(b)    A Commitment Increase shall become effective as of the Loan Increase Effective Date; provided that each of the following conditions precedent is satisfied:
(i)    no Default or Event of Default shall have occurred and be continuing or would result from any borrowing to be made as of the Loan Increase Effective Date or otherwise with respect to the Commitment Increase;
(ii)    the representations and warranties made by Borrowers herein shall be true and correct in all material respects (or in all respects to the extent otherwise qualified by materiality or Material Adverse Effect) on and as of the Loan Increase Effective Date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date (in which event such representations and warranties shall have been true and correct in all material respects (or in all respects to the extent otherwise qualified by materiality or Material Adverse Effect) on and as of such earlier date);
(iii)    the Borrower Representative shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the U.S. Borrower certifying clauses (i) and (ii); and
(iv)    the Commitment Increase has been accepted by one or more Lenders or Additional Incremental Lenders.

(c)    The terms and conditions of any Incremental Loan made pursuant to a Commitment Increase shall be as follows:
(i)    on and after each Loan Increase Effective Date, each Lender (including Additional Incremental Lender(s)) shall be obligated, to the extent of its commitment, in accordance with the requirements set forth in this Agreement to provide Loans to Borrowers under each Incremental Loan subject to Borrowers’ compliance with the terms and conditions of this Agreement applicable to all Loans, including with respect to borrowing procedures and conditions precedent to all Loans;
(ii)    each Commitment Increase shall be in a minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof; and
(iii)    each Commitment Increase shall be documented pursuant to an incremental joinder agreement (the “Incremental Joinder”) reasonably satisfactory to the Administrative Agent, executed by Borrowers, the Administrative Agent and each Lender making such Incremental Loan. The Incremental Joinder may, without the consent of any other Lender, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.5. In addition, unless otherwise specifically provided herein, all references in this Agreement or any other Credit Document to Loans shall be deemed to include a reference to Incremental Loans that are Loans made pursuant to this Agreement.
(d)    Prior to each respective Loan Increase Effective Date, the Administrative Agent shall receive from each Additional Incremental Lender an administrative questionnaire in the form reasonably satisfactory to the Administrative Agent or, in the case of an existing Lender, an update to such administrative questionnaire and the Administrative Agent shall adjust each Lender’s Pro Rata Share to account for each such Lender and/or Additional Incremental Lender and each Commitment Increase and related Incremental Loan.
(e)    The Incremental Loans and Commitment Increases established pursuant to this Section 2.5 shall constitute Loans and Individual Commitments for all purposes under, and shall be entitled to all the rights, benefits and remedies afforded by this Agreement and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably, on a pari passu basis, from the guarantees of the Guarantors.
(f)    Each Lender providing an Incremental Loan or a Commitment Increase on the Loan Increase Effective Date shall make a Loan, the proceeds of which will be used to prepay the Loans of the other Lenders immediately prior to such Loan Increase Effective Date, so that, after giving effect thereto, the Loans outstanding are held by the Lenders pro rata based on their Individual Commitments after giving effect to such Loan Increase Effective Date. If there is a new borrowing of Loans on such Loan Increase Effective Date, the Lenders after giving effect to such Loan Increase Effective Date shall make such Loans in accordance with Article 3.
ARTICLE 3
GENERAL PROVISIONS RELATING TO CREDITS
3.1    Types of Credit Commitments
Subject to the terms and conditions hereof, Borrowers may obtain credit from the Lenders under the Credit Facility through the Branch of Account by way of one or more Base Rate Loans and SOFR Loans. Any extension of credit hereunder by way of Base Rate Loans or SOFR Loans shall be in a minimum amount of $1,000,000.
3.2    Funding of Loans
Each Lender shall make available to the Administrative Agent its Pro Rata Share of the principal amount of each Loan under the Credit Facility prior to 11:00 a.m. (Toronto time) on the date of the extension of credit. The Administrative Agent shall, upon fulfilment by Borrowers of the terms and conditions set forth in Article 12 and unless otherwise irrevocably authorized and directed in the Drawdown Notice, make such funds available to the applicable Borrower as designated in such Drawdown Notice on the date of the extension of credit by crediting the applicable Designated Account (or causing such account to be credited). Unless the Administrative Agent has been notified by a Lender at least one Banking Day prior to the date of the extension of credit that such Lender will not make available to the Administrative Agent its Pro Rata Share of such Loan, the Administrative Agent may assume that such Lender has made such portion of the Loan available to the Administrative Agent on the date of the extension of credit in accordance with the provisions hereof and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If the Administrative Agent has made such assumption, to the extent such Lender shall not have so made its Pro Rata Share of the Loan available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand, such Lender’s Pro Rata Share of the Loan and all reasonable costs and expenses incurred by the Administrative Agent in connection therewith together with interest thereon at the then prevailing interbank rate for each day from the date such amount is made available to the applicable Borrower until the date such amount is paid or repaid to the Administrative Agent; provided, however, that notwithstanding such obligation, if such Lender fails so to pay, Borrowers shall, without prejudice to any rights that Borrowers might have against such Lender, repay such amount to the Administrative Agent forthwith promptly after demand therefor by the Administrative Agent. The amount payable by each Lender to the Administrative Agent pursuant hereto shall be set forth in a certificate delivered by the Administrative Agent to such Lender and the Borrower Representative (which certificate shall contain reasonable details of how the amount payable is calculated) and shall constitute prima facie evidence of such amount payable. If such Lender makes the payment to the Administrative Agent required herein, the amount so paid shall constitute such Lender’s Pro

Rata Share of the Loan for purposes of this Agreement and shall entitle the Lender to all rights and remedies against Borrowers in respect of such Loan. Each Lender may, at its option, make available its Pro Rata Share of any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that, any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.
3.3    Failure or Declination of Lender to Fund Loan
If any Defaulting Lender fails to make available to the Administrative Agent its Pro Rata Share of any Loan under the Credit Facility as required and the Administrative Agent has not funded pursuant to Section 3.2, the Administrative Agent shall forthwith give notice of such failure by the Defaulting Lender to the Borrower Representative and the other Lenders and such notice shall state that any Lender may make available to the Administrative Agent all or any portion of the Defaulting Lender’s Pro Rata Share of such Loan (but in no way shall any other Lender or the Administrative Agent be obliged to do so) in the place and stead of the Defaulting Lender. If more than one Lender gives notice that it is prepared to make funds available in the place and stead of a Defaulting Lender in such circumstances and the aggregate of the funds which such Lenders (herein collectively called the “Contributing Lenders” and individually called the “Contributing Lender”) are prepared to make available exceeds the amount of the advance which the Defaulting Lender failed to make, then each Contributing Lender shall be deemed to have given notice that it is prepared to make available its pro rata share of such advance based on the Contributing Lenders’ relative commitments to advance in such circumstances. If any Contributing Lender makes funds available in the place and stead of a Defaulting Lender in such circumstances, then the Defaulting Lender shall pay to any Contributing Lender making the funds available in its place and stead, forthwith on demand, any amount advanced on its behalf together with interest thereon at the then prevailing interbank rate for each day from the date of advance to the date of payment, against payment by the Contributing Lender making the funds available of all interest received in respect of the Loan from Borrowers. In addition to interest as aforesaid, Borrowers shall pay all amounts owing by Borrowers to the Defaulting Lender hereunder (with respect to the amounts advanced by the Contributing Lenders on behalf of the Defaulting Lender) to the Contributing Lenders until such time as the Defaulting Lender pays to the Administrative Agent for the Contributing Lenders all amounts advanced by the Contributing Lenders on behalf of the Defaulting Lender;
3.4    Timing of Credit Commitments
No SOFR Loan under the Credit Facility may have a maturity date later than the Maturity Date.
3.5    Inability to Determine Rates.
Subject to Section 3.6, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(a)    the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof, or
(b)    the Majority Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Majority Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent will promptly so notify the Borrower Representative and each Lender.
Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of a Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Majority Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower Representative may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower Representative will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the relevant Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 8.4. Subject to Section 3.6, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate” until the Administrative Agent revokes such determination.
3.6    Benchmark Replacement Setting
(a)    Benchmark Replacement.
(i)    Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and the definition of “Adjusted Term SOFR” shall be deemed modified to delete the addition of the credit spread adjustment to Term SOFR for any calculation and (y) if a Benchmark Replacement is determined in accordance with clause(b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders. If the Benchmark Replacement is based upon Daily Simple SOFR, all interest payments will be payable on a quarterly basis.
(ii)    No Hedging Agreement shall constitute a “Credit Document” for purposes of this Section 3.6.
(b)    Benchmark Replacement Conforming Changes.
In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.
(c)    Notices; Standards for Decisions and Determinations.
The Administrative Agent will promptly notify the Borrower Representative and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower Representative of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.6(d) and (v) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.6, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 3.6.

(d)    Unavailability of Tenor of Benchmark.
Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)    Benchmark Unavailability Period.
Upon the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower Representative may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the relevant Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.
3.7    Time and Place of Payments
Unless otherwise expressly provided herein, Borrowers shall make all payments pursuant to this Agreement or pursuant to any document, instrument or agreement delivered pursuant hereto by deposit to the applicable Designated Account before noon (Toronto time) on the day specified for payment and the Administrative Agent shall be entitled to withdraw the amount of any payment due to the Administrative Agent or the Lenders hereunder from such account on the day specified for payment.

3.8    Remittance of Payments
Forthwith after the withdrawal from the applicable Designated Account by the Administrative Agent of any payment of principal, interest, fees or other amounts for the benefit of the Lenders pursuant to Section 3.7, the Administrative Agent shall, subject to Sections 3.2 and 8.3, remit to each Lender, in immediately available funds, such Lender’s Pro Rata Share of such payment (except to the extent such payment results from a Loan with respect to which a Defaulting Lender had failed, pursuant to Section 3.2, to make available to the Administrative Agent its Pro Rata Share and, where any other Lender has made funds available in the place and stead of such Defaulting Lender); provided that if the Administrative Agent, on the assumption that it will receive, on any particular date, a payment of principal (including, without limitation, a prepayment), interest, fees or other amount under the Credit Facility, remits to each Lender its Pro Rata Share of such payment and Borrowers fail to make such payment, each Lender agrees to repay to the Administrative Agent, forthwith on demand, to the extent that such amount is not recovered from Borrowers on demand and after reasonable efforts by the Administrative Agent to collect such amount (without in any way obligating the Administrative Agent to take any legal action with respect to such collection), such Lender’s Pro Rata Share of the payment made to it pursuant hereto together with interest thereon at the then prevailing interbank rate for each day from the date such amount is remitted to the Lenders until the date such amount is paid or repaid to the Administrative Agent, the exact amount of the repayment required to be made by the Lenders pursuant hereto to be as set forth in a certificate delivered by the Administrative Agent to each Lender, which certificate shall constitute prima facie evidence of such amount of repayment.
3.9    Evidence of Indebtedness
The Administrative Agent shall maintain accounts wherein the Administrative Agent shall record the amount of credit outstanding, each payment of principal and interest on account of each Loan and all other amounts becoming due to and being paid to the Lenders or the Administrative Agent hereunder, including, standby fees. The Administrative Agent’s accounts constitute, in the absence of manifest error, prima facie evidence of the indebtedness of Borrowers pursuant to this Agreement.
3.10    Notice Periods
Subject to the following sentence, each Drawdown Notice, Rollover Notice, Conversion Notice and Prepayment Notice shall be given to the Administrative Agent prior to noon (Toronto time) (i) three (3) U.S Government Securities Business Days prior to the date of any voluntary prepayment or the date of any drawdown, rollover or conversion in respect of SOFR Loans and (ii) on the date of any voluntary prepayment or the date of any drawdown, rollover or conversion in respect of Base Rate Loans.
3.11    Extensions of Maturity.
(a)    Borrowers may, by notice from the Borrower Representative to the Administrative Agent (who shall promptly notify the Lenders) at any time,

request that each Lender extend such Lender’s Maturity Date to a later date (the “Extended Maturity Date”).
(b)    Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date (the “Notice Date”) that is twenty (20) days after such Lender receives notice from the Administrative Agent notifying such Lender of the Administrative Agent’s receipt of a notice from the Borrower Representative pursuant to Section 3.11(a), advise the Administrative Agent whether or not such Lender agrees to such extension; each Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree. Notwithstanding anything to the contrary, no extension of the Maturity Date pursuant to this Section 3.11 shall become effective unless the Majority Lenders have consented thereto.
(c)     The Administrative Agent shall promptly notify the Borrower Representative of each Lender’s determination under this Section. In connection with any extension of the Maturity Date, this Agreement and the other Credit Documents may be amended in a writing executed and delivered by Borrowers, the Administrative Agent, the Extending Lenders and the New Extending Lenders without the consent of any other Lender, to reflect any changes necessary or appropriate, in the opinion of the Administrative Agent, to give effect to such extension in accordance with its terms as set forth herein (each, an “Extension Amendment”).
(d)    Subject to compliance with the Non-Bank Rules, Borrowers shall have the right to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more banks or financial institutions (subject to the consent of the Administrative Agent (not to be unreasonably withheld or delayed)) (each, a “New Extending Lender”) as provided in Section 8.3(a); provided that each of such New Extending Lenders shall enter into an instrument substantially in the form of Exhibit B hereto pursuant to which such New Extending Lender shall purchase a Loan and commitment (and, if any such New Extending Lender is already a lender, such Loan and commitment shall be in addition to any other Loan or commitment of such Lender hereunder on such date).
(e)    Effective as of the effective date of the applicable Extension Amendment (the “Extension Effective Date”), the Maturity Date of each the Lenders that have agreed so to extend their Maturity Date (each, an “Extending Lender”) and of each New Extending Lender shall be extended to the Extended Maturity Date and each New Extending Lender shall thereupon become a “Lender” for all purposes of this Agreement.

(f)    Notwithstanding the foregoing, no extension of the Maturity Date shall become effective under this Section 3.11 unless (i) on the Extension Effective Date, the conditions set forth Sections 12.1(b) and (c) shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated the Extension Effective Date and executed by a Responsible Officer of the Borrower Representative, (ii) all reasonable fees and expenses owing to the Administrative Agent, the Extending Lenders and the New Extending Lenders shall have been paid, (iii) no Default has occurred and is continuing or would result therefrom and (iv) the Administrative Agent shall have received (with sufficient copies for each of such Extending Lenders) legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and substantially consistent with those delivered on the Closing Date under Section 12.2.
(g)    This Section shall supersede any provisions in Sections 14.14 or 14.17 to the contrary.
3.12    Joint and Several Liability of Borrowers.
(a)    Notwithstanding anything in this Agreement or any other Credit Document to the contrary, but in any event subject to the limitations and requirements set out in Section 3.13, each Borrower, jointly and severally, in consideration of the financial accommodations to be provided by the Administrative Agent and Lenders under this Agreement and the other Credit Documents, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrower to accept joint and several liability for the Obligations, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. Borrowers shall be liable for all amounts due to the Administrative Agent and Lenders under this Agreement, regardless of which Borrower actually receives the Loans hereunder or the amount of such Loans received or the manner in which the Administrative Agent or any Lender accounts for such Loans or other extensions of credit on its books and records. All Loans, upon funding, shall be deemed to be jointly funded to and received by each of Borrowers. The Obligations of Borrowers with respect to Loans made to one of them, and the Obligations arising as a result of the joint and several liability of one of Borrowers hereunder with respect to Loans made to the other Borrower hereunder, shall be separate and distinct obligations, but all such other Obligations shall be primary obligations of all Borrowers.
(b)    If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrower will make such payment with respect to, or perform, such Obligations.

(c)    The obligations of each Borrower under this Section 3.12 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower.
(d)    The provisions of this Section 3.12 hereof are made for the benefit of the Lenders and may be enforced from time to time against any Borrower as often as occasion therefor may arise and without requirement on the part of Administrative Agent first to marshal any of its claims or to exercise any of its rights against the other Borrower or to exhaust any remedies available to it against the other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 3.12 shall remain in effect until a payment in full of the Obligations. If at any time, any payment, or any part thereof, made in respect of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 3.12 hereof will forthwith be reinstated and in effect as though such payment had not been made.
(e)    Notwithstanding any provision to the contrary contained herein or in any of the other Credit Documents, to the extent the obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal, state or provincial and including the Bankruptcy Code of the United States).
(f)    With respect to the Obligations arising as a result of the joint and several liability of Borrowers hereunder with respect to Loans or other extensions of credit made to any other Borrower hereunder, to the maximum extent permitted by applicable law, each Borrower waives, until a payment in full of the Obligations, any right to enforce any right of subrogation or any remedy which the Administrative Agent or any Lender now has or may hereafter have against any Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent or any Lender. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Administrative Agent or Lenders hereunder or under any of the other Credit Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior Maturity Date. Upon the occurrence of any Event of Default and for so long as the same is continuing, to the maximum extent permitted under applicable law, Administrative Agent may proceed directly and at once, without notice (to the extent notice is waivable under applicable law), against (i) with respect to Obligations of Borrowers, any or all of them or (ii) with respect to Obligations of any Borrower, to collect and recover the full amount, or any portion of the applicable Obligations, without first proceeding against the other Borrower or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that the Administrative Agent and Lenders shall be under no obligation to marshal any assets in favor of Borrower(s) or against or in payment of any or all of the Obligations. Each Borrower waives all other acts or omissions to act or delay of any kind by the Administrative Agent, any Lender or any other person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of its obligations hereunder, and each Borrower waives all other defense available to a guarantor or surety, whether at law or in equity. Subject to the foregoing, in the event that a Loan or other extension of credit is made to, or with respect to business of, one Borrower and any other Borrower makes any payments with respect to such Loan or extension of credit, the first Borrower shall promptly reimburse such other Borrower for all payments so made by such other Borrower.
(g)    Each of Borrowers waives any defense based on or arising out of any defense of the other Borrower, any guarantor or any other party other than payment in full of the Obligations (other than contingent indemnity obligations), including without limitation any defense based on or arising out of the disability of the other Borrower, any guarantor or any other party, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment in full of the Obligations. Each of Borrowers waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Agreement, and notices of the existence, creation or incurring of new, additional, restated or continued Obligations.
3.13    Swiss limitations
(a)    If and to the extent that the Swiss Borrower becomes liable under the Credit Documents for obligations of any other Obligor (other than direct or indirect subsidiaries of the Swiss Borrower provided that any minority shareholders of such subsidiaries are not Affiliates of the Swiss Borrower) and if complying with such obligations would constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) by the Swiss Borrower or would otherwise be restricted under then applicable Swiss law (the “Restricted Obligations”), the aggregate liability of the Swiss Borrower for Restricted Obligations shall be limited at such time to the maximum amount of the Swiss Borrower’s freely disposable equity in accordance with Swiss law, presently being the total shareholder equity less the total of (i) the aggregate share capital and (ii) statutory reserves (including reserves for own shares and revaluations), to the extent such reserves cannot be transferred into unrestricted, distributable reserves and taking into account (by way of deducting) any upstream or cross-stream loans not granted on arm’s length terms (the “Available Amount”). The Available Amount shall be determined on the basis of an audited annual or interim balance sheet of the Swiss Borrower provided that (1) this limitation shall only apply to the extent it is a requirement under applicable Swiss law at the time the Swiss Borrower is required to perform under the Restricted Obligations and (2) such limitation shall not free the Swiss Borrower from its obligations in excess of the Available Amount, but merely postpone the performance date therefor until such times as performance is again permitted.
(b)    In relation to payments made under the Restricted Obligations, the Swiss Borrower shall:
(i)    ensure that such payment can be made without deduction of Swiss Withholding Tax, or at a reduced rate, by discharging the liability to withhold such Swiss Withholding Tax by notification pursuant to applicable law rather than payment of the Swiss Withholding Tax (and the Swiss Borrower shall promptly deliver to the Administrative Agent a copy of each such notification made);
(ii)    to the extent such notification procedure does not apply and if and to the extent required by applicable law and subject to any applicable double tax treaties in force at the relevant time:
(A)    deduct Swiss Withholding Tax at the applicable rate from any such payment;
(B)    pay any such deduction to the Swiss Federal Tax Administration; and
(C)    notify and provide evidence to the Administrative Agent that the Swiss Withholding Tax has been paid to the Swiss Federal Tax Administration; and
(D)    as soon as possible after a deduction for Swiss Withholding Tax is made, ensure that any person which is entitled to a full or partial refund of the Swiss Withholding Tax is in a position to be so refunded, request a refund of such Swiss Withholding Tax under all applicable laws (including any applicable double tax treaties), and in case it has received any refund of the Swiss Withholding Tax, pay such refund to the Administrative Agent promptly upon receipt thereof.
(c)    Where a deduction for Swiss Withholding Tax is required to be made pursuant to paragraph (b) above, the Swiss Borrower shall gross-up any payment under this Section 3.13 (and it shall withhold Swiss Withholding Tax on the grossed-up amount in accordance with paragraph (b) above), subject always to the limitations set out in paragraph 3.13 (a) above. This paragraph (c) is without prejudice to the indemnification obligations of any Obligor other than the Swiss Borrower in respect of any amounts deducted for the account of Swiss Withholding Tax.
(d)    If and to the extent requested by the Administrative Agent, the Swiss Borrower shall, promptly implement all such measures and/or promptly procure the fulfilment of all prerequisites allowing it to promptly make the requested payment(s) from time to time, including the following:
(i)    preparation of an audited annual or interim balance sheet of the Swiss Borrower to the extent required by Swiss corporate law, on the basis of which the Available Amount will be determined;
(ii)    confirmation of the auditors of the Swiss Borrower that the relevant requested amount does not exceed the Available Amount;
(iii)    approval by a shareholders’ meeting of the Swiss Borrower of the distribution of the relevant requested amount (within the limits of the Available Amount);
(iv)    if the enforcement of obligations of the Swiss Borrower were limited due to the effects referred to in this Section 3.13 and to the extent permitted by applicable Swiss law, write up or realize any of its assets that are shown in its balance sheet with a book value that is lower than the market value of the assets (in case of realization, however, only if such assets are not necessary for the Swiss Borrower’s business (nicht betriebsnotwendige Aktiven), and/or convert statutory reserves into freely available reserves to the extent such statutory reserves do not need to be maintained by mandatory law; and
(v)    all such other measures necessary or useful, and permitted under applicable Swiss laws, to allow the Swiss Borrower to make prompt payments or perform promptly Restricted Obligations with a minimum of limitations.
3.14    Appointment of the Borrower Representative as Borrower Agent for Requesting Drawdown, Rollovers and Conversions and Receipts of Loans and Statements and Receipts and Sending Notices.
(a)    Each Borrower hereby irrevocably appoints and constitutes the Borrower Representative as its agent to request and receive Loans pursuant to this Agreement and the other Credit Documents from the Administrative Agent or any Lender in the name or on behalf of such Borrower and for all purposes under the Credit Documents, including designation of interest rates, preparation and delivery of Drawdown Notices, Rollover Notices, Conversion Notices, Prepayment Notices and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Credit Documents (including in respect of compliance with covenants), and all other dealings with Administrative Agent or any Lender. The Administrative Agent and Lenders may disburse the Loans to such bank account of the Borrower Representative or any Borrower or otherwise make such Loans to any Borrower as the Borrower Representative may designate or direct, without notice to the Swiss Borrower or any other Obligor.
(b)    Each Borrower hereby irrevocably appoints and constitutes the Borrower Representative as its agent to receive statements on account and all other notices from the Administrative Agent and the Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Credit Documents.
(c)    Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any Borrower by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if made directly by such Borrower. The Borrower Representative shall inform the other Borrowers of any such notice, election, representation, warranty, agreement or undertaking taken by Borrower Representative on behalf of Borrowers.
(d)    The Borrower Representative hereby accepts the appointment by Borrowers to act as the agent of Borrowers pursuant to this Section 3.14 and shall continue to act in such capacity hereunder so long as this Agreement remains in effect.
(e)    No resignation by or termination of the appointment of Borrower Representative as agent as aforesaid shall be effective, except after ten (10) Business Days’ prior written notice to Administrative Agent. If the Borrower Representative resigns under this Agreement, Borrowers shall be entitled to appoint a successor Borrower Representative (which shall be a Borrower and shall be reasonably acceptable to Administrative Agent as such successor). Upon the acceptance of its appointment as successor Borrower Representative hereunder, such successor Borrower Representative shall succeed to all the rights, powers and duties of the retiring Borrower Representative and the term “Borrower Representative” means such successor Borrower Representative for all purposes of this Agreement and the other Credit Documents, and the retiring or terminated Borrower Representative’s appointment, powers and duties as Borrower Representative shall be thereupon terminated.
ARTICLE 4
DRAWDOWNS
4.1    Drawdown Notice
Subject to the provisions hereof and provided that all of the applicable conditions precedent set forth in Article 12 have been fulfilled by Borrowers or waived by the Lenders as provided in Section 14.14, Borrowers may, from time to time, obtain credit hereunder by the

Borrower Representative giving to the Administrative Agent an irrevocable notice in substantially the form of Exhibit C hereto (“Drawdown Notice”) in accordance with Section 3.10 and specifying:
(a)    the date the credit is to be obtained;
(b)    Borrower to which such credit is to be made;
(c)    whether the credit is to be obtained by way of Base Rate Loan or SOFR Loan;
(d)    the principal amount of the Loan;
(e)    if the credit is to be obtained by way of SOFR Loan, the applicable Interest Period; and
(f)    the details of any irrevocable authorization and direction pursuant to Section 3.2.
ARTICLE 5
ROLLOVERS
5.1    SOFR Loans
Subject to the provisions hereof and provided that the Borrower Representative has, by giving notice to the Administrative Agent in accordance with Section 5.2, requested the Lenders to continue to extend credit by way of a SOFR Loan to replace all or a portion of an outstanding SOFR Loan as it matures, each Lender shall, on the maturity of such SOFR Loan, continue to extend credit to Borrowers by way of a SOFR Loan (without a further advance of funds to Borrowers) in the principal amount equal to such Lender’s Pro Rata Share of the principal amount of the matured SOFR Loan or the portion thereof to be replaced.
5.2    Rollover Notice
The notice to be given to the Administrative Agent by the Borrower Representative pursuant to Section 5.1 (“Rollover Notice”) shall be irrevocable, shall be given in accordance with Section 3.10, shall be in substantially the form of Exhibit D hereto and shall specify:
(a)    the maturity date of the maturing SOFR Loan;
(b)    the principal amount of the maturing SOFR Loan and the portion thereof to be replaced; and
(c)    the Interest Period or Interest Periods of the replacement SOFR Loans.

ARTICLE 6
CONVERSIONS
6.1    Converting Loan to Other Type of Loan
Subject to the provisions hereof and provided that Borrower Representative has, by giving notice to the Administrative Agent in accordance with Section 6.2, requested the Lenders to convert all or a portion of an outstanding Loan into another type of Loan, each Lender shall, on the date of conversion (which, in the case of the conversion of all or a portion of an outstanding SOFR Loan, shall be the date on which such Loan matures), continue to extend credit to Borrowers by way of the type of Loan into which the outstanding Loan or a portion thereof is converted (with a repayment and a subsequent advance of funds to Borrowers) in the aggregate principal amount equal to such Lender’s Pro Rata Share of the principal amount of the outstanding Loan or the portion thereof which is being converted.
6.2    Conversion Notice
The notice to be given to the Administrative Agent pursuant to Section 6.1, (“Conversion Notice”) shall be irrevocable, shall be given in accordance with Section 3.10, shall be in substantially the form of Exhibit E hereto and shall specify:
(a)    the type of Loan to be converted;
(b)    the date on which the conversion is to take place;
(c)    the principal amount of the Loan or the portion thereof which is to be converted;
(d)    the type and amount of the Loan into which the outstanding Loan is to be converted; and
(e)    if an outstanding Loan is to be converted into a SOFR Loan, the applicable Interest Period.
6.3    Absence of Notice
So long as no Default or Event of Default has occurred and is continuing, in the absence of a Rollover Notice or Conversion Notice within the appropriate time periods referred to herein, a maturing SOFR Loan in favor of Borrowers shall be automatically rolled over with the same Interest Period originally elected as though a notice to such effect had been given in accordance with Section 5.2; provided that such Interest Period may not extend beyond the Maturity Date.
6.4    Conversion by Lenders
Upon written notice to such effect to the Borrower Representative at such time as an Event of Default has occurred and is continuing, the Administrative Agent may, on the date on which such SOFR Loan matures, convert such SOFR Loan into a Base Rate Loan, as though a notice to such effect had been given in accordance with Section 6.2.
ARTICLE 7
INTEREST AND FEES
7.1    Interest Rates
Borrowers shall pay to the Lenders, in accordance with Section 3.7, interest on the outstanding principal amount from time to time of each Loan at the rate per annum equal to:
(a)    in the case of each Base Rate Loan, the Alternate Base Rate plus the Applicable Rate in respect of Base Rate Loans; and
(b)    in the case of each SOFR Loan, Adjusted Term SOFR plus the Applicable Rate in respect of SOFR Loans.
7.2    Calculation and Payment of Interest
(a)    Interest on the outstanding principal amount from time to time of each Base Rate Loan shall accrue from day to day from and including the date on which credit is obtained by way of such Loan to but excluding the date on which such Loan is repaid in full (both before and after maturity and as well after as before judgment) and shall be calculated on the basis of the actual number of days elapsed divided by 365 or 366, as the case may be.
(b)    Accrued interest shall be paid,
(i)    in the case of interest on Base Rate Loans, monthly in arrears on the last day of each calendar month; and
(ii)    in the case of interest on SOFR Loans, on the last day of the applicable Interest Period; provided that, in the case of Interest Periods of a duration longer than three (3) months, accrued interest shall be paid no less frequently than every three (3) months from the first day of such Interest Period during the term of such Interest Period and on the date on which such SOFR Loans are otherwise required to be repaid.
7.3    General Interest Rules
(a)    All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Term SOFR Reference Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)    Interest on each Loan and on overdue interest thereon shall be payable in the currency in which such Loan is denominated during the relevant period.
(c)    If Borrowers fail to pay any principal, interest, fee or other amount of any nature payable by it to the Administrative Agent or the Lenders hereunder or under any document, instrument or agreement delivered pursuant hereto on the due date therefor, Borrowers shall pay to the Administrative Agent or the Lenders, as the case may be, interest on such overdue amount in the same currency as such overdue amount is payable from and including such due date to but excluding the date of actual payment (as well after as before judgment) at the Default Rate. Such interest on overdue amounts shall become due and be paid on demand made by the Administrative Agent.
(d)    For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.
(e)    If any provision of this Agreement would oblige any Borrower or any Obligor to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by applicable Requirements of Law or would results in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable Requirements of Law or so result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be affected, to the extent necessary (but only to the extent necessary), as follows:
(i)    first, by reducing the amount or rate of interest; and
(ii)    thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

7.4    Minimum Interest.
(a)    By entering into this Agreement or any amendment agreement relating to this Agreement, the Obligors acknowledge and agree that the Credit Parties have assumed in bona fide that any amounts payable by an Obligor under any Credit Document are not and will not become subject to any tax deduction on account of Swiss Withholding Tax.
(b)    Notwithstanding the preceding paragraph, if a tax deduction is required by law in respect of any amount payable by the Swiss Borrower under any Credit Document and should it be unlawful for the Swiss Borrower to comply with Section 8.6 (Tax) for any reason, where this would otherwise be required by the terms of Section 8.6 (Tax) then:
(i)    the applicable interest rate in relation to that payment shall be the interest rate which would have applied to that payment as provided for by Section 7.2 (Calculation and Payment of Interest) divided by 1 minus the rate at which the relevant tax deduction is required to be made under Swiss domestic tax law and/or applicable tax treaties (where the rate at which the relevant tax deduction is required to be made is for this purpose expressed as a fraction of 1); and
(ii)    the Swiss Borrower shall:
(A)    pay the relevant amount at the adjusted rate in accordance with paragraph (i) above;
(B)    make the tax deduction on the interest so recalculated; and
(C)    all references to a rate of interest under the Credit Documents shall be construed accordingly.
(iii)    To the extent that any amount payable under any Credit Document becomes subject to Swiss Withholding Tax, it is agreed that each relevant Lender and the Swiss Borrower shall promptly cooperate in completing any procedural formalities (including submitting forms and documents required by the appropriate tax authority) to the extent possible and necessary (i) for the Swiss Borrower to obtain authorisation to make interest payments without them being subject to Swiss Withholding Tax or at a reduced rate; or, to the extent such relief at source is not possible, (ii) to ensure that any person which is entitled to a full or partial refund under any applicable double taxation treaty is so refunded.
(iv)    The Swiss Borrower shall provide the Lenders with such documents and information required for applying for a refund of such Swiss Withholding Tax. In the event Swiss Withholding Tax is refunded to a Lender by the Swiss Federal Tax Administration, the relevant Lender shall forward, after deduction of costs, such amount to the Swiss Borrower, unless an Event of Default is continuing.
7.5    Selection of Interest Periods
With respect to each SOFR Loan, the Drawdown Notice, Rollover Notice or Conversion Notice shall specify the duration of the Interest Period provided that:
(a)    Interest Periods shall have a duration from one, three or six months (or, if available to all Lenders, twelve months) (subject to the aggregate number of Interest Periods with different dates outstanding being less than ten (10));
(b)    the first Interest Period for a SOFR Loan shall commence on and include the day on which credit is obtained by way of such Loan and each subsequent Interest Period applicable thereto shall commence on and include the date of the expiry of the immediately preceding Interest Period applicable thereto; and
(c)    if any Interest Period would end on a day which is not a Banking Day, such Interest Period shall be extended to the next succeeding Banking Day unless such next succeeding Banking Day falls in the next calendar month, in which case such Interest Period shall be shortened to end on the immediately preceding Banking Day.
7.6    Commitment Fee
Upon the first Banking Day of each Fiscal Quarter and upon the termination of the Credit Facility, Borrowers shall pay in accordance with Section 3.7, to the Lenders, in arrears, a commitment fee, calculated at the rate per annum, on the basis of a year of 365 days, equal to the Applicable Rate under the column “Commitment Fee” on the daily Available Credit during the most recently completed Fiscal Quarter or part thereof, such fee to accrue daily from the date of the execution and delivery of this Agreement to and including the date on which the Credit Facility is terminated. Notwithstanding the foregoing, commitment fees shall cease to accrue on the unfunded portion of any Individual Commitment of a Lender while it is a Defaulting Lender.
7.7    Applicable Rate Adjustment
The changes in the Applicable Rate shall be effective as of the applicable Leverage Ratio calculation date based upon the compliance certificate contemplated under Section 11.1(a)(iii) that has been delivered to the Administrative Agent. If a new Applicable Rate becomes effective during the term of an outstanding Loan, the Administrative Agent shall forthwith determine the amount of any overpayment or underpayment of interest with respect to such Loan and notify the Borrower Representative and the Lenders of such amounts. Such determination by the Administrative Agent shall constitute, in the absence of manifest error, prima facie evidence of the amount of such overpayment or underpayment, as the case may be. In the event of an underpayment, Borrowers shall, upon receipt of such notice by the Borrower Representative, pay to the Lenders in accordance with Section 3.7, the amount of such underpayment. In the event of any overpayment, the amount of such overpayment shall be credited to succeeding payments of interest or fees, as the case may be, as they become due until such amount has been fully applied.
ARTICLE 8
RESERVE, CAPITAL, INDEMNITY AND TAX PROVISIONS
8.1    Conditions of Credit
The obtaining or maintaining of credit hereunder shall be subject to the terms and conditions contained in this Article 8.
8.2    Change of Circumstances
(a)    If, with respect to any type of credit, the introduction or adoption of any law, regulation, guideline, request or directive (whether or not having the force of law) of any governmental authority, central bank or comparable agency (“Restraint”) or any change therein or in the application thereof to any Borrower or to any Lender or in the interpretation or administration thereof or any compliance by any Lender therewith:
(i)    prohibits or restricts extending or maintaining such type of credit or the charging of interest or fees in connection therewith, Borrowers agree that such Lender shall have the right to comply with such Restraint, shall have the right to refuse to permit Borrowers to obtain such type of credit and shall have the right to require, at the option of Borrowers, the conversion of such outstanding credit to another type of credit to permit compliance with the Restraint or repayment in full of such credit together with accrued interest thereon on the last day on which it is lawful for such Lender to continue to maintain and fund such credit or to charge interest or fees in connection therewith, as the case may be; or
(ii)    shall impose or require any reserve, special deposit requirements or tax (excluding taxes measured with reference to the net income of such Lender or capital taxes or receipts and franchise taxes), shall establish an appropriate amount of capital to be maintained by such Lender or shall impose any other requirement or condition which results in an increased cost to such Lender of extending or maintaining a credit or obligation hereunder or reduces the amount received or receivable by such Lender with respect to any credit under this Agreement or reduces such Lender’s effective return hereunder or on its capital or causes such Lender to make any payment or to forego any return based on any amount received or receivable hereunder, then, on notification to the Borrower Representative by such Lender, Borrowers shall pay immediately to such Lender such amounts as shall fully compensate such Lender for all such increased costs, reductions, payments or foregone returns which accrue up to and including the date of receipt by the Borrower Representative of such notice and thereafter, upon demand from time to time, Borrowers shall pay such additional amount as shall fully compensate such Lender for any such increased or imposed costs, reductions, payments or foregone returns. Such Lender shall notify the Borrower Representative of any actual increased or imposed costs, reductions, payments or foregone returns forthwith on becoming aware of same and shall concurrently provide to Borrowers a certificate of an officer of such Lender setting forth the amount of compensation to be paid to such Lender and the basis for the calculation of such amount. Notwithstanding this Section 8.2(a), Borrowers shall not be liable to compensate such Lender for any such cost, reduction, payment or foregone return occurring more than 60 days before receipt by the Borrower Representative of the aforementioned notification from such Lender; provided, however, that the aforementioned limitation shall not apply to any such cost, reduction, payment or foregone return of a retroactive nature;
(iii)    provided, however, that notwithstanding anything to the contrary in this Section 8.2(a), it shall be a condition to any Lender’s exercise of its rights under this Section 8.2(a) that such Lender shall generally be exercising similar rights with respect to similarly situated borrowers under similarly affected loans.
For certainty, the Dodd-Frank Wall Street Reform and Consumer Protection Act as well as Basel III and all request, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Restraint”, regardless of the date enacted, adopted, promulgated or issued.
(b)    Subject to compliance by the Swiss Borrower with the Non-Bank Rules, each Lender agrees that, as promptly as practicable after it becomes aware of the occurrence of an event or the existence of a condition that would cause it to seek additional amounts from Borrowers pursuant to Section 8.2(a), it will use reasonable efforts to make, fund or maintain the affected credit of such Lender through another lending office or take such other actions as it deems appropriate if as a result thereof the additional moneys which would otherwise be required to be paid in respect of such credit pursuant to Section 8.2(a), would be reduced and if, as determined by such Lender in its sole discretion, the making, funding or maintaining of such affected credit through such other lending office or the taking of such other actions would not otherwise adversely affect such credit or such Lender and would not, in such Lender’s sole discretion, be commercially unreasonable.
8.3    Replacement of Lenders
(a)    If any Lender (i) but not all of the Lenders who have Individual Commitments seeks additional compensation pursuant to Section 8.2(a), (ii) becomes either a

Defaulting Lender or a Lender in respect of which any amounts are paid or become payable by Borrowers pursuant to Section 8.6 or (iii) does not consent to a proposed amendment, modification or waiver of this Agreement requested by Borrowers, which requires the consent of all of the affected Lenders to become effective (and which is approved by at least the Majority Lenders) (each such Lender, an “Affected Lender”), then Borrowers may (i) subject to compliance with the Non-Bank Rules, propose a Replacement Lender subject to approval by the Administrative Agent (not to be unreasonably withheld or delayed) or (ii) indicate to the Administrative Agent in writing that they desire to replace the Affected Lender with one or more of the other Lenders, and the Administrative Agent shall then forthwith give notice to the other Lenders that any such Lender or Lenders may, in the aggregate, advance all (but not part) of the Affected Lender’s Pro Rata Share of the affected credit and, in the aggregate, assume all (but not part) of the Affected Lender’s Individual Commitment and obligations under the Credit Facility and acquire all (but not part) of the rights of the Affected Lender and assume all (but not part) of the obligations of the Affected Lender under each of the other Credit Documents to the extent they relate to the Credit Facility (but in no event shall any other Lender or the Administrative Agent be obliged to do so). If any satisfactory Replacement Lender shall be obtained or one or more Lenders shall agree in writing to advance all (but not part) of the Affected Lender’s Pro Rata Share of the affected credit and to acquire and assume all of the Affected Lender’s Individual Commitment (such Replacement Lender or Lender, as the case may be, is herein collectively called the “Assenting Lenders” and individually called an “Assenting Lender”) with respect to such advance, acquisition and assumption, the Pro Rata Share of such credit of each Assenting Lender and the Individual Commitment and the obligations of such Assenting Lender under the Credit Facility and the rights and obligations of such Assenting Lender under each of the other Credit Documents to the extent they relate to the Credit Facility shall be increased by its respective pro rata share (based on the relative Individual Commitments of the Assenting Lenders) of the Affected Lender’s Pro Rata Share of such credit and Individual Commitments and obligations under the Credit Facility and rights and obligations under each of the other Credit Documents to the extent they relate to the Credit Facility on a date mutually acceptable to the Assenting Lenders and Borrowers. On such date, the Assenting Lenders shall extend to Borrowers the Affected Lender’s Pro Rata Share of such credit and shall prepay to the Affected Lender the advances of the Affected Lender then outstanding, together with all interest accrued thereon and all other amounts owing to the Affected Lender hereunder, and, upon such advance and prepayment by the Assenting Lenders, the Affected Lender shall cease to be a “Lender” for purposes of this Agreement and shall no longer have any obligations hereunder. Upon the assumption of the Affected Lender’s Individual Commitment as aforesaid by an Assenting Lender, Schedule A hereto shall be deemed to be amended to increase the Individual Commitment of such Assenting Lender by the amount of such assumption. For certainty, Borrowers shall not be required to pay an Affected Lender that is a Defaulting Lender in respect of breakage costs or other amounts required to be paid as a result of prepayment to such Lender. In the event that an Affected Lender is not replaced pursuant to the foregoing provisions and provided (x) no Default or Event of Default has occurred and is continuing at the time of any such prepayment and cancellation or would arise immediately thereafter and (y) such prepayment and cancellation is not prohibited by applicable law, Borrowers may, upon five (5) Banking Days’ notice to the Affected Lender and the Administrative Agent, cancel the Individual Commitment of such Affected Lender and prepay advances of such Affected Lender then outstanding, together with all interest accrued thereon and all other amounts owing to such Affected Lender hereunder (such payments shall be made to the Administrative Agent), and, upon such notice and prepayment by Borrowers, such Affected Lender shall cease to be a “Lender” for all purposes of this Agreement and shall no longer have any obligations hereunder.
8.4    Indemnity Relating to Credits
Upon notice from a Lender to the Borrower Representative (which notice shall be accompanied by a detailed calculation of the amount to be paid by Borrowers), Borrowers shall pay to such Lender such amount or amounts as will compensate such Lender for any loss, cost or expense incurred by them in the liquidation or redeposit of any funds acquired by the Lenders to fund or maintain any portion of a SOFR Loan as a result of:
(a)    the failure of Borrowers to borrow or make repayments on the dates specified under this Agreement or in any notice from the Borrower Representative to the Administrative Agent (provided that if any notice specifies the repayment of a SOFR Loan at any time other than its maturity date, then Borrowers shall be responsible for any loss, costs or expenses referred to above); or
(b)    the repayment or prepayment of any amounts on a day other than the payment dates prescribed herein or in any notice from the Borrower Representative to the Administrative Agent (provided that if any notice specifies the repayment of a SOFR Loan at any time other than its maturity date, then Borrowers shall be responsible for any loss, costs or expenses referred to above).
Notwithstanding the foregoing, Borrowers shall not be required to indemnify a Lender for any such cost or expense if such cost or expense is incurred while such Lender is a Defaulting Lender.
8.5    Indemnity
(a)    Borrowers hereby agree to indemnify and hold the Administrative Agent, each Lender, their respective affiliates, successors and assigns and the shareholders, officers, directors, partners, advisors, controlling persons, employees, and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all claims, demands, actions, causes of action, suits, losses, costs, charges, liabilities and damages, and expenses in connection therewith (irrespective of whether such Indemnified Party is a party to the action for which indemnification hereunder is sought), and including, without limitation, reasonable and documented out-of-pocket legal fees (of one primary counsel to the Administrative Agent and the Lenders, taken as a whole, and, if necessary, of one local counsel in any relevant jurisdiction to such persons, taken as a whole) and out of pocket disbursements and amounts paid in settlement which are approved by Borrowers (collectively in this Section 8.5(a), the “Indemnified Liabilities”), incurred or suffered by, or asserted against, the Indemnified Parties or any of them as a result of, or arising out of, or relating to (i) the extension of credit contemplated herein, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any credit extended hereunder, (iii) any actual or threatened investigation, litigation or other proceeding relating to any credit extended or proposed to be extended as contemplated herein or (iv) the execution, delivery, performance or enforcement of the Credit Documents and any instrument, document or agreement executed pursuant hereto or thereto, except, in each case, for any such Indemnified Liabilities (x) that a court of competent jurisdiction determines in a final non-appealable judgment arose on account of an Indemnified Party’s or such Indemnified Party’s controlled affiliates gross negligence, bad faith or willful misconduct, (y) that a court of competent jurisdiction determines in a final non-appealable judgment resulted from a material breach by such Indemnified Party of its obligations under this Agreement or other Credit Documents or (z) resulting from any claim, litigation or other proceeding that does not involve an act or omission of any Borrower or any of its Affiliates and that is brought by an Indemnified Party against any other Indemnified Party (other than any claim, litigation or other proceeding against the Administrative Agent, any other agent or arranger in its capacity as such). To the fullest extent permitted by applicable law, no Person party hereto shall assert (and each such Person shall cause its Subsidiaries not to assert), and each such Person hereby waives, and acknowledges that no other such Person shall have, any claim against any Indemnified Party or against any Obligor or any of their respective equity holders, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of proceeds thereof; provided that such waiver of special, indirect, consequential or punitive damages shall not limit the indemnification obligations of Borrowers under this Section 8.5(a) to the extent that such special, indirect, consequential or punitive damages are included in any claim by a third party unaffiliated with any of the Indemnified Parties with respect to which the applicable Indemnified Party is entitled to indemnification under this Section 8.5(a).
(b)    Without limiting the generality of the indemnity set out in the preceding clause (a), Borrowers hereby further agree to indemnify and hold the Indemnified

Parties free and harmless from and against any and all claims, demand, actions, causes of action, suits, losses, costs, charges, liabilities and damages, and expenses in connection therewith, including, without limitation, reasonable and documented out-of-pocket legal fees (of one primary counsel to the Administrative Agent and the Lenders, taken as a whole, and, if necessary, of one local counsel in any relevant jurisdiction to such persons, taken as a whole) and out-of-pocket disbursements and amounts paid in settlement which are approved by Borrowers (such approval not to be unreasonably withheld, delayed or conditioned), of any and every kind whatsoever paid (collectively in this Section 8.5(b), the “Indemnified Liabilities”), incurred or suffered by, or asserted against, the Indemnified Parties or any of them for, with respect to, or as a direct or indirect result of, (i) the presence on or under, or the Release from, any real property legally or beneficially owned (or any estate or interest which is owned), leased, used or operated by a Borrower or any Subsidiary of any Hazardous Material, and (ii) any other violation of an Environmental Law by a Borrower or any Subsidiary, and regardless of whether caused by, or within the control of, such Borrower or such Subsidiary, except for any such Indemnified Liabilities (x) that a court of competent jurisdiction determines in a final non-appealable judgment arose on account of an Indemnified Party’s or such Indemnified Party’s controlled affiliates gross negligence, bad faith or willful misconduct, (y) that a court of competent jurisdiction determines in a final non-appealable judgment resulted from a material breach by such Indemnified Party of its obligations under this Agreement or other Credit Documents or (z) resulting from any claim, litigation or other proceeding that does not involve an act or omission of any Borrower or any of its affiliates and that is brought by an Indemnified Party against any other Indemnified Party (other than any claim, litigation or other proceeding against the Administrative Agent, any other agent or arranger in its capacity as such).
(c)    All obligations provided for in this Section 8.5 shall survive the permanent repayment of the outstanding credit hereunder and the termination of this Agreement. The obligations provided for in this Section 8.5 shall not be reduced or impaired by any investigation made by or on behalf of the Administrative Agent or any of the Lenders.
(d)    Borrowers hereby agree that, for the purposes of effectively allocating the risk of loss placed on Borrowers by this Section 8.5, the Administrative Agent and each Lender shall be deemed to be acting as the agent or trustee on behalf of and for the benefit of their respective shareholders, officers, directors, employees and agents.
(e)    If, for any reason, the obligations of Borrowers pursuant to this Section 8.5 shall be unenforceable, each Borrower agrees to make the maximum contribution to the payment and satisfaction of each obligation that is permissible under applicable Requirement of Law.

(f)    The indemnity under this Section 8.5 shall not apply to any matters specifically dealt with in Sections 8.2, 8.4, 8.6 or 15.17.
8.6    Taxes
(a)    Payments Free of Certain Taxes; Obligation to Withhold; Payments on Account of Certain Taxes.
(i)    Any and all payments by or on account of any obligation of any Obligor hereunder or under any other Credit Document shall to the extent permitted by applicable Requirements of Law be made free and clear of and without reduction or withholding for any Taxes. If applicable Requirements of Law (as determined in the good faith discretion of any applicable Withholding Agent) require the applicable Withholding Agent to withhold or deduct any Tax from or with respect to any such payment, such Tax shall be withheld or deducted in accordance with such Requirements of Law as determined by such Withholding Agent upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
(ii)    If the applicable Withholding Agent shall be required by applicable Requirements of Law to withhold or deduct any Taxes, then (A) such Withholding Agent shall withhold or make such deductions as are determined by such Withholding Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Official Body in accordance with applicable Requirements of Law, and (C) to the extent that such withholding or deduction is made on account of Indemnified Taxes imposed on or with respect to any payment by or on account of any obligation of any Obligor under any Credit Document or on account of Other Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that after such required withholding or the making of all such required deductions (including deductions applicable to additional sums payable under this Section 8.6) the Administrative Agent or the applicable Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made; provided, however, that in the case of a Withholding Agent that is not an Obligor or the Administrative Agent, the amount payable under this clause (C) shall not exceed the amount that would have been required to be paid had an Obligor or the Administrative Agent been the applicable Withholding Agent;
(b)    Payment of Other Taxes by Borrowers. Without limiting the provisions of Section 8.6(a), but without duplication, the Obligors shall timely pay any Other Taxes to the relevant Official Body in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.
(c)    Tax Indemnifications.
(i)    Without limiting the provisions of subsection (a) or (b) above, Borrowers shall indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 8.6) payable by the Administrative Agent or such Lender, as the case may be, to the extent imposed on or with respect to any payment made by or on account of any obligation of any Obligor under any Credit Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of any such payment or liability delivered to Borrower Representative by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(ii)    Without limiting the provisions of subsection (a) or (b) above, each Lender, severally and not jointly, shall indemnify the Obligors and the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, against any and all (i) Excluded Taxes attributable to such Lender that are payable by the Obligors or the Administrative Agent (and any reasonable expenses arising therefrom or related thereto) as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to U.S. Borrower or the Administrative Agent pursuant to Section 8.6(e) and (ii) Taxes attributable to such Lender’s failure to comply with the provisions of Section 15.5(b) relating to the maintenance of a Participant Register, in each case, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Borrower Representative or the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent or any Obligor, as the case may be, to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to the Administrative Agent or such Obligor, as the case may be, under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the commitments hereunder and the repayment, satisfaction or discharge of all Obligations.
(d)    Evidence of Payments. After any payment of Taxes by an Obligor to an Official Body as provided in this Section 8.6, such Obligor shall deliver to the Administrative Agent for the benefit of the relevant Lender or the Administrative Agent, as the case may be, the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of any return required by Requirements of Law to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    Status of Lenders; Tax Documentation.
(i)    Each Lender shall deliver to the Borrower Representative and to the Administrative Agent, and the Administrative Agent shall deliver to the Borrower Representative, when reasonably requested by Borrowers or the Administrative Agent, as the case may be, such properly completed and executed documentation prescribed by applicable Requirements of Law or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit Borrowers or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Credit Document are subject to withholding, (B) if applicable, the required rate of withholding or deduction, (C) such Lender’s or the Administrative Agent’s entitlement to any available exemption from, or reduction of, applicable withholding in respect of any payments to be made to such Lender or the Administrative Agent by an Obligor pursuant to this Agreement or any other Credit Document and (D) whether or not such Lender or the Administrative Agent is subject to backup withholding or information reporting requirements or otherwise to establish such Lender’s or the Administrative Agent’s status for withholding Tax purposes in any applicable jurisdiction.
(ii)    Without limiting the generality of the foregoing,
(A)    each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower Representative and the Administrative Agent (in such number of signed originals as shall be reasonably requested by the recipient), on or prior to the date on which such “United States person” became a Lender under this Agreement, IRS Form W-9; and
(B)    each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding Tax with respect to any payments hereunder or under any other Credit Document shall deliver to the

Borrower Representative and the Administrative Agent (in such number of signed originals as shall be requested by the recipient), on or prior to the date on which such Lender becomes a Lender under this Agreement, whichever of the following is applicable:
(I)    in the case of a Lender claiming the benefits of an income tax treaty to which the United States is a party, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to such tax treaty,
(II)    in the case of a Lender for whom any payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI (or successor thereto),
(III)    in the case of a Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender), (1) IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A) and (B) (I), (II), (IV) and (V) of this paragraph (e)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if such Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) or 871(h) of the Code, such Lender may provide a Non-Bank Certificate (as described below) on behalf of such partners,
(IV)    in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) or 871(h) of the Code, (x) a certificate (substantially in the form of Exhibit H (a “Non-Bank Certificate”)) to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of U.S. Borrower within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments are effectively connected with a U.S. trade or business, and (y) IRS Form W-8BEN or IRS Form W-8BEN-E,
(V)    any other form prescribed by applicable Requirements of Law or such other evidence satisfactory to Borrowers as a basis for claiming any available exemption from or reduction in withholding Tax together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit Borrowers or the Administrative Agent to determine the withholding or deduction required to be made, or
(VI)    if a payment made to a Lender would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent, at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by Borrowers or the Administrative Agent, such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers or the Administrative Agent as may be necessary for Borrowers and the Administrative Agent to comply with their respective obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (VI), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(VII)    Notwithstanding anything to the contrary in this Section 8.6(e)(ii), in no event will any Lender be required to provide any documentation such Lender is legally ineligible to deliver.
(iii)    Each Lender and Administrative Agent shall promptly notify Borrowers and the Administrative Agent of any change in circumstances which would modify or render invalid any previously delivered form or documentation or any claimed exemption or reduction and provide updated documentation (or promptly notify Borrowers and the Administrative Agent of its legal ineligibility to do so). Each Lender or Administrative Agent that has previously delivered any documentation required herein shall, upon the reasonable request of Borrowers or the Administrative Agent, deliver to the Borrower Representative and the Administrative Agent additional copies of such form (or successor thereto) on or before the date such form expires or becomes obsolete or promptly notify Borrowers and the Administrative Agent of its legal ineligibility to do so.
(iv)    Upon execution of this Agreement, the Administrative Agent shall deliver to the Borrower Representative an accurate, complete, signed copy of IRS Form W-8IMY certifying in Part I that it is a qualified intermediary and checking the boxes in Part III, Line 14a and Line 14b.
(v)    Each Lender hereby authorizes the Administrative Agent to deliver to the Obligors and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 8.6(e).
(f)    Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund (in cash or applied as an offset against another cash Tax liability) of any Taxes as to which it has been indemnified by any Obligor or with respect to which any Obligor has paid additional amounts pursuant to this Section 8.6, it shall pay to such Obligor an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Obligor under this Section 8.6 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Official Body with respect to such refund); provided that such Obligor, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Obligor (plus any penalties, interest, additions to Tax or other charges imposed by the relevant Official Body) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority and delivers to such Obligor evidence reasonably satisfactory to such Obligor of such repayment. Notwithstanding anything to the contrary in paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Obligor or any other Person,
(g)    Survival. Each party’s obligations under this Section 8.6 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

ARTICLE 9
REPAYMENTS AND PREPAYMENTS
9.1    Repayment under Credit Facility
Borrowers shall repay to the Lenders in full the outstanding principal amount of the Loans under the Credit Facility together with all accrued and unpaid interest thereon and all accrued and unpaid fees with respect thereto on the Maturity Date.
9.2    Voluntary Prepayments under Credit Facility
Subject to Section 9.3, Borrowers shall be entitled to prepay all or any portion of the outstanding Loans under the Credit Facility at any time, without penalty, provided that Section 8.4 shall be complied with in connection with any such prepayment. Amounts prepaid pursuant to this Section 9.2 shall be available for reborrowing.
9.3    Prepayment Notice
The Borrower Representative shall give written notice, including by electronic transmission, to the Administrative Agent of each voluntary prepayment pursuant to Section 9.2. Such notice (a “Prepayment Notice”) shall be irrevocable, shall be given in accordance with Section 3.10 and shall specify:
(a)    the date on which the prepayment is to take place; and
(b)    the type and principal amount of the Loan or the portion thereof which is to be prepaid.
9.4    Currency of Repayment
All payments and repayments of outstanding credit hereunder shall be made in the currency of such outstanding credit.
ARTICLE 10
REPRESENTATIONS AND WARRANTIES
10.1    Representations and Warranties
To induce the Lenders and the Administrative Agent to enter into this Agreement and to induce the Credit Parties to extend credit under the Credit Documents, each Borrower hereby represents and warrants to the Credit Parties, as of the date of this Agreement, and as of the date of each extension of credit hereunder, as follows and acknowledges and confirms that the Lenders and the Administrative Agent are relying upon such representations and warranties in entering into this Agreement and in extending credit hereunder:
(a)    Status and Power. Each Borrower and each Restricted Subsidiary is duly organized and validly existing and in good standing (to the extent such concept is known in the relevant jurisdiction) under the laws of its jurisdiction of organization. Each Borrower and each Restricted Subsidiary is duly qualified, registered or licensed in all jurisdictions (including its jurisdiction of organization) where the failure to do so would reasonably be expected to have a Material Adverse Effect. Each Borrower and each Restricted Subsidiary has all requisite corporate capacity, power and authority to own, hold under licence or lease its properties, and to carry on its business as now conducted. Each Obligor has all requisite corporate or limited liability company capacity to enter into, and carry out the transactions contemplated by, the Credit Documents to which is a party.
(b)    Authorization and Enforcement. All necessary action, corporate or otherwise, has been taken to authorize the execution, delivery and performance by each Obligor of the Credit Documents to which it is a party. Each Obligor has duly executed and delivered the Credit Documents to which it is a party. The Credit Documents to which each Obligor is a party are legal, valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and (ii) the fact that the courts may deny the granting or enforcement of equitable remedies.
(c)    Compliance with Other Instruments and with Law. The execution, delivery and performance by each Obligor of the Credit Documents to which it is a party, and the consummation of the transactions contemplated herein and therein, do not and will not conflict with, result in any breach or violation of, or constitute a default under, (i) the terms, conditions or provisions of the articles of incorporation, bylaws, articles of organization, operating agreement or other organizational documents of such Obligor, (ii) of any law, regulation, judgment, decree or order binding on or applicable to such Obligor or to which its property is subject or require the consent or approval of any applicable Official Body (other than such consents as have been obtained and are in effect), or (iii) of any agreement, lease, licence, permit or other instrument to which such Obligor is a party or is otherwise bound or by which such Obligor benefits or to which its property is subject, or require the consent or approval of any other Person (other than such consents as have been obtained and are in effect), except in the case of the preceding clauses (ii) and (iii), to the extent such conflict, breach, violation or default could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d)    Financial Statements. The consolidated financial statements of U.S. Borrower for the most recently completed Fiscal Quarter or Fiscal Year, as the case may be, were prepared in accordance with GAAP. Since March 31, 2025, there has been no change or event that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect. Such financial statements and the notes thereto disclose all material liabilities, direct or contingent, of U.S. Borrower and its Subsidiaries that are required to be disclosed under GAAP.
(e)    Litigation. There are no actions, suits, inquiries, claims or proceedings (whether or not purportedly on behalf of any Borrower or any Restricted Subsidiary) pending or, to Borrowers’ Knowledge, threatened in writing against any Borrower or any Restricted Subsidiary before any applicable Official Body, which, in any case or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(f)    Title to Assets. Each Borrower and each Restricted Subsidiary has good title (or in the case of any leased premises, easement properties or licensed properties, valid leasehold, easement or license interests) to all of its property and assets, free from Liens other than the Permitted Liens.
(g)    Compliance with Laws. Governmental Approvals. No Borrower or any of its Subsidiaries is in violation of any Requirement of Law applicable to itself or to the operation of its business or to its property or assets (including, without limitation, Environmental Laws) which could reasonably be expected to have a Material Adverse Effect. Each Borrower and each Restricted Subsidiary holds all licenses, certificates of approval, approvals, registrations, permits and consents which are required by any Requirement of Law to operate its businesses where they are currently being operated except where the failure to have such licenses, certificates of approval, approvals, registrations, permits and consents could not reasonably be expected to have a Material Adverse Effect.
(h)    Outstanding Defaults. No event has occurred which constitutes a default of any Borrower or any Restricted Subsidiary, or to Borrowers’ Knowledge, any counterparty, under or in respect of any material agreement, undertaking or instrument to which such Borrower or such Restricted Subsidiary is a party or to which its property or assets may be subject, and which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
(i)    Tax Returns and Taxes. Each Borrower and each Subsidiary has filed all Tax returns and Tax reports required by applicable Requirements of Law to have been filed by it and has paid all Taxes thereby shown to be owing, except (i) any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books or (ii) where the failure to so file or pay could not reasonably be expected to have a Material Adverse Effect.
(j)    Environmental Compliance.
(i)    All facilities and property (including underlying groundwater) owned, leased, used or operated by U.S. Borrower or any of its Subsidiaries have been, and continue to be, owned or leased in compliance with all Environmental Laws, except where any non-compliance could not reasonably be expected to have a Material Adverse Effect;
(ii)    There are no pending or threatened (in writing)
(A)    claims, complaints, notices or requests for information received by U.S. Borrower or any of its Subsidiaries with respect to any alleged violation of any Environmental Law which, if proved, could reasonably be expected to have a Material Adverse Effect;
(B)    complaints, notices or inquiries to U.S. Borrower or any of its Subsidiaries regarding potential liability under any Environmental Law which liability could reasonably be expected to have a Material Adverse Effect;
(iii)    There have been no Releases of any Hazardous Materials at, on, under or from any property that is owned, operated, used or leased by U.S. Borrower or any of its Subsidiaries that, singly or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect;
(iv)    Each of the U.S. Borrower and each of its Subsidiaries has been issued and is in compliance with all permits, certificates, approvals, licenses and other authorizations under any Environmental Laws to carry on its business except where any non-issuance or non-compliance could not reasonably be expected to have a Material Adverse Effect; and
(v)    No conditions exist at, on or under any property that is operated, used or leased to U.S. Borrower or any of its Subsidiaries that, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law which liability could reasonably be expected to have a Material Adverse Effect.
(k)    Subsidiaries. As of the Third Amendment Effective Date, the chart attached hereto as Schedule 10.1(k) accurately sets out the corporate structure of U.S. Borrower and all of its Subsidiaries and reflects (i) the inter-corporate share ownership of each such Subsidiary and (ii) each Unrestricted Subsidiary.
(l)    Assets Insured. The property and assets of Borrowers and the Restricted Subsidiaries are insured with insurers, in amounts, for risks and otherwise which are reasonable in relation to such property and assets and otherwise in accordance with industry standard and past practice.
(m)    Margin Regulations. No Borrower or any Restricted Subsidiary is engaged in the business of extending credit for the purpose of, and no proceeds of any Loan or other extensions of credit hereunder will be used for the purpose of, buying or carrying margin stock (within the meaning of Regulation U of the Federal

Reserve Board) or extending credit to others for the purpose of purchasing or carrying any such margin stock, in each case in contravention of Regulation T, U or X of the Federal Reserve Board.
(n)    Investment Company Act. No Borrower or any Restricted Subsidiary is an “investment company” or an “affiliates person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940.
(o)    Solvency. The U.S. Borrower and its consolidated Subsidiaries on a consolidated basis determined in accordance with GAAP, are Solvent.
(p)    Employee Benefit Plans and Canadian Pension Plans. Each Employee Benefit Plan established or maintained by the a Borrower or a Restricted Subsidiary complies with, and has been maintained and administered in accordance with, in all material respects, applicable Requirements of Law. Each Employee Benefit Plan is fully funded on a going concern basis in accordance with its terms and applicable Requirements of Law, and the present value of all accrued benefits under any such plans do not exceed the value of the assets of such plans allocable to such accrued benefits by an amount that could reasonably be expected to have a Material Adverse Effect. No material liability exists with respect to any Employee Benefit Plan that has been terminated. Each of the Canadian Pension Plans (if any) is duly registered under the Canadian Income Tax Act and any other applicable Requirements of Law which require registration, has been administered in accordance with the Canadian Income Tax Act and such other applicable Requirements of Law and no event has occurred which could reasonably be expected to cause the loss of such registered status, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect. All material obligations of each of the Canadian Restricted Subsidiaries (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefor have been performed on a timely basis, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect. There are no outstanding disputes concerning the assets of the Canadian Pension Plans. No promises of benefit improvements under the Canadian Pension Plans have been made except where such improvement could not reasonably be expected to have a Material Adverse Effect. All contributions or premiums required to be made or paid by each of the Canadian Restricted Subsidiaries to the Canadian Pension Plans have been made on a timely basis in accordance with the terms of such plans and all applicable Requirements of Law. There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans. None of the Canadian Pension Plans contain or have ever contained a “defined benefit provision”, as that term is defined in subsection 147.1(1) of the Canadian Income Tax Act. Each of the Canadian Pension Plans is fully funded on a solvency basis and going concern basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Official Body and which are consistent with GAAP).
(q)    Labor Matters. As of the Closing Date, except as set forth on Schedule 10.1(q), (i) there are no material collective bargaining agreements covering the employees of any Borrower or any Restricted Subsidiary and no Borrower or any Restricted Subsidiary has suffered any material strikes, walkouts, work stoppages or other labor disputes with respect to such Borrower or any Restricted Subsidiary within the last five (5) years, and (ii) the hours worked by and payments made to employees of any Borrower or any Restricted Subsidiary have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable Requirement of Law in any relevant jurisdiction dealing with such matters, in each case, where such strike, walkout, stoppage or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
(r)    FCPA. For the immediately preceding five (5) year period, no Borrower or any of its Subsidiaries nor, to Borrowers’ Knowledge, any director, officer, agent, employee or other Person, in each case acting in such capacity on behalf of U.S. Borrower or any of its Subsidiaries, has taken any action, directly or indirectly, that would result in a violation by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (“FCPA”), the Corruption of Foreign Public Officials Act (Canada), as amended, or any other applicable anti-corruption law. No part of the proceeds of the Loans have been used, directly or indirectly, for any payments to any official or employee of an applicable Official Body, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain, or direct business or obtain any improper advantage of the FCPA.
(s)    Anti-Money Laundering; Sanctions. No Borrower or any of its Subsidiaries or any director, officer or employee, or to Borrowers’ Knowledge any agent or affiliate of any Borrower or any of its Subsidiaries (i) is a Sanctioned Person, (ii) is incorporated or organized in, or is a resident of, a Sanctioned Country, (iii) has any business affiliation or commercial dealings with, or investments in, any Sanctioned Country or Sanctioned Person in violation of Sanctions Laws or (iv) is in breach of or is the subject of any action or investigation under any applicable Sanctions Laws or Anti-Money Laundering Laws. No proceeds from any Loan have been used, directly or indirectly, to lend, contribute, provide, or have otherwise been or will be made available to fund, any unlawful activity or business with or related to any Sanctioned Person or Sanctioned Country, or in any other manner that will result in any violation or breach by any person of applicable Sanctions Laws.
(t)    Accuracy of Disclosure. No factual information furnished by or on behalf of Borrowers or any of their Subsidiaries to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any other Credit

Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances when made, not materially misleading; provided, however, that projections contained therein are not to be viewed as factual and that actual results during the periods covered thereby may differ from the results set forth in such projections by a material amount. There is no fact that, to Borrowers’ Knowledge, has or could reasonably be expected to have a Material Adverse Effect.
(u)    EEA Financial Institutions. No Obligor is an EEA Financial Institution.
(v)    Non-Bank Rules. The Swiss Borrower is at all times in compliance with the Non-Bank Rules. For the purpose of its compliance with the Non-Bank Rules under this Section 10.1(v), the Swiss Borrower shall assume that the aggregate maximum number of Lenders which are not Qualifying Banks is 10 (irrespective of whether or not there are, at any time, any such Lenders).
(w)    Beneficial Ownership Certificate. The information included in the most recent Beneficial Ownership Certification delivered to any Lender is true and correct in all respects.
10.2    Survival of Representations and Warranties
All of the representations and warranties of each Borrower contained in Section 10.1 shall survive until the execution and delivery of this Agreement until all credit outstanding hereunder has been repaid in full and the Credit Facility has been terminated, notwithstanding any investigation made at any time by or on behalf of any Credit Party.
ARTICLE 11
COVENANTS
11.1    Affirmative Covenants
Each Borrower hereby covenants and agrees with the Credit Parties that, until all credit outstanding hereunder has been repaid in full and the Credit Facility has been terminated, and unless waived in writing in accordance with Section 14.14, Borrowers shall, and shall cause each Restricted Subsidiary to do the following:
(a)    Financial Reporting. The Borrower Representative shall furnish the Administrative Agent with the following statements and reports (the filing of any of the following documents on EDGAR shall satisfy the delivery obligation in relation to such documents so filed when the Borrower Representative has provided written notice of such filing to the Administrative Agent, which written notice may be in the form of an RSS feed or link to the respective document provided by email or other electronic transmission):

(i)    within 90 days after the end of each Fiscal Year, copies of the audited consolidated financial statements of U.S. Borrower for such Fiscal Year and the report thereon (without any qualification or exception as to the scope of such audit) from an independent accounting firm of nationally-recognized standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of U.S. Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(ii)    within 60 days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year, copies of the unaudited consolidated financial statements of U.S. Borrower, all certified by a senior financial officer of U.S. Borrower as presenting fairly in all material respects the financial condition and results of operations of U.S. Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(iii)    concurrently with the deliveries of financial statements pursuant to any of clauses (i) and (ii) above, a duly executed and completed (A) compliance certificate, in the form attached as Exhibit A hereto and signed by a senior financial officer of U.S. Borrower and (B) during any Post-Acquisition Period, to the extent there is any Pro Forma Adjustment, a Pro Forma Certificate;
(iv)    within 90 days after the beginning of each Fiscal Year of U.S. Borrower, a budget for a period of at least twelve (12) months for U.S. Borrower and its consolidated Subsidiaries on a consolidated basis in form reasonably satisfactory to the Administrative Agent; and
(v)    such other statements, reports and information concerning the operations, business affairs and financial condition of U.S. Borrower or any of its Subsidiaries or compliance with the terms of this Agreement as the Administrative Agent on the instructions of the Majority Lenders may reasonably request from time to time, including, any information that may be reasonably requested in respect of any Acquisition.
(b)    Copies of Public Filings. The Borrower Representative shall, upon request, furnish the Administrative Agent with copies of all documents which are filed by any Borrower or any Restricted Subsidiary with the Securities Exchange Commission or with any similar Official Body in any other jurisdiction in compliance with applicable securities legislation which are not available on EDGAR.
(c)    Use of Proceeds. Borrowers shall apply all of the proceeds of the Credit Facility towards its general corporate purposes including, without limitation, to finance

Permitted Acquisitions. No proceeds of the Credit Facility will be used by any Borrower or any of its Subsidiaries in violation of applicable Requirements of Law.
(d)    Insurance. Borrowers shall, and shall cause the Restricted Subsidiaries to, insure and keep insured, with financially sound and reputable insurers, for risks, in amounts and such other terms as are consistent with standard industry practice, all of the property of Borrowers and the Restricted Subsidiaries except where failure to do so could not reasonably be expected to have a Material Adverse Effect.
(e)    [Reserved].
(f)    Change of Name, Office or Other Information. Borrowers shall notify the Administrative Agent in writing promptly of any change in (i) the corporate name of any Restricted Subsidiary or (ii) the jurisdiction of incorporation of any Restricted Subsidiary.
(g)    Corporate Existence. Each Borrower shall, and shall cause each of the Restricted Subsidiaries to, maintain its valid existence in good standing (if such concept is known in the relevant jurisdiction), except, solely with respect to any Restricted Subsidiary (other than the Swiss Borrower), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. For the avoidance of doubt, U.S. Borrower shall maintain its jurisdiction of organization or formation in the United States, any State thereof or the District of Columbia and the Swiss Borrower shall maintain its jurisdiction of organization or formation in Switzerland. Each Borrower shall, and shall cause each Restricted Subsidiary to, qualify and remain duly qualified to carry on business and own property in each jurisdiction where the failure to do so could reasonably be expected to result in a Material Adverse Effect.
(h)    Conduct of Business. Each Borrower shall, and shall cause each Restricted Subsidiary to, conduct its business in such a manner so as to comply with all applicable Requirements of Law (including, without limitation, Environmental Laws and ERISA), so as to observe and perform all its obligations under leases, licenses and agreements necessary for the proper conduct of its business and so as to preserve and protect its property and assets and the earnings, income and profits therefrom where such non-compliance, non-observance or non-performance could reasonably be expected to have a Material Adverse Effect. Each Borrower shall, and shall cause each Restricted Subsidiary to, obtain and maintain all licenses, permits, government approvals, franchises, authorizations and other rights necessary for the operation of its business where failure to do so could reasonably be expected to have a Material Adverse Effect.
(i)    Taxes. Each Borrower shall pay, and shall cause each Subsidiary to pay, all Taxes levied, assessed or imposed upon it and upon its property or assets or any part thereof, as and when the same become due and payable, save and except (i)

when and so long as the validity of any such Taxes is being contested in good faith by appropriate proceedings and reserves are being maintained in accordance with GAAP while forfeiture of any part of its property or assets may result from the failure to so pay during the period of any such contest or (ii) where the failure to pay could not reasonably be expected to have a Material Adverse Effect.
(j)    Notice of Litigation. The Borrower Representative shall promptly notify the Administrative Agent of any actions, suits, inquiries, claims or proceedings (whether or not purportedly on behalf of any Borrower or any Restricted Subsidiary) commenced or threatened in writing against or affecting a Borrower or a Restricted Subsidiary before any applicable Official Body which in any case or in the aggregate could reasonably be expected to have a Material Adverse Effect.
(k)    Environmental Matters. Each Borrower shall, and shall cause each Restricted Subsidiary to, as soon as practicable and in any event within 30 days, notify the Administrative Agent (and provide copies), upon receipt of all written claims, complaints and notices to or inquiries of, any Borrower or any Restricted Subsidiary relating to the condition of its facilities and properties, or non-compliance with Environmental Laws, which claims, complaints, notices or inquiries relate to matters which could reasonably be expected to have a Material Adverse Effect.
(l)    Leverage Ratio. Borrowers shall maintain the Leverage Ratio (measured as at the end of each Fiscal Quarter), including, as applicable during any Post-Acquisition Period, calculated, if applicable, on a Pro Forma Basis, to be less than or equal to 4.00:1.00.
(m)    Interest Coverage Ratio.  Borrowers shall maintain the Interest Coverage Ratio (measured as at the end of each Fiscal Quarter), including, as applicable during any Post-Acquisition Period, calculated, if applicable, on a Pro Forma Basis, to be greater than or equal to 3.00:1.00.
(n)    Books and Records. Borrowers shall, and shall cause each Restricted Subsidiary to, keep proper books of account and records covering all its business and affairs on a current basis, make full, true and correct entries of its transactions in such books, set aside on its books from their earnings all such proper reserves as required by GAAP and permit representatives of the Administrative Agent to, subject to Section 15.14, inspect such books of account, records and documents and to make copies therefrom during reasonable business hours; provided that (1) the Administrative Agent, the Lenders and their agents and representatives shall provide Borrower Representative with at least five (5) business days’ notice of any visit and shall use commercially reasonable efforts not to disrupt any Borrower’s business during any such visit and (2) so long as no Event of Default shall have occurred and be continuing, Borrowers shall not be responsible for the cost and expense of more than one inspection per calendar year in the aggregate by the Administrative Agent and the Lenders.
(o)    Notice of Default or Event of Default. Upon the occurrence of either a Default or an Event of Default of which any Borrower is aware, Borrowers shall promptly deliver to the Administrative Agent a notice specifying the nature and date of occurrence of such Default or Event of Default, such Borrower’s assessment of the duration and effect thereof and the action which such Borrower proposes to take with respect thereto.
(p)    Notice of Certain Other Events. Promptly following any Borrowers’ Knowledge thereof, deliver to the Administrative Agent a notice of any other matter not specifically set forth in this Section 11.1 that has resulted or would reasonably be expected to result in a Material Adverse Effect.
(q)    Designation of Unrestricted Subsidiaries and Restricted Subsidiaries. Borrowers shall be permitted to designate any Subsidiary (except for the Swiss Borrower or a Guarantor) as an Unrestricted Subsidiary by written notice to the Administrative Agent; provided that Borrowers shall only be permitted to so designate a new Unrestricted Subsidiary so long as (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) after giving effect to such designation, Borrowers are in compliance with Section 11.1(t); provided, however, that such designation shall constitute an Investment by Borrowers therein at the date of designation in an amount equal to the portion of the fair market value (as determined by Borrowers in good faith in consultation with the Administrative Agent) of the net assets of such subsidiary attributable to such Borrower’s equity interest therein (and such designation shall only be permitted to the extent such Investment is permitted hereunder). Borrowers may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement so long as no Event of Default has occurred and is continuing or would result therefrom.
(r)    Further Assurances.    Each Obligor shall execute, acknowledge and deliver to the Administrative Agent such other documents and instruments and do or cause to be done such other acts as the Administrative Agent reasonably determines to be necessary to effect the intent of the parties to this Agreement or otherwise to protect and preserve the interests of the Administrative Agent and the Lenders hereunder, promptly upon request of the Administrative Agent.
(s)    Covenant to Guarantee Obligations.
(i)    Subject to clause (iii) below, with respect to any Person that is or becomes a Restricted Subsidiary after the Closing Date and is organized in a jurisdiction in which an existing Guarantor is organized or another jurisdiction reasonably satisfactory to the Administrative Agent, promptly (and in any event within 30 days (or such longer period as the

Administrative Agent may agree in its sole discretion) after such Person becomes a Restricted Subsidiary) cause such new Restricted Subsidiary (other than an Excluded Subsidiary) to execute a Joinder Agreement.
(ii)    Simultaneously with the execution of each Joinder Agreement, Borrowers shall forthwith deliver, or cause to be delivered to, the Administrative Agent, in form and substance satisfactory to the Administrative Agent:
(A)    a duly certified copy of the articles of incorporation and by-laws, certificate of formation and operating agreement or similar organizational documents of such Restricted Subsidiary;
(B)    a certificate of status or good standing (if such concept is known in the relevant jurisdiction) for such Restricted Subsidiary issued by the Official Body responsible therefor in the jurisdiction in which such Restricted Subsidiary is organized;
(C)    a duly certified copy of the resolutions of the board of directors of such Restricted Subsidiary authorizing it to execute, deliver and perform its obligations under each Credit Document to which such Restricted Subsidiary is a party;
(D)    a certificate of an officer of such Restricted Subsidiary, in such capacity, setting forth specimen signatures of the individuals authorized to sign the Credit Documents to which such Restricted Subsidiary is a party;
(E)    requisite information to identify the Restricted Subsidiary under applicable “know your client” legislation; and
(F)    upon request of the Administrative Agent, an opinion of such Restricted Subsidiary’s counsel addressed to the Credit Parties and their counsel, relating to the status and capacity of such Subsidiary, the due authorization, execution and delivery and the validity and enforceability of the Credit Documents against such Restricted Subsidiary and such other matters as the Administrative Agent may reasonably request;
(G)    whereupon such Subsidiary shall become an Additional Guarantor for all purposes of this Agreement.
(iii)    Notwithstanding anything to the contrary in this Section 11.1(s), (i) no Restricted Subsidiary shall be required to become a Guarantor in circumstances where the Administrative Agent and Borrowers reasonably agree that the costs or other consequences of providing a guarantee of the Obligations is excessive in relation to the benefit thereof and (ii) no joinder will be required of any Obligor to the extent it would result in any material tax liability for any Obligor or any Subsidiary thereof.
(t)    Restricted Subsidiaries Coverage Test. Borrowers and Restricted Subsidiaries shall, at all times, collectively, account for at least 85% of U.S. Borrower’s consolidated total assets and consolidated total revenue determined as of the most recently ended Fiscal Quarter.
(u)    Beneficial Ownership Regulation. Each Borrower will, promptly following any request therefor, deliver information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with the Beneficial Ownership Regulation.
11.2    Negative Covenants
Each Borrower hereby covenants and agrees with the Credit Parties that, until all credit outstanding hereunder has been repaid in full and the Credit Facility has been terminated, and unless waived in writing in accordance with Section 14.14, Borrowers shall not, nor shall they permit any Restricted Subsidiary to do the following:
(a)    Liens. Borrowers shall not, and shall not permit or suffer any Restricted Subsidiary to, enter into or grant, create, assume or suffer to exist any Lien affecting any of their respective properties or assets, whether now owned or hereafter acquired, save and except only for the Permitted Liens.
(b)    Corporate Existence. Borrowers shall not, and shall not permit any Restricted Subsidiary to (whether in one transaction or in a series of transactions and whether directly or indirectly) enter into any transaction of amalgamation, merger, consolidation, partnership, joint venture or other combination where such combination involves a contribution by a Borrower or a Restricted Subsidiary of all or a substantial portion of its assets, except, in each case, for the amalgamation, merger or consolidation of (i) a Restricted Subsidiary, including any Guarantor, with and into any Borrower and (ii) a Restricted Subsidiary, including any Guarantor, with and into another Restricted Subsidiary, including any Guarantor; provided that (x) if a Borrower is a party thereto, a Borrower will be the surviving entity and (y) if a Guarantor (and, for avoidance of doubt, not a Borrower) is a party thereto, such Guarantor will be the surviving entity.
(c)    Dispositions. Borrowers shall not, and shall not suffer or permit any Restricted Subsidiary to sell, dispose, assign or transfer any assets other than the sale, disposition, assignment or transfer of (i) inventory in the ordinary course of business, (ii) obsolete or redundant equipment, (iii) non-core assets acquired in a Permitted Acquisition; provided that such sales shall be consummated within 180 days of the consummation of the Permitted Acquisition, (iv) assets among Restricted Subsidiaries, or (v) assets (other than assets that are the subject of clauses (i) – (iv) of this Section 11.2(c)) the aggregate consideration for which does not exceed, during the period up to and including the Maturity Date, an amount equal to 10% of the Consolidated Total Assets, as determined as of the last day of the Fiscal Year or Fiscal Quarter (as applicable) for which financial statements have been delivered pursuant to Section 11.1(a) (it being understood and agreed that if at any time, the aggregate amount of such dispositions under clause (v) of this Section 11.2(c) would exceed 10% of Consolidated Total Assets solely as a result of a decrease in Consolidated Total Assets in the applicable Fiscal Quarter from the prior Fiscal Quarter, the prior dispositions shall be deemed to be permitted); provided that, in each case, no Event of Default exists at the time of such sale, disposition, assignment or transfer, or would occur upon, any such sale, disposition, assignment or transfer.
(d)    Distributions. The U.S. Borrower shall not make any Distribution (x) if an Event of Default has occurred and is continuing at the time of making any such Distribution or (y) if an Event of Default would arise immediately after the making of any such Distribution.
(e)    Indebtedness. Borrowers shall not, and shall not suffer or permit any Restricted Subsidiary to, create, incur or assume any Indebtedness, except for the following:
(i)    Indebtedness arising or existing under this Agreement and the other Credit Documents;
(ii)    Indebtedness existing as of the Closing Date and set forth on Schedule 11.2(e) together with any refinancing thereof;
(iii)    Indebtedness incurred after the Closing Date consisting of Capital Leases or Purchase Money Indebtedness; provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of the assets acquired or constructed, (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereof at the time of such refinancing and (iii) the total amount of all such Indebtedness shall not exceed $15,000,000 at any time outstanding;
(iv)    unsecured intercompany Indebtedness among Obligors, among Restricted Subsidiaries and among Obligors and Restricted Subsidiaries; provided that any such Indebtedness owing by an Obligor to a Restricted Subsidiary that is not an Obligor shall be fully subordinated to the Obligations hereunder on terms and conditions reasonably satisfactory to Borrowers and the Administrative Agent;
(v)    Indebtedness and obligations owing under Hedging Agreements entered into in order to manage existing or anticipated business risks and not for speculative purposes;

(vi)    unsecured Indebtedness of Borrowers; provided that (i) no Default or Event of Default shall have occurred and be continuing on a pro forma basis immediately prior to and immediately after giving effect to the full amount of such Indebtedness and (ii) Borrowers shall be in compliance on a Pro Forma Basis with the covenant in Section 11.1(l);
(vii)    Indebtedness of any Person that becomes a Restricted Subsidiary (or that is merged or consolidated with or into a Borrower or a Restricted Subsidiary) after the Closing Date in a transaction permitted hereunder, which Indebtedness is existing at the time such Person becomes a Restricted Subsidiary (or that is merged or consolidated with or into a Borrower or a Restricted Subsidiary) (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Restricted Subsidiary, or being merged or consolidated with or into a Borrower or a Restricted Subsidiary), and any refinancing thereof;
(viii)    Indebtedness that is subordinated to the Obligations; provided, however, that (A) the subordination of such Indebtedness is pursuant to a written subordination agreement satisfactory to the Administrative Agent in its sole discretion, (B) the terms, conditions and amount of any such subordinated Indebtedness shall be satisfactory to the Administrative Agent in its sole discretion, (C) the stated maturity date or mandatory redemption date of such subordinated Indebtedness shall not be prior to the Maturity Date, and (D) immediately prior to and immediately after giving pro forma effect to the full amount of such subordinated Indebtedness, no Default or Event of Default shall occur hereunder;
(ix)    Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management, workers’ compensation claims, deferred compensation to employees, bankers’ acceptances, performance or surety, appeal or similar bonds issued for the account of and completion guarantees and other similar obligations provided by any Restricted Subsidiary, in each case, in the ordinary course of business consistent with past practices;
(x)    Indebtedness consisting of guarantees of Indebtedness of any Obligor or Restricted Subsidiary so long the underlying Indebtedness is permitted to be incurred hereunder;
(xi)    Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case entered into in connection with dispositions permitted hereunder, Permitted Acquisitions, Permitted Debt Investments or other Permitted Investments;

(xii)    Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;
(xiii)    Indebtedness incurred in the ordinary course of business in respect of obligations of the Obligors to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; and
(xiv)    other Indebtedness the aggregate unpaid principal amount of which shall not at any time exceed $25,000,000.
(f)    Acquisitions. Borrowers shall not, and shall not suffer or permit any Restricted Subsidiary to, make any Acquisitions other than Permitted Acquisitions.
(g)    Investments. Borrowers shall not, and shall not permit any Restricted Subsidiary to, make any Investments other than Permitted Investments and Permitted Debt Investments;
(h)    [Reserved].
(i)    Negative Pledge. Borrowers shall not, and shall not permit any Restricted Subsidiary to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting (I) the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security to secure obligations under such agreement if security is given for some other obligation or (II) the ability of any Restricted Subsidiary to make dividends or other distributions to any Obligor, except, in each case, (A) pursuant to this Agreement and the other Credit Documents, (B) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 11.2(e)(vii); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (C) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (D) customary restrictions on the assignment of or granting of a Lien on a particular lease, sublease, license or contract set forth in such lease, sublease, license or contract entered into in the ordinary course of business, (E) restrictions on the pledge of interests in or assets of joint ventures contained in the applicable joint venture agreement and (F) customary restrictions and conditions relating to a disposition of assets permitted hereunder pending the consummation of such disposition.
(j)    Amendments. Borrowers shall not, and shall not permit any Restricted Subsidiary to, enter into any amendment or modification of, or grant any waiver or consent under, any of its organizational documents in a manner that would be materially adverse to the interest of the Lenders, it being understood and agreed that a change of name, change of corporate form, or change of any jurisdiction of formation is not materially adverse to the interest of the Lenders so long as Borrowers are in compliance with Section 11.1(f) and Section 11.1(r).
(k)    Change in Business. Borrowers shall not, and shall not suffer or permit any Restricted Subsidiary to, discontinue its business or any material part thereof or carry on any business other than the business it carries on as of the date hereof, the purchase and sale of, or royalty arrangements with respect to, silver, gold and other metals and oil and gas and the acquisition, development, ownership and/or operation, directly or indirectly, of mining and/or oil and gas properties and/or projects, together with, in each case, other matters reasonably ancillary thereto.
(l)    Change in Fiscal Year. No Borrower or any Restricted Subsidiary shall change the end of its Fiscal Year except that the Borrowers and the Restricted Subsidiaries may change their Fiscal Year once at any time prior to the Maturity Date to be the twelve-month period ending on December 31st of each year.
(m)    Affiliate Transactions. Except in connection with transactions in an aggregate amount from the Closing Date through the Maturity Date of not more than $25,000,000, Borrowers shall not, and shall not permit any Restricted Subsidiary to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with a Borrower or any Restricted Subsidiary other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than a Borrower or a Restricted Subsidiary other than (a) dividends and distributions not prohibited hereunder, (b) Debt Investments permitted pursuant to clauses (b) or (d) of “Permitted Debt Investments”, (c) dispositions permitted pursuant to Section 11.2(c)(v), (d) Indebtedness permitted pursuant to 11.2(e)(iv), (vii), (viii) and (x), and (e) expense reimbursement and reasonable salaries and other reasonable director or employee compensation to officers and directors.
(n)    Sanctions. During the term of this Agreement, no Borrower or any of its Subsidiaries shall take any action that could reasonably be expected to result in it becoming a Sanctioned Person.
(o)    Non-Bank Rules. The Swiss Borrower shall ensure that at all times it is in compliance with the Non-Bank Rules. For the purpose of its compliance with the Non-Bank Rules under this Section 11.2(o), the Swiss Borrower shall assume that the aggregate maximum number of Lenders which are not Qualifying Banks is 10 (irrespective of whether or not there are, at any time, any such Lenders).
11.3    Performance of Covenants by Administrative Agent
The Administrative Agent may, on the instructions of the Majority Lenders and upon notice by the Administrative Agent to the Borrower Representative, perform any covenant of Borrowers under this Agreement which any Borrower fails to perform or cause to be performed and which the Administrative Agent is capable of performing, including any covenants the performance of which requires the payment of money, provided that the Administrative Agent shall not be obligated to perform any such covenant on behalf of such Borrower and no such performance by the Administrative Agent shall require the Administrative Agent to further perform Borrowers’ covenants or shall operate as a derogation of the rights and remedies of the Administrative Agent and the Lenders under this Agreement or as a waiver of such covenant by the Administrative Agent. Any amounts paid by the Administrative Agent as aforesaid shall be reimbursed by the Lenders in their Pro Rata Shares and shall be repaid by Borrowers to the Administrative Agent on behalf of the Lenders on demand.
ARTICLE 12
CONDITIONS PRECEDENT TO OBTAINING CREDIT
12.1    Conditions Precedent to All Credit
The obligation of the Lenders to extend credit hereunder is subject to fulfilment of the following conditions precedent on the date such credit is extended:
(a)    each Borrower shall have complied with the requirements of Article 4, Article 5 or Article 6, as the case may be, in respect of the relevant credit;
(b)    no Default or Event of Default has occurred and is continuing or would arise immediately after giving effect to or as a result of such extension of credit;
(c)    the representations and warranties of each Borrower contained in Section 10.1 shall be true and correct in all material respects (or in all respects to the extent otherwise qualified by materiality or Material Adverse Effect), on the date such credit is extended as if such representations and warranties were made on such date, except to the extent that such representation or warranty relates to a specific earlier date in which case such representation and warranty shall be true and correct as of such earlier date; and
(d)    the Credit Facility has not been terminated pursuant to Section 2.4.
12.2    Conditions Precedent to Effectiveness of Agreement
This agreement shall become effective upon fulfilment of the following conditions precedent:
(a)    the conditions precedent set forth in Section 12.1 have been fulfilled;
(b)    Reserved;
(c)    the Obligors have duly executed and delivered to the Administrative Agent (i) counterparts of this Agreement, (ii) a Note for the account of each Lender that has requested the same prior to the Closing Date and (iii) counterparts to each other Credit Document;

(d)    the Administrative Agent has received, in form and substance reasonably satisfactory to the Administrative Agent a certificate from the secretary of each Obligor, together with certified copies of each of the following attachments:
(i)    copies of the articles of incorporation or other charter documents, as applicable, of such Obligor certified to be true and complete as of a recent date by the appropriate governmental authority of the jurisdiction of its incorporation or organization;
(ii)    a copy of the bylaws or comparable operating agreement of such Obligor;
(iii)    copies of certificates of good standing, existence or its equivalent with respect to such Obligor certified as of a recent date by the appropriate governmental authorities of the jurisdiction of incorporation or organization and each other jurisdiction in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect on the business or operations of such Obligor;
(iv)    copies of resolutions of the board of directors of such Obligor approving and adopting the Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof; and
(v)    incumbency signatures of appropriate officers of such Obligor, including each officer executing a Credit Document.
(e)    the Administrative Agent shall have received a certificate of a senior officer of U.S. Borrower, in such capacity, certifying that, to the best of his knowledge after due inquiry, (i) no Default or Event of Default has occurred and is continuing or would arise immediately upon the initial extension of credit under the Credit Facility and (ii) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects;
(f)    the Administrative Agent has received, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, opinions of legal counsel (including local counsel to the extent required by the Administrative Agent) for the Obligors dated the Closing Date and addressed to the Administrative Agent and the Lenders;
(g)    the Administrative Agent shall have received (or arrangements satisfactory to the Administrative Agent, in its sole and absolute discretion have been made therefor), in form and substance reasonably satisfactory to the Administrative Agent, searches of all Lien filings, registrations and records deemed necessary by the Administrative Agent, and copies of any documents, filings and instruments on file in such jurisdictions;
(h)    the Administrative Agent shall have received evidence that all material governmental, shareholder, board of director and third party consents and approvals necessary in connection with the financings and other transactions contemplated hereby have been obtained;
(i)    the Administrative Agent and the Lenders shall have received, at least five (5) Banking Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and other Anti-Money Laundering Laws, including without limitation the PATRIOT Act that has been requested by the Administrative Agent or the Lenders at least ten (10) Banking Days prior to the Closing Date; and
(j)    the Administrative Agent shall have received a compliance certificate, signed by a senior financial officer of Borrowers, setting forth a calculation of the Leverage Ratio as of the Closing Date (on a pro forma basis after giving effect to the transactions occurring on the Closing Date).
12.3    Waiver
The terms and conditions of Sections 12.1 and 12.2 are inserted for the sole benefit of the Administrative Agent and the Lenders, and the Lenders may waive them in accordance with Section 14.14, in whole or in part, with or without terms or conditions, in respect of any extension of credit, without prejudicing their right to assert the terms and conditions of Section 12.1 in whole or in part in respect of any other extension of credit.
ARTICLE 13
DEFAULT AND REMEDIES
13.1    Events of Default
Upon the occurrence of any one or more of the following events, unless expressly waived in writing in accordance with Section 14.14:
(a)    the breach by any Borrower of the provisions of Section 9.1 (Repayment under the Credit Facility);
(b)    the failure of any Obligor to pay interest, fees or any other amount due under the Credit Documents (other than amounts due pursuant to any of Section 9.1) within three (3) Banking Days after the payment is due;
(c)    the breach or failure of due performance by any Borrower of Sections 11.1(c) (Use of Proceeds), 11.1(g) (Corporate Existence) (with respect to Borrowers only) or 11.1(o) (Notice of Default or Event of Default); provided that the delivery of any notice of Default or Event of Default at any time will cure any Event of Default arising from the failure to timely deliver a notice of Default or Event of Default;
(d)    any Borrower or any Restricted Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding;
(e)    any Borrower or any Material Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due or is overindebted within the meaning of Article 725b para. 1 of the Swiss Code of Obligations, unless such overindebtedness is covered by sufficient subordination declarations pursuant to Article 725b para. 1 no. 1 of the Swiss Code of Obligations;
(f)    if any representation or warranty made by any Obligor in this Agreement or in any other Credit Document proves to have been incorrect, false or misleading in any material respect when made or deemed made;
(g)    if a writ, execution, attachment or similar process is issued or levied against all or any portion of the property of Borrowers or any Restricted Subsidiary in connection with any judgment against it in an amount of at least $25,000,000 (to the extent not covered by indemnity or third-party insurance with respect to which coverage has not been disputed by the insurer) and such writ, execution, attachment or similar process is not released, bonded, satisfied, discharged, vacated or stayed within sixty (60) days after its entry, commencement or levy;
(h)    the failure of any Borrower or any Restricted Subsidiary to comply with any covenant or provision of Section 11.2;
(i)    the breach or failure of due observance or performance by any Obligor of any covenant or provision of this Agreement (other than those previously referred to in this Section 13.1) or of any other Credit Document and such breach or failure continues for 30 days after the Administrative Agent has given the Borrower Representative written notice of such breach or failure;
(j)    if any Borrower or any Restricted Subsidiary fails to pay Indebtedness of at least $25,000,000 when such Indebtedness is due and payable, whether at maturity, upon acceleration or demand; or any other default occurs under any Indebtedness and shall continue after the applicable grace period, if any, if the effect of such default is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or, for the avoidance of doubt, any settlement, in cash or otherwise, of Indebtedness that is convertible into equity interests of a Borrower or any Restricted Subsidiary), prior to the stated maturity thereof;
(k)    there shall occur a Change of Control;
(l)    any Credit Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the rights, powers and privileges purported to be created thereby in any material respect (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions by their terms shall survive); or any Obligor contests the validity or enforceability of any Credit Document; or
(m)    an ERISA Event shall have occurred that, when taken with all other such ERISA Events, could reasonably be expected to result in a liability to U.S. Borrower or any Restricted Subsidiary in an amount greater than $25,000,000;
the Administrative Agent (with the approval and instructions of the Majority Lenders) may, by notice to the Borrower Representative, terminate the Credit Facility (provided, however, that the Credit Facility shall automatically terminate, without notice of any kind, upon the occurrence of an event described in clause (d) above) and the Administrative Agent (with the approval and instructions of the Majority Lenders) may, by the same or further notice to the Borrower Representative, declare all indebtedness of Borrowers to the Lenders pursuant to this Agreement to be immediately due and payable whereupon all such indebtedness shall immediately become and be due and payable without further demand or other notice of any kind, all of which are expressly waived by Borrowers (provided, however, that all such indebtedness of Borrowers to the Lenders shall automatically become due and payable, without notice of any kind, upon the occurrence of an event described in clause (d) above).
13.2    Remedies Cumulative
Each Borrower expressly agrees that the rights and remedies of the Administrative Agent and the Lenders under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by applicable Requirements of Law. Any single or partial exercise by the Administrative Agent or any Lender of any right or remedy for a default or breach of any term, covenant or condition in this Agreement does not waive, alter, affect or prejudice any other right or remedy to which the Administrative Agent or such Lender may be lawfully entitled for the same default or breach. Any waiver by the Administrative Agent with the approval of the Majority Lenders or all of the Lenders in accordance with Section 14.14 of the strict observance, performance or compliance with any term, covenant or condition of this Agreement is not a waiver of any subsequent default and any indulgence by the Lenders with respect to any failure to strictly observe, perform or comply with any term, covenant or condition of this Agreement is not a waiver of the entire term, covenant or condition or any subsequent default. No failure or delay by the Administrative Agent or any Lender in exercising any right shall operate as a waiver of such right nor shall any single or partial exercise of any power or right preclude its further exercise or the exercise of any other power or right.

13.3    Set-Off
In addition to any rights now or hereafter granted under applicable Requirements of Law, and not by way of limitation of any such rights, the Administrative Agent and each Lender is authorized, at any time that an Event of Default has occurred and is continuing without notice to any Borrower or to any other Person, any such notice being expressly waived by such Borrower, to set-off, appropriate and apply any and all deposits, matured or unmatured, general or special, and any other indebtedness at any time held by or owing by the Administrative Agent or such Lender, as the case may be, to or for the credit of or the account of any Borrower against and on account of the obligations and liabilities of such Borrower which are due and payable to the Administrative Agent or such Lender, as the case may be, under the Credit Documents.
ARTICLE 14
THE ADMINISTRATIVE AGENT
14.1    Appointment and Authorization of Administrative Agent
(a)    Each Lender hereby appoints and authorizes, and hereby agrees that it will require any assignee of any of its interests in the Credit Documents (other than the holder of a participation in its interests herein or therein) to appoint and authorize the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under the Credit Documents as are delegated to the Administrative Agent by such Lender by the terms hereof, together with such powers as are reasonably incidental thereto.
(b)    [Reserved].
(c)    Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable to any of the Lenders for any action taken or omitted to be taken by it or them thereunder or in connection therewith, except for its own gross negligence or wilful misconduct and each Lender hereby acknowledges that the Administrative Agent is entering into the provisions of this Section 14.1 on its own behalf and as agent and trustee for its directors, officers, employees and agents.
14.2    Interest Holders
The Administrative Agent may treat each Lender set forth in Schedule A hereto or the Person designated in the last notice delivered to it under Section 15.5 as the holder of all of the interests of such Lender under the Credit Documents.
14.3    Consultation with Counsel
The Administrative Agent may consult with legal counsel selected by it as counsel for the Administrative Agent and the Lenders and shall not be liable for any action taken or not taken or suffered by it in good faith and in accordance with the advice and opinion of such counsel.

14.4    Documents
The Administrative Agent shall not be under any duty to the Lenders to examine, enquire into or pass upon the validity, effectiveness or genuineness of the Credit Documents or any instrument, document or communication furnished pursuant to or in connection with the Credit Documents and the Administrative Agent shall, as regards the Lenders, be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be.
14.5    Administrative Agent as Lender
With respect to those portions of the Credit Facility made available by it, the Administrative Agent shall have the same rights and powers under the Credit Documents as any other Lender and may exercise the same as though it were not the Administrative Agent. The Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrowers and their Affiliates and Persons doing business with any Borrower and/or any of its Affiliates as if it were not the Administrative Agent and without any obligation to account to the Lenders therefor.
14.6    Responsibility of Administrative Agent
The duties and obligations of the Administrative Agent to the Lenders under the Credit Documents are only those expressly set forth herein. The Administrative Agent shall not have any duty to the Lenders to investigate whether a Default or an Event of Default has occurred. The Administrative Agent shall, as regards the Lenders, be entitled to assume that no Default or Event of Default has occurred and is continuing unless the Administrative Agent has actual knowledge or has been notified by Borrowers of such fact or has been notified by a Lender that such Lender considers that a Default or Event of Default has occurred and is continuing, such notification to specify in detail the nature thereof.
14.7    Action by Administrative Agent
The Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it on behalf of the Lenders by and under this Agreement; provided, however, that the Administrative Agent shall not exercise any rights under Section 13.1 or under the Guarantee or expressed to be on behalf of or with the approval of the Majority Lenders without the request, consent or instructions of the Majority Lenders. Furthermore, any rights of the Administrative Agent expressed to be on behalf of or with the approval of the Majority Lenders shall be exercised by the Administrative Agent upon the request or instructions of the Majority Lenders. The Administrative Agent shall incur no liability to the Lenders under or in respect of any of the Credit Documents with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances, except for its gross negligence or wilful misconduct. The Administrative Agent shall in all cases be fully protected in acting or refraining from acting under any of the Credit Documents in accordance with the instructions of the Majority Lenders and any action taken or failure to act pursuant to such instructions shall be binding on all Lenders. In respect of any notice by or action taken by the Administrative Agent hereunder, Borrowers shall at no time be obliged to enquire as to the right or authority of the Administrative Agent to so notify or act.
14.8    Notice of Events of Default
In the event that the Administrative Agent shall acquire actual knowledge or shall have been notified of any Default or Event of Default, the Administrative Agent shall promptly notify the Lenders and shall take such action and assert such rights under Section 13.1 of this Agreement and under the other Credit Documents as the Majority Lenders shall request in writing and the Administrative Agent shall not be subject to any liability by reason of its acting pursuant to any such request. If the Majority Lenders shall fail for five (5) Banking Days after receipt of the notice of any Default or Event of Default to request the Administrative Agent to take such action or to assert such rights under any of the Credit Documents in respect of such Default or Event of Default, the Administrative Agent may, but shall not be required to, and subject to subsequent specific instructions from the Majority Lenders, take such action or assert such rights (other than rights under Section 13.1 of this Agreement or under the other Credit Documents and other than giving an express waiver of any Default or any Event of Default) as it deems in its discretion to be advisable for the protection of the Lenders except that, if the Majority Lenders have instructed the Administrative Agent not to take such action or assert such rights, in no event shall the Administrative Agent act contrary to such instructions unless required by law to do so.
14.9    Responsibility Disclaimed
The Administrative Agent shall be under no liability or responsibility whatsoever as agent hereunder:
(a)    to any Borrower or any other Person as a consequence of any failure or delay in the performance by, or any breach by, any Lender or Lenders of any of its or their obligations under any of the Credit Documents;
(b)    to any Lender or Lenders as a consequence of any failure or delay in performance by, or any breach by, any Borrower of any of its obligations under any of the Credit Documents; or
(c)    to any Lender or Lenders for any statements, representations or warranties in any of the Credit Documents or in any other documents contemplated hereby or thereby or in any other information provided pursuant to any of the Credit Documents or any other documents contemplated hereby or thereby or for the validity, effectiveness, enforceability or sufficiency of any of the Credit Documents or any other document contemplated hereby or thereby.
14.10    Indemnification
To the extent that Borrowers for any reason fail to indefeasibly pay any amount required under Sections 8.5(a), 8.5(b) or 15.17 to be paid by it, each Lender severally agrees to pay to the applicable party such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any sub-agent) in its capacity as such, or against any affiliate, successor and assign, shareholder, officer, director, partner, advisor, controlling person, employee or agent of the Administrative Agent acting for the Administrative Agent (or such sub-agent) in connection with such capacity.
14.11    Credit Decision
Each Lender represents and warrants to the Administrative Agent that:
(a)    in making its decision to enter into this Agreement and to make its Pro Rata Share of the Credit Facility available to Borrowers, it is independently taking whatever steps it considers necessary to evaluate the financial condition and affairs of Borrowers and that it has made an independent credit judgment without reliance upon any information furnished by the Administrative Agent; and
(b)    so long as any portion of the Credit Facility is being utilized by any Borrower, it will continue to make its own independent evaluation of the financial condition and affairs of Borrowers.
14.12    Successor Administrative Agent
Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may, with the prior written consent of Borrowers (which consent shall not be required for so long as an Event of Default has occurred and is continuing), resign at any time by giving 30 days written notice thereof to the Borrower Representative and the Lenders. Upon any such resignation, the Majority Lenders, with the prior written consent of Borrowers (which consent shall not be required (x) if the successor Administrative Agent is an Affiliate or Subsidiary of the Administrative Agent on the date hereof or (y) for so long as an Event of Default has occurred and is continuing), shall have the right to appoint a successor Administrative Agent who shall be one of the Lenders unless none of the Lenders wishes to accept such appointment. If no successor Administrative Agent shall have been so appointed and shall have accepted such appointment by the time of such resignation, then the retiring Administrative Agent may, on behalf of the Lenders and with the prior written consent of Borrowers (which consent shall not be required for so long as an Event of Default has occurred and is continuing), appoint a successor Administrative Agent which shall be a bank with an office in Canada or in the United States or an Affiliate of any such bank with an office in Canada or in the United States. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the retiring Administrative Agent (in its capacity as Administrative Agent but not in its capacity as a Lender) and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (in its capacity as Administrative Agent but not in its capacity as a Lender). After any retiring Administrative Agent’s resignation hereunder as the

Administrative Agent, provisions of this Article 14 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.
14.13    Delegation by Administrative Agent
The Administrative Agent shall have the right to delegate any of its duties or obligations hereunder as Administrative Agent to any Affiliate of the Administrative Agent so long as the Administrative Agent shall not thereby be relieved of such duties or obligations.
14.14    Waivers and Amendments
(a)    Subject to Section 14.14(b), any term, covenant or condition of any of the Credit Documents may only be amended with the prior consent of Borrowers and the Majority Lenders or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Majority Lenders and in any such event the failure to observe, perform or discharge any such covenant, condition or obligation, so amended or waived (whether such amendment is executed or such consent or waiver is given before or after such failure), shall not be construed as a breach of such covenant, condition or obligation or as a Default or Event of Default.
(b)    Notwithstanding Section 14.14(a), without the prior written consent of each Lender, no such amendment or waiver shall directly:
(i)    increase the amount of the Credit Facility;
(ii)    extend the Maturity Date;
(iii)    extend the time for the payment of interest on Loans, forgive any portion of principal thereof, reduce the stated rate of interest thereon or amend the requirement of pro rata application of all amounts received by the Administrative Agent in respect of the Credit Facility whether before or after acceleration;
(iv)    change the percentage of the Lenders’ requirement to constitute the Majority Lenders or otherwise amend the definition of Majority Lenders;
(v)    reduce the stated amount or postpone the date for payment of any fees or other amount to be paid pursuant to Article 7 or Article 8 of this Agreement;
(vi)    release any of the Guarantee in whole or in part;
(vii)    [Reserved];
(viii)    alter the terms of this Section 14.14; or

(ix)    amend the definition of “Pro Rata Share”.
(c)    Notwithstanding Section 14.14(a), no such amendment or waiver shall increase the amount of the Individual Commitment of any Lender without the consent of such Lender.
(d)    No amendment to or waiver of any provision hereof to the extent it affects the rights or obligations of the Administrative Agent shall be effective without the prior written consent of the Administrative Agent.
(e)    Notwithstanding any other provision hereof, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Individual Commitment of such Lender may not be increased or extended without the consent of such Lender.
14.15    Determination by Administrative Agent Conclusive and Binding
Any determination to be made by the Administrative Agent on behalf of or with the approval of the Lenders or the Majority Lenders under this Agreement shall be made by the Administrative Agent in good faith and, if so made, shall be binding on all parties, absent manifest error.
14.16    Adjustments among Lenders after Acceleration
(a)    The Lenders agree that, at any time after all indebtedness of Borrowers to the Lenders pursuant hereto has become immediately due and payable pursuant to Section 13.1 or after the cancellation or termination of the Credit Facility, they will at any time or from time to time upon the request of any Lender through the Administrative Agent purchase portions of the commitments made available by the other Lenders which remain outstanding, and make any other adjustments which may be necessary or appropriate, in order that the amounts of the commitments made available by the respective Lenders which remain outstanding, as adjusted pursuant to this Section 14.16, will be in the same proportions as their respective Pro Rata Shares thereof immediately prior to such acceleration, cancellation or termination.
(b)    The Lenders agree that, at any time after all indebtedness of Borrowers to the Lenders pursuant hereto has become immediately due and payable pursuant to Section 13.1 or after the cancellation or termination of the Credit Facility, the amount of any repayment made by any Borrower under this Agreement, and the amount of any proceeds of the exercise of any rights or remedies of the Lenders under the Credit Documents, which are to be applied against amounts owing hereunder as principal, will be so applied in a manner such that to the extent possible, the commitments made available by the respective Lenders which remain outstanding, after giving effect to such application, will be in the same proportions as their respective Pro Rata Shares thereof with respect to the Credit Facility immediately prior to such acceleration, cancellation or termination.

(c)    For greater certainty, the Lenders acknowledge and agree that without limiting the generality of the provisions of Section 14.16(a) and (b), such provisions will have application if and whenever any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, compensation, or otherwise) on account of any monies owing or payable by Borrowers to it under the Credit Documents in excess of its pro rata share of payments on account of monies owing by Borrowers to all the Credit Parties thereunder.
(d)    Each Borrower agrees to be bound by and to do all things necessary or appropriate to give effect to any and all purchases and other adjustments made by and between the Lenders pursuant to this Section 14.16.
14.17    Redistribution of Payment
If a Lender shall receive payment of a portion of the aggregate amount of principal and interest due to it hereunder which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest due in respect of the Credit Facility (having regard to the respective Individual Commitments of the Lenders), the Lender receiving such proportionately greater payment shall purchase a participation (which shall be deemed to have been done simultaneously with receipt of such payment) in that portion of the aggregate outstanding credit of the other Lender or Lenders so that the respective receipts shall be pro rata to their respective participation in the credits; provided, however, that if all or part of such proportionately greater payment received by such purchasing Lender shall be recovered from Borrowers, such purchase shall be rescinded and the purchase price paid for such participation shall be returned by such selling Lender or Lenders to the extent of such recovery, but without interest.
14.18    Distribution of Notices
Except as otherwise expressly provided herein, promptly after receipt by the Administrative Agent of any notice or other document that is delivered to the Administrative Agent hereunder on behalf of the Lenders, the Administrative Agent shall provide a copy of such notice or other document to each of the Lenders.
14.19    Application of Payments
Any and all payments received by the Administrative Agent pursuant to the Guarantee prior to the repayment in full of all credit outstanding under the Credit Facility and the termination of the Individual Commitments of the Lenders hereunder, at any time that an Event of Default shall have occurred and be continuing, shall be applied and distributed, as follows:
(a)    firstly, to the payment of all reasonable costs and expenses incurred by the Administrative Agent (including, without limitation, all legal fees and disbursements) in the exercise of all or any of the powers granted to it hereunder;
(b)    secondly, to the payment of the Obligations (other than those referred to in clause (a)) to the Credit Parties; and

(c)    the balance, if any, to payment to the Obligors or otherwise in accordance with applicable Requirements of Law.
Notwithstanding the foregoing, Obligations arising under Cash Management Services provided by any Cash Management Bank and Hedging Agreements entered into with any Hedge Bank shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article 14 hereof for itself and its Affiliates as if a “Lender” party hereto.
14.20    Survival
The provisions of this Article (and all other provisions of this Agreement which are necessary to give effect to each of the provisions of this Article) shall survive the permanent repayment in full of all credit outstanding under the Credit Facility and the termination of the Individual Commitments of the Lenders hereunder until such time as all of the Obligations of Borrowers have been repaid in full and all of the Individual Commitments of the Credit Parties have been terminated.
14.21    Cash Management Services and Hedging Agreements
No Cash Management Bank or Hedge Bank that obtains the benefits of Section 14.19 or the Guarantee by virtue of the provisions hereof or any other Credit Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Cash Management Services provided by any Cash Management Bank and Hedging Agreements entered into with any Hedge Bank unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
14.22    Lender Representations.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the

avoidance of doubt, to or for the benefit of Borrowers or any other Obligor, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans (defined below) in connection with the Loans or the Individual Commitments,
As used in the clause (i), “Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Individual Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Individual Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Individual Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Individual Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrowers or any other Obligor, that:
(i)    neither the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related to hereto or thereto),
(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Individual Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),
(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Individual Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),
(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the letters of credit, the Individual Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Individual Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and
(v)    no fee or other compensation is being paid directly to the Administrative Agent or any joint lead arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Individual Commitments or this Agreement.

(c)    The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Individual Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Individual Commitments for an amount less than the amount being paid for an interest in the Loans or the Individual Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
14.23    Erroneous Payments
(a)    If the Administrative Agent notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Banking Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
(i)    (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)    such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Banking Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 14.23(b).
(c)    Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Lender from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.
(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Individual Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Individual Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrowers) deemed to execute and deliver an assignment with respect to such Erroneous Payment Deficiency Assignment, and such Lender or shall deliver any Notes evidencing such Loans to the Borrowers or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Individual Commitments which shall survive as to such assigning Lender and (iv) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. Subject to Section 15.5 (but excluding, in all events, any assignment consent or approval requirements (whether from a Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Individual Commitments of any Lender and such Individual Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender under the Credit Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”) (provided that the Obligations of Borrowers and Guarantors under the Credit Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment); provided, further, that for the avoidance of doubt, this provision shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the

Administrative Agent from a Borrower for the purpose of making such Erroneous Payment.
(e)    The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by a Borrower or any other Obligor, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from a Borrower or any other Obligor for the purpose of making such Erroneous Payment.
(f)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(g)    Each party’s obligations, agreements and waivers under this Section 14.23 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Individual Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.
(h)    This Section 14.23 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrowers relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent.”
ARTICLE 15
MISCELLANEOUS
15.1    Notices
All notices and other communications provided for herein shall be in writing and shall be personally delivered to an officer or other responsible employee of the addressee or sent by email or telefacsimile, charges prepaid, at or to the applicable addresses or telefacsimile numbers, as the case may be, set out opposite the parties name on the signature page hereof or at or to such other address or addresses, telefacsimile number or numbers as any party hereto may from time to time designate to the other parties in such manner. Any communication which is personally delivered as aforesaid shall be deemed to have been validly and effectively given on the date of such delivery if such date is a Banking Day and such delivery was received before 4:00 p.m. (Toronto time); otherwise, it shall be deemed to have been validly and effectively given on the Banking Day next following such date of delivery. Any communication which is transmitted by telefacsimile as aforesaid shall be deemed to have been validly and effectively given on the date of transmission if such date is a Banking Day and such transmission was received before 4:00 p.m. (Toronto time); otherwise, it shall be deemed to have been validly and effectively given on the Banking Day next following such date of transmission.
15.2    Severability
Any provision hereof which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.
15.3    Counterparts
This agreement may be executed and delivered in one or more original, faxed or .pdf signed counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument.
15.4    Successors and Assigns
This agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.
15.5    Assignment
(a)    Neither the Credit Documents nor the benefit thereof may be assigned by the Obligors without the prior written consent of the Administrative Agent and each Lender.
(b)    Subject to compliance with Section 15.5(f), a Lender may at any time sell to one or more other persons (“Participants”) participating interests in any credit outstanding hereunder, any commitment of the Lender hereunder or any other interest of the Lender hereunder. In the event of any such sale by a Lender of a participating interest to a Participant, (i) the Lender’s obligations under this Agreement to Borrowers shall remain unchanged, (ii) the Lender shall remain solely responsible for the performance thereof and Borrowers, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the Credit Documents; and (iii) any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Sections 14.4(b). Each Borrower agrees that if amounts outstanding under this Agreement are due and unpaid, or shall have been declared to be or shall have become due and payable upon the occurrence of an Event of Default, or any Default which might mature into an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as the Lender under this Agreement. Each Borrower also agrees that each Participant shall be entitled to the benefits of Article 8 with respect to its participation hereunder; provided, that no Participant shall be entitled to receive any greater amount pursuant to such Article than the Lender with the relevant Individual Commitment at the date hereof would have been entitled to receive in respect of the amount of the participation transferred by the Lender to such Participant had no such transfer occurred. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain a register on which it enters the name and address of each Participant and the principal and interest amounts of each Participant’s interest in the Loans or other Obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-(c) of the United States Treasury Regulations or, if different, under Sections 871(h) or 881(c) of the Code in connection with any Tax audit or other Tax proceeding of Borrowers. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(c)    With the prior written consent of (i) the Borrower Representative (which consent shall not be required (x) if such sale is to (A) one or more other Lenders, (B) an Affiliate of any Lender or (C) any Approved Fund of a Lender which, in the case of clauses (B) and (C) is a Qualifying Bank or (y) in circumstances where an Event of Default has occurred and is continuing) (such consent not to be unreasonably withheld or delayed and it being understood that it is not unreasonable for the Borrower Representative to withhold its consent if, following such assignment the 10 Non-Bank Rule would be violated; provided (for the avoidance of doubt) that the Lenders shall have the right to make assignments such that there can be up to 10 Lenders which are not Qualifying Banks in aggregate under the Credit Facility); provided that the Borrower Representative shall be deemed to have consented to any such sale unless it shall object thereto by written notice to the Administrative Agent within ten (10) Banking Days after having received notice thereof and (ii) the Administrative Agent (which consent shall not be required if such sale is to one or more other Lenders, to an Affiliate of any Lender or to any Approved Fund of a Lender) (such consent not to be unreasonably withheld or delayed), a Lender may at any time sell all or any part of its rights and obligations under the Credit Documents (but not less than the lesser of (x) $5,000,000 and (y) the entirety of its Individual Commitment) to one or more Persons (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural

Person) (“Purchasing Lenders”), provided that such consent is not required in the case of the sale by a Schedule II Lender to its Affiliate that is listed in Schedule III to the  Bank Act (Canada) and which is a Qualifying Bank.  Upon such sale, the Lender shall, to the extent of such sale, be released from its obligations under the Credit Documents and each of the Purchasing Lenders shall become a party to the Credit Documents to the extent of the interest so purchased; provided, however, no Lender that is a Defaulting Lender shall be released from any obligation in respect of damages arising in connection with it being or becoming a Defaulting Lender.  Any such assignment by a Lender shall not be effective unless and until such Lender has paid to the Administrative Agent an assignment fee in the amount of $3,500 for each Purchasing Lender, unless and until the Purchasing Lender has executed an instrument substantially in the form of Exhibit B hereto whereby the Purchasing Lender has agreed to be bound by the terms of the Credit Documents as a Lender and has agreed to a specific Individual Commitment and a specific address and telefacsimile number for the purpose of notices as provided in Section 15.11 and specifying if the Purchasing Lender is or is not a Qualifying Bank, unless and until the requisite consents to such assignment have been obtained, unless and until a copy of a fully executed copy of such instrument has been delivered to the Administrative Agent and the Borrower Representative.  Upon any such assignment becoming effective, (i) Schedule A hereto shall be deemed to be amended to include the Purchasing Lender as a Lender with the specific Individual Commitment, address and telefacsimile number as aforesaid and the Individual Commitment of the Lender making such assignment shall be deemed to be reduced by the amount of the Individual Commitment of the Purchasing Lender and (ii)  the cover page to this Agreement shall be deemed to be amended (and counsel to the Administrative Agent is hereby authorized to make any such amendments to the extent requested by the Administrative Agent) to include a reference thereon to the Purchasing Lender as a Lender and, if applicable, any title awarded to such Purchasing Lender (for the avoidance of doubt, any such title being awarded strictly upon the unanimous agreement of The Bank of Nova Scotia, HSBC Bank USA, National Association, Canadian Imperial Bank of Commerce and Borrowers).
(d)    Borrowers authorize the Administrative Agent and the Lenders to disclose to any Participant or Purchasing Lender (each, a “Transferee”) and any prospective Transferee and authorizes each of the Lenders to disclose to any other Lender any and all financial information in their possession concerning Borrowers which has been delivered to them by or on behalf of Borrowers pursuant to this Agreement or which has been delivered to them by or on behalf of Borrowers in connection with their credit evaluation of the Obligors prior to becoming a party to this Agreement, so long as any such Transferee agrees to be bound by confidentiality provisions substantially the same as those set forth in this Agreement.
(e)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    Except as otherwise permitted under Section 15.5(c), no Lender shall enter into any arrangement with another person under which such Lender substantially transfers its exposure under the Credit Facility to that other person, unless under such arrangement throughout the life of such arrangement:
(i)    the relationship between the Lender and that other person is that of a debtor and creditor (including in the bankruptcy or similar event of the Lender or an Obligor);
(ii)    the other person will have no proprietary interest in the benefit of the Credit Facility or in any monies received by the Lender under or in relation to the Credit Facility; and
(iii)    the other person will under no circumstances (other than permitted transfers under Section 15.5(c) (y) be subrogated to, or substituted in respect of, the Lender’s claims under the Credit Facility; and (z) have otherwise any contractual relationship with, or rights against, the Obligors under or in relation to the Credit Facility.
15.6    Entire Agreement.
This agreement and the agreements referred to herein and delivered pursuant hereto constitute the entire agreement between the parties hereto and supersede any prior agreements, undertakings, declarations, representations and understandings, both written and verbal, in respect of the subject matter hereof.
15.7    Register.
The Administrative Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at one of its offices in Toronto, Ontario a copy of each assignment and assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
15.8    Judgment Currency.
(a)    If, for the purpose of obtaining or enforcing judgment against any Obligor in any court in any jurisdiction, it becomes necessary to convert into a particular currency (such currency being hereinafter in this Section 15.8 referred to as the “Judgment Currency”) an amount due in another currency (such other currency being hereinafter in this Section 15.8 referred to as the “Indebtedness Currency”) under this Agreement, the conversion shall be made at the rate of exchange prevailing on the Banking Day immediately preceding:
(i)    the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date; or
(ii)    the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 15.8(a)(ii) being hereinafter in this Section 15.8 referred to as the “Judgment Conversion Date”).
(b)    If, in the case of any proceeding in the court of any jurisdiction referred to in Section 15.8(a)(ii), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, Borrowers shall pay to the appropriate judgment creditor or creditors such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Indebtedness Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.
(c)    Any amount due from Borrowers under the provisions of Section 15.8(b) shall be due to the appropriate judgment creditor or creditors as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Agreement.
(d)    The term “rate of exchange” in this Section 15.8 means the noon spot rate of exchange for Canadian interbank transactions applied in converting the Indebtedness Currency into the Judgment Currency published by the Bank of Canada for the day in question.
15.9    USA PATRIOT Act.
Each Lender that is subject to the requirements of the USA PATRIOT Act and C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”) hereby notifies the Obligors that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of such Obligor and other information that will allow each such Lender to identify the Obligors in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation, and each Obligor agrees to provide such information from time to time to such Lender.
15.10    Appointment of Process Agent.
The Swiss Borrower hereby irrevocably appoints U.S. Borrower (the “Process Agent”), as its agent to receive on behalf of the Swiss Borrower and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Swiss Borrower in care of the Process Agent at the Process Agent’s notice address, and the Swiss Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.
15.11    Anti-Money Laundering Laws
(a)    Each Borrower acknowledges that, pursuant to Anti-Money Laundering Laws, the Lenders and the Administrative Agent may be required to obtain, verify and record information regarding such Borrower and its Subsidiaries and their directors, authorized signing officers, direct or indirect shareholders or unitholders or other Persons in control of such Borrower and/or any such Subsidiary, and the transactions contemplated hereby.  Such Borrower shall promptly:
(i)    provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Administrative Agent, or any prospective assignee of a Lender or the Administrative Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence; and
(ii)    if requested from time to time, notify the recipient of any such information of any changes thereto.
(b)    If, upon the written request of any Lender, the Administrative Agent has ascertained the identity of any Borrower or any of its Subsidiaries or any authorized signatories of any Borrower or any of its Subsidiaries for the purposes of applicable AML Legislation on such Lender’s behalf, then the Administrative Agent:
(i)    shall be deemed to have done so as an agent for such Lender, and this Agreement shall constitute a “written agreement” in such regard between such Lender and the Administrative Agent within the meaning of applicable AML Legislation; and
(ii)    shall provide to such Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the foregoing, each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of any Borrower or any of its Subsidiaries or any authorized signatories of any Borrower or any of its Subsidiaries, on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Borrower or any of its Subsidiaries or any such authorized signatory in doing so.
15.12    Anti-Corruption
Each Borrower hereby confirms to the Administrative Agent and the Lenders that such Borrower and its Subsidiaries have instituted and maintain, and will continue to maintain, policies and procedures designed to promote and achieve compliance with applicable laws prohibiting or restricting the offering, promising, payment or giving of money or value to influence official action, to improperly obtain or retain business or otherwise to secure any improper advantage.
15.13    No Fiduciary Duty
Each Lender and its Affiliates (collectively, solely for purposes of this Section 15.133, the “Banks”), may have economic interests that conflict with those of Borrowers, their shareholders and/or their Affiliates.  Each Borrower acknowledges and agrees that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) (the “Credit Document Transactions”) are arm’s-length commercial transactions between the Lenders, on the one hand, and such Borrower, on the other, and (ii) in connection with the Credit Document Transactions and with the process leading thereto, (x) no Bank has assumed an advisory or fiduciary responsibility in favor of Borrowers, their shareholders or their Affiliates with respect to the Credit Document Transactions or the process leading thereto (irrespective of whether any Bank has advised, is currently advising or will advise Borrowers, their shareholders or their Affiliates on other matters) or any other obligation to Borrowers except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Borrower, its management, shareholders, creditors or any other Person in respect of the Credit Document Transactions except as otherwise expressly set forth in the Credit Documents.  Each Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to the Credit Document Transactions and the process leading thereto.  Each Borrower agrees that it will not claim that any Bank has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any Borrower, in connection with the Credit Document Transactions or the process leading thereto except as otherwise expressly set forth in the Credit Documents.
15.14    Confidentiality
In connection with the Credit Facility and their respective obligations hereunder, each of the Obligors will be furnishing to the Credit Parties certain confidential information, including financial information relating to Obligors (any such confidential information and any other materials, documents, and information that the Obligors may furnish in connection with this Agreement and their respective obligations hereunder, together with any analysis, compilations, studies or other documents prepared by any of the Credit Parties or their Representatives that contain or otherwise reflect such information or their review thereof, are collectively called the “Confidential Information”). Notwithstanding the foregoing, the term “Confidential Information” does not include information that (a) is or becomes available to the public other than as a result of a breach of the terms of this Agreement; (b) was or becomes available to the Credit Parties or their Representatives on a non-confidential basis from a source other than the Obligors or any other Credit Party provided such source was not known by the recipient Credit Party or its Representatives to be prohibited from making such disclosure; or (c) was independently developed by or for the Credit Party without use of or reference to the Confidential Information.
Each Credit Party hereby agrees that neither it nor its Representatives will disclose to, or discuss with, any person, any of the Confidential Information, except that such Credit Party may, in connection with the ongoing evaluation and participation in the Credit Facility, disclose the Confidential Information (i) to its Representatives who have a need to know of such information, who are aware of the confidential nature of such information and who have been instructed to keep such information confidential in accordance with this Section 15.14, (ii) to any Person if such Credit Party has received the prior written consent of Borrowers, (iii) to Official Bodies having regulatory authority over such Credit Party or its Affiliates, (iv) as requested pursuant to or as required by applicable Requirements of Law (in which case such Credit Party agrees to inform Borrowers promptly thereof to the extent practicable and not prohibited by relevant Requirements of Law), (v) in connection with any legal proceeding in which such Credit Party or any of its Affiliates are involved (in which case such Person agrees to inform Borrowers promptly thereof to the extent practicable and not prohibited by relevant Requirements of Law), (vi) to any actual or prospective Lender or swap counterparty that has agreed to be bound by provisions substantially the same as the provisions of this Section 15.14, (vii) to the extent necessary or customary for inclusion in league table measurements or (viii) on a confidential basis that is substantially the same as the provisions of this Section 15.14, to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender. In making disclosure contemplated by clauses (iv) and (v) above, the Credit Party or, as applicable, its Representatives shall only disclose such Confidential Information as advised by its legal counsel is required or necessary by any applicable Requirement of Law and in a manner reasonably designed to preserve, to the greatest extent possible, such information’s confidential nature. The agreements of each Credit Party set forth in this Section 15.14 shall not apply to any such information that (a) is or becomes generally available to the public other than as a result of a disclosure in violation of this Section 15.14 by such Credit Party or its Representatives, (b) becomes available to such Credit Party on a non-confidential basis from a source other than Borrowers or one of their agents (which source, to the knowledge (after reasonable inquiry) of such Credit Party, is not bound by any obligation of confidentiality to any Borrower) or (c) was known to such Credit Party a non-confidential basis prior to its disclosure to such Credit Party by any Borrower or one of its agents. Each Credit Party hereby agrees that, in the event of any breach by it or any of its Representatives of this Section 15.14, the Obligors will be entitled to seek equitable relief (including injunction and specific performance) in addition to all other remedies available at law or in equity and that the Credit Party shall be liable for any breach by its Representatives of the terms of this Section 15.14. Notwithstanding anything contained herein, nothing in this Agreement shall prohibit or in any way restrict any Credit Party from reporting possible violations of law or regulation to, otherwise communicating directly with, cooperating with or providing information to any governmental or regulatory body or an self-regulatory organization, or making other disclosures pursuant to applicable “whistleblower” laws or regulations.
15.15    WAIVER OF JURY TRIAL
EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
15.16    Acknowledgment and Consent to Bail-In of EEA Affected Financial Institutions.
Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document or
(iii)    the variation of the terms of liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
15.17    Expenses
Borrowers shall, or shall cause their Restricted Subsidiaries to (i) reimburse the Administrative Agent, within 30 days from written demand therefor (together with backup documentation supporting such reimbursement request) (except in connection with such reimbursement on the Closing Date, so long as the applicable fees have been invoiced at least two (2) Banking Days prior to the Closing Date) for all reasonable and documented out-of-pocket costs, charges and expenses incurred by or on behalf of the Administrative Agent (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one primary counsel to the Administrative Agent and the Lenders, taken as a whole, and, if necessary, of one local counsel in any relevant jurisdiction to such persons, taken as a whole) in connection with the negotiation, preparation, execution, delivery, syndication, administration and interpretation of the Credit Documents and the closing documentation ancillary to the completion of the transactions contemplated hereby and thereby and any amendments, consents and waivers hereto (whether or not consummated or entered into), the charges of Intralinks and any lien search fees and (ii) reimburse the Administrative Agent and the Lenders, on demand, for all reasonable and documented out-of-pocket costs, charges and expense incurred by or on behalf of any of them (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documents.
15.18    Acknowledgement Regarding Any Supported QFCs.
To the extent that the Credit Documents provide support, through a guarantee or otherwise, for any Hedging Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
ARTICLE 16
GUARANTEE
16.1    The Guarantee
In order to induce the Lenders to enter into this Agreement and the Notes and to extend credit hereunder and thereunder and in recognition of the direct benefits to be received by the Guarantors from the Loans hereunder, each of the Guarantors hereby agrees with the Administrative Agent and the Lenders (and, for the avoidance of doubt, any Persons who were Lenders or Affiliates of Lenders at the time of entry into any Hedging Agreement) as follows: each Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Obligations. If any or all of the indebtedness becomes due and payable hereunder or under any other Credit Document, each Guarantor unconditionally promises to pay such indebtedness to the Administrative Agent and the Lenders, or their respective order, on demand, together with any and all reasonable and documented costs, fees and expenses which may be incurred by the Administrative Agent or the Lenders in collecting any of the Obligations.
Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, because of any applicable Requirement of Law relating to fraudulent conveyances or transfers or similar principles) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable Requirements of Law, including Debtor Relief Laws.

16.2    Bankruptcy.
If acceleration of the time for payment, or the liability of any Borrower to make payment, of any amount specified to be payable by such Borrower in respect of its Obligations is stayed, prohibited or otherwise affected upon any proceeding under any Debtor Relief Law or other event affecting such Borrower or payment of any of its Obligations by such Borrower, all amounts that would become due but for the operation of such Debtor Relief Law shall nonetheless be deemed for all purposes of this Guarantee to be and to have become due and payable by such Borrower and shall be payable by each Guarantor under this Guarantee immediately forthwith on demand by the Administrative Agent unless otherwise prohibited or restricted by any Requirement of Law. Each of the Guarantors further agrees that to the extent that a Borrower or a Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent or any Lender, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to a Borrower or a Guarantor, the estate of such Borrower or a Guarantor, a trustee, monitor, receiver or any other party under any Debtor Relief Law, common law or equitable cause or other Requirement of Law, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.
16.3    Continuing Guaranty.
This Guarantee is a continuing guaranty and shall: (i) remain in full force and effect until the later of (x) the payment in full in cash of the Obligations and all other amounts payable by the Guarantor, and (y) all the commitments to lend hereunder have been terminated; (ii) be binding on each Guarantor, its successors and assigns; and (iii) inure to the benefit of and be enforceable by the Administrative Agent, the Lenders and their successors, pledges, transferees and assigns. Without limiting the generality of the foregoing, any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under any Credit Document to any other Person, and such Person shall thereupon become vested with all the benefits in respect thereof granted to such Person herein or otherwise.
16.4    Nature of Liability.
The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Obligations of Borrowers whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by any Borrower or by any other party, (b) any other continuing or other guaranty, undertaking or maximum liability of any other guarantor or of any other party as to the Obligations of Borrowers, (c) any payment on or in reduction of any such other guaranty or undertaking, (d) any dissolution, termination or increase, decrease or change in personnel by any Borrower, or (e) any payment made to the Administrative Agent or the Lenders on the Obligations which the Administrative Agent or such Lenders repay to any Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.
16.5    Independent Obligation.
The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or any Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or any Borrower and whether or not any other Guarantor or any Borrower is joined in any such action or actions.
16.6    Authorization.
Each of the Guarantors authorizes the Administrative Agent and each Lender without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) amend, modify, renew, restate, compromise, extend, continue, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Obligations or any part thereof in accordance with this Agreement and any other Credit Document, as applicable, including any increase or decrease of the rate of interest thereon, (b) [reserved], (c) [reserved], and (d) release or substitute any one or more endorsers, Guarantors, Borrowers or other obligors.
16.7    Reliance.
It is not necessary for the Administrative Agent or the Lenders to inquire into the capacity or powers of any Borrower or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.
16.8    [Reserved].
16.9    Waiver.
(a)    Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent or any Lender to (i) proceed against any Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s or any Lender’s power whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of any Borrower, any other guarantor or any other party other than payment in full of the Obligations (other than contingent indemnity obligations), including without limitation any defense based on or arising out of the disability of any Borrower, any other guarantor or any other party, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment in full of the Obligations. The Administrative Agent may, at its election, foreclose on any security held by the Administrative Agent by one or more judicial or nonjudicial sales (to the extent such sale is permitted by applicable Requirements of Law), or exercise any other right or remedy the Administrative Agent or any Lender may have against any Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been paid in full and the commitments to lend hereunder have been terminated. Each of the Guarantors waives any defense arising out of any such election by the Administrative Agent or any of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against any Borrower or any other party or any security.
(b)    Each of the Guarantors waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guarantee, and notices of the existence, creation or incurring of new, additional, restated or continued Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of any Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.
(c)    Each Guarantor waives all other acts or omissions to act or delay of any kind by the Administrative Agent, any Lender or any other person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of any Guarantee, and each Guarantor waives all other defense available to a guarantor or surety, whether at law or in equity.
(d)    Borrowers and the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of Borrowers has a direct, tangible and immediate impact on the success of each Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit to Borrowers hereunder. Each Guarantor hereby waives any right to revoke this Guarantee, and acknowledges that this Guarantee is continuing in nature and applies to all Obligations, whether existing now or in the future. Each Guarantor knowingly waives certain rights and defenses as set forth in this Agreement in contemplation of the benefits that it will receive.
(e)    Each of the Guarantors hereby agrees that it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guarantee (whether contractual, under applicable Debtor Relief Law, or otherwise) to the claims of the Administrative Agent or the Lenders against any Borrower or any other guarantor of the Obligations of Borrowers owing to the Administrative Agent or the Lenders (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guarantee until such time as the Obligations shall have been paid in full and the commitments to lend hereunder have been terminated. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent or the Lenders now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Obligations of Borrowers and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Administrative Agent and the Lenders to secure payment of the Obligations of Borrowers until such time as the Obligations (other than contingent indemnity obligations) shall have been paid in full and the commitments to lend hereunder have been terminated.
16.10    [Reserved].
16.11    Keepwell.
Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Obligor to honor all of its obligations under this Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 16.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 16.11, or otherwise under this Guarantee, as it relates to such other Obligor, voidable under applicable Requirements of Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 16.11 shall remain in full force and effect until a termination of this Guarantee in accordance with Section 16.3. Each Qualified ECP Guarantor intends that this Section 16.11 constitute, and this Section 16.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Obligor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
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SCHEDULE A
LENDERS AND INDIVIDUAL COMMITMENTS

Lenders	2025 Incremental Commitments	Aggregate Commitments
The Bank of Nova Scotia	$76,000,000	$266,000,000
Canadian Imperial Bank of Commerce	$76,000,000	$266,000,000
Bank of America, N.A.	$76,000,000	$266,000,000
Bank of Montreal, Chicago Branch	$43,000,000	$150,500,000
National Bank of Canada	$43,000,000	$150,500,000
Royal Bank of Canada	$43,000,000	$150,500,000
The Toronto-Dominion Bank	$43,000,000	$150,500,000